Exhibit 10.1

FIRST AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF AUGUST 1, 2019

BY AND AMONG

GLOBAL NET LEASE OPERATING PARTNERSHIP, L.P.,

as THE Borrower,

KEYBANK NATIONAL ASSOCIATION,

THE OTHER LENDERS WHICH ARE PARTIES TO THIS AGREEMENT, AND

OTHER LENDERS THAT MAY BECOME PARTIES TO THIS AGREEMENT,

KEYBANK NATIONAL ASSOCIATION,

AS THE AGENT,

CAPITAL ONE, NATIONAL ASSOCIATION, CITIZENS BANK, N.A.,

BMO HARRIS BANK, N.A., MIZUHO BANK, LTD.,

BBVA USA, AN ALABAMA BANKING CORPORATION, AND

SUMITOMO MITSUI BANKING CORPORATION,

AS CO-SYNDICATION AGENTS,

KEYBANC CAPITAL MARKETS INC., CAPITAL ONE, NATIONAL ASSOCIATION,

CITIZENS BANK, N.A., BMO CAPITAL MARKETS, MIZUHO BANK, LTD.,

SUMITOMO MITSUI BANKING CORPORATION, AND

BBVA USA, AN ALABAMA BANKING CORPORATION,

AS JOINT LEAD ARRANGERS AND BOOK RUNNERS,

AND

SUMITOMO MITSUI BANKING CORPORATION

AS THE DOCUMENTATION AGENT

FIRST AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIRST AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is made as of August 1, 2019, by and among GLOBAL NET LEASE OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (the “Borrower”), KEYBANK NATIONAL ASSOCIATION (“KeyBank”), the other lending institutions which are parties to this Agreement as “Lenders”, and the other lending institutions that may become parties hereto as “Lenders” pursuant to §18 (together with KeyBank, the “Lenders”), KEYBANK NATIONAL ASSOCIATION, as Agent for the Lenders (the “Agent”), KEYBANC CAPITAL MARKETS INC. (“KCM”), as a Joint Lead Arranger and Book Runner, CAPITAL ONE, NATIONAL ASSOCIATION (“CONA”), as a Joint Lead Arranger and Book Runner and a Co-Syndication Agent, CITIZENS BANK, N.A. (“Citizens”), as a Joint Lead Arranger and Book Runner and a Co-Syndication Agent, BMO CAPITAL MARKETS (“BCM”), as a Joint Lead Arranger and Book Runner, BMO HARRIS BANK, N.A. (“BMO”), as a Co-Syndication Agent, MIZUHO BANK, LTD., (“Mizuho”), as a Joint Lead Arranger and Book Runner and a Co-Syndication Agent, BBVA USA, an Alabama banking corporation, as a Joint Lead Arranger and Book Runner and a Co-Syndication Agent (“BBVA”), and SUMITOMO MITSUI BANKING CORPORATION (“SMBC”), as a Joint Lead Arranger and Book Runner, a Co-Syndication Agent and as Documentation Agent.

RECITALS

WHEREAS, the Borrower, KeyBank, individually and as administrative agent, and the other parties thereto have entered into that certain Credit Agreement dated as of July 24, 2017, as amended by that certain First Amendment to Credit Agreement dated as of March 29, 2018 (collectively, the “Existing Credit Agreement”);

WHEREAS, the Borrower has requested that the Agent and the Lenders make certain modifications to the Existing Credit Agreement; and

WHEREAS, the Borrower, the Agent and the Lenders desire to amend and restate the Existing Credit Agreement in its entirety.

NOW, THEREFORE, in consideration of the recitals herein and mutual covenants and agreements contained herein, the parties hereto hereby amend and restate the Existing Credit Agreement in its entirety and covenant and agree as follows:

§1.          DEFINITIONS AND RULES OF INTERPRETATION.

§1.1         Definitions. The following terms shall have the meanings set forth in this §l or elsewhere in the provisions of this Agreement referred to below:

Additional Commitment Request Notice. See §2.11(a).

Additional Subsidiary Guarantor. Each additional Subsidiary of the REIT which becomes a Subsidiary Guarantor pursuant to §5.2.

Adjusted Consolidated EBITDA. With respect to any period, the Consolidated EBITDA for such period less the amount equal to Capital Reserves for such period.

Adjusted FFO. With respect to any fiscal quarter, the Funds from Operations of the REIT and its Subsidiaries for such fiscal quarter, adjusted for the following items, as applicable, included in the determination of Net Income (or Loss) for such fiscal quarter (without duplication of any adjustments included in Funds from Operations for such quarter): (i) acquisition fees and expenses; (ii) amounts relating to amortization of above and below market leases and liabilities (which are adjusted in order to reflect such payments from a GAAP accrual basis to a cash basis of disclosing the rent and lease payments); (iii) accretion of discounts and amortization of premiums on debt investments; (iv) mark-to-market adjustments included in Net Income (or Loss); (v) non-recurring expenses; (vi) gains or losses included in Net Income (or Loss) from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for consolidated and unconsolidated partnerships and joint ventures, determined in a manner consistent with the Investment Program Association’s Guideline 2010-01 (it being understood that Adjusted FFO shall not include an adjustment for amounts relating to deferred rent receivables), Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations, or the Practice Guideline, issued in November 2010; and (vii) other non-cash charges.

Advisor. Global Net Lease Advisors, LLC, a Delaware limited liability company.

Advisory Agreement. That certain Fourth Amended and Restated Advisory Agreement dated as of June 2, 2015, as amended by that certain First Amendment to the Fourth Amendment and Restated Advisory Agreement dated as of August 14, 2018, and that certain Second Amendment to the Fourth Amended and Restated Advisory Agreement dated as of November 6, 2018, by and among REIT, the Borrower and the Advisor, as the same may be further modified or amended in accordance with the terms of this Agreement.

Affected Lender. See §4.14.

Affiliate. An Affiliate, as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means (a) the possession, directly or indirectly, of the power to vote twenty-five percent (25%) or more of the stock, shares, voting trust certificates, beneficial interest, partnership interests, member interests or other interests having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, or (b) the ownership of (i) a general partnership interest or managing partnership interest, (ii) a managing member’s, manager’s or director’s interest in a limited liability company or Approved Foreign Entity, or (iii) a limited partnership interest or preferred stock (or other ownership interest) representing twenty-five percent (25%) or more of the outstanding limited partnership interests, preferred stock or other ownership interests of such Person.

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Agent. KeyBank National Association, acting as administrative agent for the Lenders, and its successors and assigns.

Agent’s Head Office. The Agent’s head office located at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other location as the Agent may designate from time to time by notice to the Borrower and the Lenders.

Agent’s Special Counsel. Dentons US LLP or such other counsel as selected by the Agent.

Agreement. This First Amended and Restated Credit Agreement, including the Schedules and Exhibits hereto.

Agreement Regarding Fees. See §4.2.

Alternate Rate. For any day, for any Alternative Currency, the sum of (a) a rate per annum quoted or established as the “prime rate” appearing on a nationally recognized screen (or if no such screen is available a similar rate quoted by a nationally recognized bank) as determined by the Agent in its reasonable discretion, in consultation with the Borrower and based on market conditions, reflecting the cost to the Lenders of obtaining funds in such Alternative Currency, plus (b) the Applicable Margin for LIBOR Rate Loans. When used in reference to any Loan, “Alternate Rate” refers to whether such Loan is bearing interest at a rate determined by reference to the Alternate Rate.

Alternate Rate Loan. Any Loan bearing interest at a rate determined by reference to the Alternate Rate.

Alternative Currency. At any time, any of Euro, Sterling, Canadian Dollar, and Swiss Francs, so long as, in each such case, at such time (i) such Currency is dealt with in the London interbank deposit market or, in the case of Canadian Dollars, the relevant local market for obtaining quotations, (ii) such Currency is readily available to all Lenders and freely transferable and convertible into Dollars in the London foreign exchange market, (iii) the LIBOR Rate can be calculated therefor as provided in the definition thereof for such Currency for an Interest Period of one month or such other Interest Period selected by the Borrower pursuant to and in accordance with the terms of this Agreement (as reasonably determined by the Agent), and (iv) no central bank or other governmental authorization in the country of issue of such Currency is required to permit use of such Currency by any Lender for making any Loan hereunder and/or to permit the Borrower to borrow and repay the principal thereof and to pay the interest thereon, unless such authorization has been obtained and is in full force and effect.

Alternative Currency Equivalent. At any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as reasonably determined by the Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

Alternative Currency Loan. A Revolving Credit Loan that is made in an Alternative Currency as requested in the applicable Loan Request.

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Applicable Capitalization Rate. For assets which are used primarily for industrial purposes, seven and one-quarter percent (7.25%), for assets which are used primarily for office purposes, seven and one-half percent (7.5%), and for assets which are used primarily for retail purposes, seven and three-quarters percent (7.75%).

Applicable Law. Collectively, all international, non-U.S., Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

Applicable Margin.

(a)          From and after the date of this Agreement (and unless and until the REIT obtains an Investment Grade Rating from at least two (2) of the Rating Agencies and elects to have the Applicable Margin determined pursuant to subparagraph (b) below), the Applicable Margin for Revolving Credit LIBOR Rate Loans, Term LIBOR Rate Loans, Revolving Credit Base Rate Loans and Term Base Rate Loans shall be a percentage per annum as set forth below based on the ratio of the Consolidated Total Indebtedness to the Consolidated Total Asset Value:

Pricing Level	Ratio	Revolving Credit LIBOR Rate Loans	Revolving Credit Base Rate Loans	Term LIBOR Rate Loans	Term Base Rate Loans
Pricing Level 1	Less than 40%	1.45%	0.45%	1.40%	0.40%
Pricing Level 2	Greater than or equal to 40% but less than 45%	1.60%	0.60%	1.55%	0.55%
Pricing Level 3	Greater than or equal to 45% but less than 50%	1.75%	0.75%	1.70%	0.70%
Pricing Level 4	Greater than or equal to 50% but less than 55%	1.90%	0.90%	1.85%	0.85%
Pricing Level 5	Greater than or equal to 55%	2.05%	1.05%	2.00%	1.00%

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The initial Applicable Margin shall be at Pricing Level 3. The Applicable Margin shall not be adjusted based upon such ratio, if at all, until the first day of the first month following the delivery by the Borrower to the Agent of the Compliance Certificate after the end of a calendar quarter. In the event that the Borrower shall fail to deliver to the Agent a quarterly Compliance Certificate on or before the date required by §7.4(c), then, without limiting any other rights of the Agent and the Lenders under this Agreement, the Applicable Margin shall be at Pricing Level 5 until such failure is cured within any applicable cure period, or waived in writing by the Majority Lenders, in which event the Applicable Margin shall adjust, if necessary, on the first day of the first month following receipt of such Compliance Certificate.

In the event that the Agent, REIT or the Borrower in good faith determines that any financial statements previously delivered were incorrect or inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (a) the Borrower shall as soon as practicable deliver to the Agent the corrected financial statements for such Applicable Period, (b) the Applicable Margin shall be determined as if the Pricing Level for such higher Applicable Margin were applicable for such Applicable Period, and (c) the Borrower shall within three (3) Business Days of demand thereof by the Agent pay to the Agent the accrued additional amount owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Agent in accordance with this Agreement.

(b)          From and after the time that Agent receives written notice from REIT or Borrower that REIT has first obtained an Investment Grade Rating from at least two (2) of the Rating Agencies and that REIT elects to use such Credit Rating as the basis for the Applicable Margin, the Applicable Margin for Revolving Credit LIBOR Rate Loans, Term LIBOR Rate Loans, Revolving Credit Base Rate Loans and Term Base Rate Loans shall mean, as of any date of determination, a percentage per annum determined by reference to the Credit Rating Level as set forth below (provided that any accrued interest payable at the Applicable Margin determined by reference to the ratio of Consolidated Total Indebtedness to Consolidated Total Asset Value shall be payable as provided in §2.6):

Pricing Level	Credit Rating Level	Revolving Credit LIBOR Rate Loans	Revolving Credit Base Rate Loans	Term LIBOR Rate Loans	Term Base Rate Loans
I	Credit Rating Level 1	0.775%	0.00%	0.900%	0.00%
II	Credit Rating Level 2	0.825%	0.00%	0.975%	0.00%
III	Credit Rating Level 3	0.900%	0.00%	1.100%	0.10%
IV	Credit Rating Level 4	1.100%	0.20%	1.350%	0.35%
V	Credit Rating Level 5	1.450%	0.55%	1.750%	0.75%

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At such time as this subparagraph (b) is applicable, the Applicable Margin for each Base Rate Loan shall be determined by reference to the Credit Rating Level in effect from time to time, and the Applicable Margin for any Interest Period for all LIBOR Rate Loans comprising part of the same borrowing shall be determined by reference to the Credit Rating Level in effect on the first day of such Interest Period; provided, however that no change in the Applicable Margin resulting from the application of the Credit Rating Levels or a change in the Credit Rating Level shall be effective until three (3) Business Days after the date on which the Agent receives written notice of the application of the Credit Rating Levels or a change in such Credit Rating Level. From and after the first time that the Applicable Margin is based on REIT’s Credit Rating, the Applicable Margin shall no longer be calculated by reference to the ratio of Consolidated Total Indebtedness to Consolidated Total Asset Value.

Applicable Time. With respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

Approved Foreign Country. Finland, France, Germany, Luxembourg, the Netherlands and the United Kingdom.

Approved Foreign Entity. A société à responsabilité limitée (SARL) organized under the laws of Luxembourg, a Société Civile Immobilière (SCI) organized under the laws of France, a mutual real estate company (MREC) organized under the laws of Finland, or, subject to the prior written consent of Agent (which may be withheld in Agent’s sole discretion), any other business entity organized under the laws of any jurisdiction.

Arrangers. KCM, CONA, Citizens, BCM, Mizuho, SMBC and BBVA.

Assignment and Acceptance Agreement. See §18.1.

Automatic Alternative Currency Conversion Date. Any date on which the Automatic Alternative Currency Conversion Trigger shall have occurred.

Automatic Alternative Currency Conversion Trigger. Either (a) the occurrence of an Event of Default under §12.1(g), (h), or (i), or (b) any of the Commitments shall have been terminated prior to the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable, and/or the Loans shall have been declared immediately due and payable, in either case pursuant to §12.

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Authorized Officer. Any of the following persons: James L. Nelson and Christopher J. Masterson; and such other Persons as the Borrower shall designate in a written notice to the Agent.

Bail-In Action. The exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

Bail-In Legislation. With respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

Balance Sheet Date. March 31, 2019.

Bankruptcy Code. Title 11, U.S.C.A., as amended from time to time or any successor statute thereto.

Base Rate. The greatest of (a) the fluctuating annual rate of interest announced from time to time by the Agent at the Agent’s Head Office as its “prime rate”, (b) one half of one percent (0.5%) above the Federal Funds Effective Rate or (c) the then applicable LIBOR for a one month interest period plus one percent (1.0%) per annum. Any change in the rate of interest payable hereunder resulting from a change in the Base Rate shall become effective as of 12:01 a.m. on the Business Day on which such change in the Base Rate becomes effective, without notice or demand of any kind. The Base Rate is a reference rate used by the Lender acting as the Agent in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged by the Lender acting as the Agent or any other Lender on any extension of credit to any debtor.

Base Rate Loans. Collectively, (a) the Revolving Credit Base Rate Loans, (b) the Term Base Rate Loans, and (c) the Swing Loans, each of which bear interest calculated by reference to the Base Rate.

BBVA. As defined in the preamble hereto.

BCM. As defined in the preamble hereto.

Beneficial Ownership Certification. As to the Borrower, a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation which is otherwise in form and substance reasonably satisfactory to the Agent or any Lender requesting the same.

Beneficial Ownership Regulation. 31 C.F.R. § 1010.230.

BHC Act Affiliate. With respect to any Person, means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such Person.

BMO. As defined in the preamble hereto.

Borrower. As defined in the preamble hereto.

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Breakage Costs. The actual cost incurred (or reasonably expected to be incurred) by any Lender of re-employing funds bearing interest at LIBOR in connection with (a) any payment of any portion of the Loans bearing interest at LIBOR prior to the termination of any applicable Interest Period, (b) the conversion of a LIBOR Rate Loan to any other applicable interest rate on a date other than the last day of the relevant Interest Period, or (c) the failure of the Borrower to draw down, on the first day of the applicable Interest Period, any amount as to which the Borrower has elected a LIBOR Rate Loan, in each case, regardless of whether such LIBOR Rate Loans are denominated in Dollars or an Alternative Currency.

Business Day. Any day on which banking institutions located in the same city and State as the Agent’s Head Office are located are open for the transaction of banking business and, in the case of LIBOR Rate Loans, which also is a LIBOR Business Day.

Canadian CDOR Rate. For any Interest Period with respect to LIBOR Rate Loans denominated in Canadian Dollars, the rate determined by the Agent by reference to the average rate quoted on the Reuters Monitor Screen (Page CDOR, or such other Page as may replace such Page on such Screen for the purpose of displaying Canadian interbank bid rates for Canadian Dollar bankers’ acceptances) applicable to Canadian Dollars bankers’ acceptances with a term comparable to such Interest Period as of 10:00 a.m. (Toronto, Canada time) on the first day of such Interest Period (or, if such first day is not a Business Day, then at 10:00 a.m. Toronto, Canada time on the immediately preceding Business Day), adjusted for reserves and taxes if required by future regulations. If for any reason the Reuters Monitor Screen rates are unavailable, the Canadian CDOR Rate, in respect of any Interest Period applicable to a LIBOR Loan, shall be determined from such financial reporting service as the Agent shall reasonably determine as of 10:00 a.m. (Toronto, Canada time) on the first day of such Interest Period (or, if such first day is not a Business Day, then at 10:00 a.m. Toronto, Canada time on the immediately preceding Business Day) and reported to the Borrower from time to time. In no event shall the Canadian CDOR Rate be less than zero.

Canadian Dollar or CAD. The lawful currency of Canada.

Capital Reserve. For any period and with respect to any Real Estate for which the Borrower or any Subsidiary of Borrower is obligated by a Lease or any other agreement to make any capital expenditures (i.e., such Real Estate is not one hundred percent (100%) leased pursuant to an absolute triple net lease), an amount equal to (i)(a) the aggregate square footage of all completed space of such Property, multiplied by (b) $0.15; multiplied by (b) the number of days in such period divided by three hundred sixty-five (365).

Capitalized Lease. Subject to §1.2(l), a lease under which the discounted future rental payment obligations of the lessee or the obligor are required to be capitalized on the balance sheet of such Person in accordance with GAAP.

Capitalized Value. For any applicable Real Estate as of any date of determination, an amount equal to (a) the Net Operating Income for such Real Estate for the most recently completed full fiscal quarter annualized, divided by (b) the Applicable Capitalization Rate.

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Cash Equivalents. As of any date, (a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from such date, (b) time deposits and certificates of deposits having maturities of not more than one (1) year from such date and issued by any domestic commercial bank having (i) senior long term unsecured debt rated at least A or the equivalent thereof by S&P or A2 or the equivalent thereof by Moody’s and (ii) capital and surplus in excess of $100,000,000.00, (c) commercial paper rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within one hundred twenty (120) days from such date, and (d) shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least Aaa or the equivalent thereof by Moody’s.

CERCLA. The federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time, and regulations promulgated thereunder.

Change of Control. A Change of Control shall exist upon the occurrence of any of the following:

(a)          any Person (including a Person’s Affiliates and associates) or group (as that term is understood under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a percentage (based on voting power, in the event different classes of stock or interests shall have different voting powers) of the voting stock or voting interests of REIT greater than thirty percent (30.0%);

(b)           as of any date a majority of the Board of Directors or Trustees or similar body (the “Board”) of REIT or the Borrower consists of individuals who were not either (i) directors or trustees of REIT or the Borrower as of the corresponding date of the previous year, or (ii) selected or nominated to become directors or trustees by the Board of REIT or the Borrower of which a majority consisted of individuals described in clause (i) above, or (iii) selected or nominated to become directors or trustees by the Board of REIT or the Borrower, which majority consisted of individuals described in clause (i) above and individuals described in clause (ii) above;

(c)          REIT fails to own, directly or indirectly, at least fifty-one percent (51%) of the economic, voting and beneficial interest of the Borrower, or fails to own any of its interest in Borrower free and clear of any lien, encumbrance or other adverse claim;

(d)          REIT fails to control the Borrower;

(e)          (i) REIT fails to own, directly or indirectly, free of any lien, encumbrance or other adverse claim, at least one hundred percent (100%) of the economic, voting and beneficial interest of each Subsidiary Guarantor (other than Mayflower Acquisitions to the extent it is required to be a Subsidiary Guarantor pursuant to the terms hereof), and (ii) the Borrower fails to own, directly or indirectly, free of any lien, encumbrance or other adverse claim, at least one hundred percent (100%) of the economic, voting and beneficial interest of each Unencumbered Property Subsidiary;

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(f)          before an Internalization, the Advisor, or a replacement advisor controlled by a Potential Replacement Advisor and consented to in writing by the Majority Lenders, such approval to not be unreasonably withheld, shall fail to be the advisor of the Borrower; or

(g)          before an Internalization, if at any time either (A) Bellevue Capital Partners, LLC fails to own, directly or indirectly, at least fifty-one percent (51%) of the economic, voting and beneficial interest of the Advisor, or (B) the current owners of Bellevue Capital Partners, LLC fail to own, directly or indirectly (including through estate planning vehicles such as trusts controlled by such Persons), at least fifty-one percent (51%) of the economic, voting and beneficial interest of Bellevue Capital Partners, LLC (or in the event a replacement advisor is approved pursuant to clause (f) above, such Persons as shall be reasonably identified by the Majority Lenders shall fail to own, at least 51% of the economic, voting and beneficial interest of such replacement advisor); or

(h)          at any time any of Ed Rendell, Christopher J. Masterson, Portia Sue Perrotty, James Nelson, Edward Michael Weil, Jr., or Lee M. Elman shall die or become disabled or otherwise cease to be active on a daily basis in the management of the REIT or serve as board members of the REIT, and such event results in fewer than three (3) of such individuals, being active on a daily basis in the management of the REIT or serving as board members of the REIT; provided that if fewer than three (3) of such individuals shall continue to be active on a daily basis in the management of the REIT or serve as board members of the REIT, it shall not be a “Change of Control” if a replacement executive or director of comparable experience and reasonably satisfactory to the Majority Lenders shall have been retained within six (6) months of such event such that there are not fewer than three (3) of such individuals active in the daily management of REIT or serving as board members of the REIT.

Citizens. As defined in the preamble hereto.

Closing Date. The date of this Agreement.

Code. The Internal Revenue Code of 1986, as amended, and all regulations and formal guidance issued thereunder.

Collateral Account. A special deposit account established by the Agent pursuant to §12.6 and under its sole dominion and control.

Commitment. With respect to each Lender, the aggregate of (a) the Revolving Credit Commitment of such Lender, and (b) the Term Loan Commitment of such Lender.

Commitment Increase. An increase in the Total Revolving Credit Commitment and/or the Total Term Loan Commitment pursuant to §2.11.

Commitment Increase Date. See §2.11(a).

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Commitment Percentage. With respect to each Lender, the percentage set forth on Schedule 1.1 hereto as such Lender’s percentage of the Total Commitment, as the same may be changed from time to time in accordance with the terms of this Agreement; provided that if the Revolving Credit Commitments of the Lenders have been terminated as provided in §12.3 of this Agreement, then the Revolving Credit Commitment of each Lender shall be determined based on the Commitment Percentage of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof; provided, further, that with respect to any class of Term Loans, upon the funding of the Commitments of such class of Term Loans, the Commitment Percentage of such Term Loans with respect to each Lender shall be the percentage that each Lender’s aggregate Outstanding Term Loans of such class represent with respect to the aggregate Outstanding Term Loans of such class.

Commodity Exchange Act. The Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

Communications. See §7.4.

Competitor REIT. See §18.1.

Compliance Certificate. See §7.4(c).

CONA. As defined in the preamble hereto.

Connection Income Taxes. Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

Consolidated. With reference to any term defined herein, that term as applied to the accounts of a Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

Consolidated EBITDA. With respect to any period, an amount equal to the EBITDA of REIT and its Subsidiaries for such period determined on a Consolidated basis.

Consolidated Fixed Charges. With respect to any period, the sum, without duplication, of (a) Interest Expense of REIT and its Subsidiaries determined on a Consolidated basis in accordance with GAAP for such period, minus (x) amortization or write-off of debt issuance costs, commissions and defeasance charges and (y) amortization of intangibles pursuant to FASB ASC 805, plus (b) all regularly-scheduled principal payments paid with respect to Indebtedness of REIT and its Subsidiaries during such period, other than any balloon, bullet or similar principal payment which repays or defeases such Indebtedness in full and any related defeasance premiums, plus (c) all Preferred Distributions paid or accrued during such period. Such Person’s Equity Percentage in the fixed charges referred to in clauses (b) and (c) above of its Unconsolidated Affiliates shall be included in the determination of Consolidated Fixed Charges.

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Consolidated Tangible Net Worth. As of any date of determination, the stockholders’ equity of the REIT and its Subsidiaries on a Consolidated basis, plus accumulated depreciation and amortization, minus (to the extent included when determining stockholders’ equity): (a) the amount of any write-up in the book value of any assets reflected in any balance sheet resulting from revaluation thereof or any write-up in excess of the cost of such assets acquired, and (b) the aggregate of all amounts appearing on the assets side of any such balance sheet for franchises, licenses, permits, patents, patent applications, copyrights, trademarks, service marks, trade names, goodwill, treasury stock, experimental or organizational expenses and other like assets which would be classified as intangible assets under GAAP (excluding amortization in respect of acquired intangible lease assets), all determined on a Consolidated basis.

Consolidated Total Asset Value. As of any date of determination, on a Consolidated basis for the REIT and its Subsidiaries in accordance with GAAP applied on a consistent basis, the sum (without duplication) of all of the following:

(a)          with respect to Real Estate owned by REIT and its Subsidiaries (other than Real Estate included under clause (c) below) for four (4) full fiscal quarters or more, an amount equal to the Capitalized Value of all such Real Estate; plus

(b)          with respect to Real Estate owned by REIT and its Subsidiaries for less than four (4) full fiscal quarters (other than Real Estate included under clause (c) below), the purchase price (converted to Dollars as of the date of acquisition of such Real Estate, if necessary) paid by REIT or any of its Subsidiaries for such Real Estate exclusive of (i) closing and other transaction costs to the extent not capitalized under FASB ASC 805 and (ii) any amounts paid to REIT or such Subsidiary as a purchase price adjustment, or any amounts held in escrow, to be retained as a contingency reserve, or held pursuant to other similar arrangements in connection with such acquisition; provided, that Borrower may elect by providing written notice to Agent to have any such Real Estate valued pursuant to clause (a) above; plus

(c)          the book value determined in accordance with GAAP of all Development Properties and Land Assets owned by REIT and its Subsidiaries, plus

(d)          the book value determined in accordance with GAAP of all Mortgage Note Receivables, and investments in Equity Interests of other Persons, including common shares, preferred shares and mutual funds, plus

(e)          the aggregate amount of all Unrestricted Cash and Cash Equivalents of REIT and its Subsidiaries as of the date of determination, plus

(f)          the value of other short term liquid investments approved by the Agent to be included in the calculation of Consolidated Total Asset Value, and valued in a manner consistent with GAAP with such adjustments as reasonably required by Agent.

Consolidated Total Asset Value will be adjusted, as appropriate, for acquisitions, dispositions and other changes to the portfolio during the calendar quarter most recently ended prior to a date of determination. All income, expense and value associated with assets included in Consolidated Total Asset Value disposed of during the calendar quarter period most recently ended prior to a date of determination will be eliminated from calculations. Consolidated Total Asset Value will be adjusted to include an amount equal to REIT or any of its Subsidiaries’ pro rata share (based upon the greater of such Person’s Equity Percentage in such Unconsolidated Affiliate or such Person’s pro rata liability for the Indebtedness of such Unconsolidated Affiliate) of the Consolidated Total Asset Value attributable to any of the items listed above in this definition owned by such Unconsolidated Affiliate (other than items described in clause (e)).

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Consolidated Total Indebtedness. On any date of determination, all Indebtedness of REIT and its Subsidiaries determined on a Consolidated basis and including (without duplication) such Persons’ Equity Percentage of the Indebtedness of its Unconsolidated Affiliates.

Consolidated Total Secured Indebtedness. On any date of determination, all Secured Indebtedness of REIT and its Subsidiaries determined on a Consolidated basis and including (without duplication) such Persons’ Equity Percentage of the Secured Indebtedness of its Unconsolidated Affiliates.

Consolidated Total Secured Recourse Indebtedness. On any date of determination, all Secured Recourse Indebtedness of REIT and its Subsidiaries determined on a Consolidated basis and including (without duplication) such Persons’ Equity Percentage of the Secured Recourse Indebtedness of its Unconsolidated Affiliates.

Consolidated Total Unsecured Indebtedness. On any date of determination, all Unsecured Indebtedness of REIT and its Subsidiaries determined on a Consolidated basis and including (without duplication) such Persons’ Equity Percentage of the Unsecured Indebtedness of its Unconsolidated Affiliates.

Contribution Agreement. The First Amended and Restated Contribution Agreement dated as of even date herewith among the Borrower, REIT and each Subsidiary Guarantor which may hereafter become a party thereto, as the same may be modified, amended or ratified from time to time.

Conversion/Continuation Request. A notice given by the Borrower to the Agent of its election to convert or continue a Loan in accordance with §4.1.

Covered Entity. Any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

Covered Party. See §39.

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Credit Rating. As of any date of determination, except as hereinafter provided in this definition, the highest of the credit ratings (or their equivalents) then assigned to REIT’s long-term senior unsecured non-credit enhanced debt by any of the Rating Agencies. A credit rating of BBB- from S&P or Fitch is equivalent to a credit rating of Baa3 from Moody’s and vice versa. A credit rating of BBB from S&P or Fitch is equivalent to a credit rating of Baa2 from Moody’s and vice versa. A credit rating of BBB+ from S&P or Fitch is equivalent to a credit rating of Baa1 by Moody’s and vice versa. It is the intention of the parties that REIT shall obtain a credit rating from at least two (2) Rating Agencies in order for Borrower to be entitled to the benefit of the Credit Rating Level for such credit rating. If the credit ratings obtained by REIT are not equivalent, pricing shall be determined by the highest of the credit ratings, provided that the next highest credit rating is only one level below that of the highest credit rating. If the second highest credit rating obtained by REIT is more than one level below that of the highest credit rating obtained by REIT, the operative rating shall be the credit rating that is one level higher than the second highest of the credit ratings. In the event that REIT shall have obtained a credit rating from at least two (2) Rating Agencies and shall thereafter lose one or more credit ratings (whether as a result of a withdrawal, suspension, election to not obtain a rating, or otherwise) such that REIT no longer has a credit rating from at least two (2) Rating Agencies, REIT shall be deemed for the purposes hereof not to have a Credit Rating. Notwithstanding anything to the contrary contained herein, if at any time two or three of the Rating Agencies shall cease performing the functions of a securities rating agency such that REIT shall be unable to maintain a credit rating from at least two of the three Rating Agencies, then Borrower and the Agent shall promptly negotiate in good faith to agree upon one or more substitute rating agencies (and to correlate the system of ratings of each such substitute rating agency with that of the rating agency being replaced), and pending such amendment, the Credit Rating in effect immediately prior to such time shall continue to apply, provided that the designation of such replacement agency and such amendment are completed within thirty (30) days of such event, and if not so completed within such thirty (30) day period, Credit Rating Level 5 shall be the applicable Credit Rating Level until such time as REIT obtains a credit rating from at least two Rating Agencies.

Credit Rating Level. One of the following five (5) pricing levels, as applicable, and provided, further, that, from and after the time that Agent receives written notice that REIT has first obtained an Investment Grade Rating from at least two (2) of the Rating Agencies and elected to use such Credit Rating as the basis for the Applicable Margin:

“Credit Rating Level 1” means the Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to A- by S&P and Fitch or A3 by Moody’s;

“Credit Rating Level 2” means the Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to BBB+ by S&P and Fitch or Baa1 by Moody’s and Credit Rating Level 1 is not applicable; and

“Credit Rating Level 3” means the Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to BBB by S&P and Fitch or Baa2 by Moody’s and Credit Rating Levels 1 and 2 are not applicable;

“Credit Rating Level 4” means the Credit Rating Level which would be applicable for so long as the Credit Rating is greater than or equal to BBB- by S&P and Fitch or Baa3 by Moody’s and Credit Rating Levels 1, 2 and 3 are not applicable;

“Credit Rating Level 5” means the Credit Rating Level which would be applicable for so long as the Credit Rating is less than BBB- by S&P and Fitch or Baa3 by Moody’s or there is no Credit Rating.

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Currency. Dollars or any Alternative Currency.

Currency of Payment. See §4.3(a).

Default. See §12.1.

Default Rate. See §4.11.

Default Right. Default Right shall have the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

Defaulting Lender. Any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent, any Issuing Lender, any Swing Loan Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Loans) within two Business Days of the date when due, (b) (i) has notified the Borrower, the Agent or any Lender that it does not intend to comply with its funding obligations hereunder or (ii) has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within two (2) Business Days after request by the Agent, to confirm in a manner reasonably satisfactory to the Agent that it will comply with its funding obligations; provided that, notwithstanding the provisions of §2.13, such Lender shall cease to be a Defaulting Lender upon the Agent’s receipt of confirmation that such Defaulting Lender will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any bankruptcy, insolvency, reorganization, liquidation, conservatorship, assignment for the benefit of creditors, moratorium, receivership, rearrangement or similar debtor relief law of the United States or other applicable jurisdictions from time to time in effect, including any law for the appointment of the Federal Deposit Insurance Corporation or any other state or federal regulatory authority as receiver, conservator, trustee, administrator or any similar capacity, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts of the United States or from the enforcement of judgments or writs of attachment of its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow, or disaffirm any contracts or agreements made with such Person). Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to §2.13(g)) upon delivery of written notice of such determination to the Borrower and each Lender.

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Derivatives Contract. Any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement of similar type, including any such obligations or liabilities under any such master agreement.

Derivatives Termination Value. In respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) above, the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include the Agent or any Lender).

Designated Person. See §6.31.

Development Property. Any Real Estate owned or acquired by the Borrower or its Subsidiaries or Unconsolidated Affiliates and on which construction, redevelopment or material rehabilitation of material improvements for use as a commercial, single-tenant income producing property has commenced and is proceeding to completion without undue delay from permit denial, construction delays or otherwise, all pursuant to the ordinary course of business of Borrower and its Subsidiaries and remains less than one hundred percent (100%) leased to an unaffiliated third party as the first tenant following such construction, redevelopment or material rehabilitation.

Directions. See §14.13.

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Distribution. Any (a) dividend or other distribution, direct or indirect, on account of any Equity Interest of REIT or any of its Subsidiaries now or hereafter outstanding, except a dividend or other distribution payable in Equity Interests; (b) redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of REIT or any of its Subsidiaries now or hereafter outstanding, except in the form of Equity Interests; and (c) payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of REIT or any of its Subsidiaries now or hereafter outstanding, except in the form of Equity Interests. Distributions from any Subsidiary of the Borrower to, directly or indirectly, the Borrower or REIT shall be excluded from this definition.

Dividend Reinvestment Proceeds. All dividends or other distributions, direct or indirect, on account of any Equity Interest of any Person which any holder(s) of such Equity Interests direct to be used, concurrently with the making of such dividend or distribution, for the purposes of purchasing for the account of such holder(s) additional Equity Interests in such Person or any of its Subsidiaries.

Documentation Agent. SMBC, but only in the event that, and for so long as, SMBC is a Lender.

Dollar Equivalent. At any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Agent at such time on the basis of the Spot Rate (determined on the relevant Revaluation Date) for the purchase of Dollars with such Alternative Currency.

Dollars or $. Dollars in lawful currency of the United States of America.

Domestic Lending Office. Initially, the office of each Lender designated as such on Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Base Rate Loans.

Drawdown Date. The date on which any Loan is made or is to be made, and the date on which any Loan which is made prior to the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable, is converted in accordance with §4.1.

EEA Financial Institution. (a) Any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

EEA Member Country. Any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

EEA Resolution Authority. Any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

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EBITDA. With respect to any Person and its Subsidiaries with respect to any period (without duplication): (a) Net Income (or Loss) on a Consolidated basis, excluding the following (but only to the extent included in determination of such Net Income (or Loss) for such period): (i) depreciation and amortization expense; (ii) Interest Expense; (iii) income tax expense and franchise tax expense; (iv) extraordinary or non-recurring items (including, without limitation, gains and losses on the sale of Real Estate (unless such Real Estate was developed for the purpose of sale)), (v) Net Income (or Loss) attributable to such Person’s Unconsolidated Affiliates, and (vi) non-cash expenses; plus (b) such Person’s pro rata share (based on Equity Percentage) of EBITDA of its Unconsolidated Affiliates. EBITDA shall be adjusted to remove any impact from straight line rent leveling adjustments required under GAAP and amortization of intangibles pursuant to FASB ASC 805. For purposes of this definition, non-recurring items shall be deemed to include (x) gains and losses on early extinguishment of Indebtedness, (y) non-cash severance and other non-cash restructuring charges and (z) transaction costs not permitted to be capitalized pursuant to GAAP.

Electronic System. See §7.4.

Eligible Real Estate. Real Estate which at all times satisfies the following requirements:

(a)          which is wholly-owned in fee simple, or leased pursuant to a Ground Lease, by the Borrower or a Wholly-Owned Subsidiary of Borrower;

(b)          such Real Estate is either located in any State of the United States of America or, subject to Agent’s receipt of adequate assurances reasonably acceptable to Agent of the enforceability and collectability of a guaranty (including, any judgment arising from such guaranty) relating to such Real Estate and the owner or lessee thereof, in a jurisdiction reasonably approved by Agent within an Approved Foreign Country;

(c)          if such Real Estate is owned or leased by a Subsidiary of Borrower, such Subsidiary (and any other Subsidiary of Borrower which directly or indirectly owns Equity Interests in such Subsidiary) is either organized under the laws of any State of the United States of America or, provided such Real Estate is located in an Approved Foreign Country and subject to Agent’s receipt of adequate assurances reasonably acceptable to Agent of such Subsidiary’s ability and authority to enter into a guaranty of the Obligations and of the enforceability and collectability of such guaranty (including, any judgment arising from such guaranty) against any such Subsidiary in its jurisdiction of organization, the jurisdiction in which such Real Estate is located and such other jurisdictions as the Agent may reasonably require, such Subsidiary is an Approved Foreign Entity;

(d)          regardless of whether such Real Estate is owned or leased by the Borrower or a Subsidiary of the Borrower, the Borrower has the right directly, or indirectly through a Subsidiary of the Borrower, to take the following actions without the need to obtain the consent of any Person: (i) to create Liens on such Real Estate as security for Indebtedness of the Borrower or such Subsidiary, as applicable, and (ii) to sell, transfer or otherwise dispose of such Real Estate;

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(e)          no Tenant of such Real Estate, nor any guarantor of such Tenant’s obligations under the Lease of such Real Estate, (i) is subject to any proceeding under any Insolvency Laws, or (ii) is more than 60 days past due on any rental obligation to the Borrower or any of its Subsidiaries in respect of such Real Estate;

(f)          such Real Estate is 100% occupied by a single Tenant pursuant to a Net Lease or a GSA Lease with a remaining term of at least five (5) years at the time such Real Estate is included as Unencumbered Pool Assets; provided, however, that all Real Estate included as “Unencumbered Pool Assets” under the Existing Credit Agreement immediately prior to the Closing Date shall not fail to qualify as Eligible Real Estate pursuant to this clause (f) solely for failing to have a remaining lease term of at least five (5) years as of the Closing Date;

(g)          such Real Estate is not a Land Asset or Development Property and has been developed for office, retail or industrial use;

(h)          as to which all of the representations set forth in §6 of this Agreement concerning such Unencumbered Pool Asset are true and correct in all material respects (provided that to the extent that all or any portion of the representations and warranties contained in §6 is qualified by “Material Adverse Effect” or any other materiality qualifier, then the qualifier therein contained shall apply in lieu of the “in all material respects” contained in this clause (h)); and

(i)          as to which the Agent has received and approved all Eligible Real Estate Qualification Documents required by the Agent, or will receive and approve them prior to inclusion of such Real Estate as a Unencumbered Pool Asset (provided, with respect to the initial Unencumbered Pool Assets set forth on Schedule 1.2 attached hereto, that the Eligible Real Estate Qualification Documents required to be delivered pursuant to this clause (i) shall be deemed to be the “Eligible Real Estate Qualification Documents” delivered pursuant to the Existing Credit Agreement and Agent hereby confirms its approval of the same).

Eligible Real Estate Qualification Documents. See Schedule 1.3 attached hereto.

Employee Benefit Plan. Any employee benefit plan within the meaning of Section 3(3) of ERISA maintained or contributed to by REIT or any ERISA Affiliate as to which REIT or any ERISA Affiliate may have any liability (including contingent liability), other than a Multiemployer Plan.

Environmental Engineer. Any firm of independent professional engineers, consultants or other scientists generally recognized as expert in the detection, analysis and remediation of Hazardous Substances and related environmental matters, as applicable, and acceptable to the Agent in its reasonable discretion.

Environmental Laws. Any judgment, decree, order, law, license, rule, regulation, injunction or binding agreement issued, promulgated or entered into by any Governmental Authority (whether non-U.S., federal, state, provincial or local) pertaining to human health or the pollution or protection of the environment or the preservation or reclamation of natural resources or the management, release, threatened release or discharge of any Hazardous Substances into the environment, including, without limitation, those arising under the Resource Conservation and Recovery Act, CERCLA, the Superfund Amendments and Reauthorization Act of 1986, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, any state or local statute, regulation, ordinance, order or decree relating to the environment, or any comparable statutes, regulations, ordinances, orders or decrees from time to time in effect in any of the Approved Foreign Countries.

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EPA. See §6.19(b).

Equity Interests. With respect to any Person, (a) any share of capital stock of (or other ownership or profit interests in) such Person, (b) any warrant, option or other right for the purchase or other acquisition from such Person of (i) any share of capital stock of (or other ownership or profit interests in) such Person, or (ii) any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests) and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination, and (c) any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting.

Equity Offering. The issuance and sale after the Closing Date by REIT or any of its Subsidiaries of any equity securities of such Person (other than equity securities issued to REIT or any one or more of its Subsidiaries in their respective Subsidiaries).

Equity Percentage. The aggregate ownership percentage of any Person or its Subsidiaries in each Unconsolidated Affiliate, which shall be calculated as the greater of (a) such Person’s direct or indirect nominal capital ownership interest in the Unconsolidated Affiliate as set forth in the Unconsolidated Affiliate’s organizational documents, and (b) such Person’s direct or indirect economic ownership interest in the Unconsolidated Affiliate reflecting such Person’s current allocable share of income and expenses of the Unconsolidated Affiliate.

ERISA. The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time and all regulations and formal guidelines issued thereunder.

ERISA Affiliate. Any Person which is treated as a single employer with REIT or its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA and any predecessor entity of any of them.

ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of Section 4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived or any other event with respect to which the Borrower, a Guarantor or an ERISA Affiliate could have liability under Section 4062(e) or Section 4063 of ERISA.

EU Bail-In Legislation Schedule. The EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

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EURIBOR Rate. For any Interest Period with respect to LIBOR Rate Loans denominated in Euro, the euro interbank offered rate administered by the European Money Markets Institute (or any other Person which takes over the administration of that rate) for deposits in Euro and having a maturity approximately equal to the requested Interest Period displayed on page EURIBOR01 of the Reuters screen (or any successor service, or if such Person no longer reports such rate as determined by the Agent, by another commercially available source providing such quotations approved by the Agent) at approximately 11:00 a.m. (Brussels time) on the day that is two (2) LIBOR Business Days prior to the first day of such Interest Period. In no event shall the EURIBOR Rate be less than zero.

Euro or €. The single currency of the Participating Member States.

Event of Default. See §12.1.

Excluded Hedge Obligation. With respect to any Guarantor, any Hedge Obligation, if, and to the extent that, all or a portion of the guarantee of such Guarantor of such Hedge Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor becomes effective with respect to such Hedge Obligation. If a Hedge Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedge Obligation that is attributable to swaps for which such guarantee is or becomes illegal.

Excluded Taxes. Any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or its Commitment pursuant to an Applicable Law in effect on the date on which (i) such Lender acquires such interest in the Loan or its Commitment (other than pursuant to an assignment request by the Borrower under §4.14 as a result of costs sought to be reimbursed pursuant to §4.3) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to §4.3, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with §4.3(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

Existing Credit Agreement. As defined in the recitals hereto.

Extension Request. See §2.12(a)(i).

FATCA. Sections 1471 through 1474 of the Code (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any applicable intergovernmental agreements with respect thereto.

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Federal Funds Effective Rate. For any day, the rate per annum (rounded upward to the nearest one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of Cleveland on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.” If the Federal Funds Effective Rate is less than zero, it shall be deemed to be zero hereunder.

Fee Owner. The applicable owner of the fee interest in an Unencumbered Pool Asset that is subject to a Ground Lease.

Fitch. Fitch Ratings Inc., and any successor thereto.

Foreign Lender. If the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

Fronting Exposure. At any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding Letter of Credit Liabilities other than Letter of Credit Liabilities as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Credit Lenders or cash collateral or other credit support acceptable to the Issuing Lender shall have been provided in accordance with the terms hereof and (b) with respect to the Swing Loan Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of Swing Loans other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Credit Lenders, repaid by the Borrower or for which cash collateral or other credit support acceptable to the Swing Loan Lender shall have been provided in accordance with the terms hereof.

Funds from Operations. “Funds From Operations” as such term is defined by the National Association of Real Estate Investment Trusts (NAREIT) as of the Effective Date (or, if approved by the Borrower and the Agent, as such meaning may be updated from time to time).

GAAP. Principles that are (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time and (b) consistently applied with past financial statements of the Person adopting the same principles.

Global II Holdco. ARC Global II Holdco, LLC, a Delaware limited liability company.

Global II International Holdco. ARC Global II International Holdco, LLC, a Delaware limited liability company.

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Governmental Authority. Any national, state or local government (whether U.S. or non-U.S.), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law, and including any supra-national bodies such as the European Union or the European Central Bank.

Ground Lease. An unsubordinated ground lease as to which no default (other than a default which remains subject to grace or cure periods) or event of default has occurred or with the passage of time or the giving of notice would occur and containing the following terms and conditions: (a) a remaining term (exclusive of any unexercised extension options) of thirty (30) years or more from the date such Real Estate is included as an Unencumbered Pool Asset; (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor; (c) the obligation of the lessor to give the holder of any mortgage lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosure, and fails to do so; (d) reasonable transferability of the lessee’s interest under such lease, including the ability to sublease; and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.

Ground Lease Default. See §6.21.

GSA Lease. Any Lease under which the government of the United States of America (or any subdivision thereof) is the Tenant.

Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of Section 3(2) of ERISA maintained or contributed to by REIT or any ERISA Affiliate for or on behalf of any present or former employee of REIT or any ERISA Affiliate, the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Guarantors. Collectively, REIT and the Subsidiary Guarantors (including all Additional Subsidiary Guarantors), and individually any one of them.

Guaranty. Individually or collectively, as the context requires, (a) the First Amended and Restated Unconditional Guaranty of Payment and Performance dated of even date herewith made by REIT, International Holdco, Global II Holdco and each Subsidiary Guarantor in favor of the Agent and the Lenders, as the same may be modified, amended, restated or ratified, and (b) any other Unconditional Guaranty of Payment and Performance made by an Approved Foreign Entity which becomes an Additional Subsidiary Guarantor hereunder, as the same may be modified, amended, restated or ratified, each such Guaranty to be in form and substance reasonably satisfactory to the Agent.

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Hazardous Substances. Each and every element, compound, chemical mixture, contaminant, pollutant, toxic substance, oil, petroleum and petroleum byproduct, material, waste or other substance which is defined, determined or identified as hazardous or toxic under any Environmental Law. Without limiting the generality of the foregoing, the term shall mean and include the following:

(a)          “hazardous substances” as defined under CERCLA;

(b)          “hazardous waste” and “regulated substances” as defined in the Resource Conservation and Recovery Act of 1976, as amended, and regulations promulgated thereunder;

(c)          “hazardous materials” as defined in the Hazardous Materials Transportation Act, as amended, and regulations promulgated thereunder; and

(d)          “chemical substance or mixture” as defined in the Toxic Substances Control Act, as amended, and regulations promulgated thereunder.

Hedge Obligations. All obligations of the Borrower, the REIT or any other Guarantor to any Lender Hedge Provider under any agreement with respect to an interest rate swap, collar, cap or floor or a forward rate agreement or other agreement regarding the hedging of interest rate risk exposure relating to the Obligations, or any agreement with respect to a forward foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot contract, or any other similar transaction regarding the hedging of currency exchange rate risk exposure, and any confirming letter executed pursuant to any such hedging agreement, and which shall include, without limitation, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, all as amended, restated or otherwise modified. Under no circumstances shall any of the Hedge Obligations guaranteed by any Loan Document as to a Guarantor include any obligation that constitutes an Excluded Hedge Obligation of such Guarantor.

Implied Rating Analysis. An implied credit rating analysis of a Tenant (or the parent or controlling entity of such Tenant) performed by Borrower through Moody's CreditEdge (for publicly traded companies) or Moody's RiskCalc (for privately held companies).

Income Component. See §1.3(b).

Increase Notice. See §2.11(a).

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Indebtedness. With respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed or for the deferred purchase price of property or services (excluding trade debt incurred in the ordinary course of business); (b) all obligations of such Person for money borrowed (adjusted to eliminate increases or decreases arising from FASB ASC 805) (i) represented by notes payable representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or for services rendered; (c) obligations of such Person as a lessee or obligor under a Capitalized Lease; (d) all reimbursement obligations (contingent or otherwise) of such Person under or in respect of any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) all obligations of such Person in respect of any purchase or repurchase obligation (excluding (i) obligations under agreements to purchase real estate in the ordinary course of business and agreements to consummate permitted acquisitions, and (ii) obligations in respect of Equity Interests that would be deemed Mandatorily Redeemable Stock hereunder if not for the redemption or conversion right thereunder not being exercisable prior to the date that is ninety-one (91) days after the latest Maturity Date), takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than Mandatorily Redeemable Stock)); (h) net obligations under any Derivatives Contract (the amount of any net obligation under any Derivatives Contract on any date of determination shall be deemed to be the Dollar Equivalent of the Derivatives Termination Value thereof as of the last day of the fiscal quarter most recently ended prior to such date for which financial statements have been or were required to be delivered, which shall be a positive number if such amount would be owed by the Borrower and a negative number if such amount would be owed to the Borrower, and the net obligations under Derivatives Contracts shall not be less than zero); (i) all Indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants, permitted transfers, voluntary bankruptcy, collusive involuntary bankruptcy and other similar exceptions to non-recourse liability); (j) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; and (k) such Person’s Equity Percentage of the Indebtedness of any Unconsolidated Affiliate of such Person. “Indebtedness” shall be adjusted to remove any impact of intangibles pursuant to FAS 141, as issued by the Financial Accounting Standards Board in June of 2001. Indebtedness of any Person shall include Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer to the extent of such Person’s Equity Percentage of such partnership or joint venture (except if such Indebtedness, or portion thereof, is recourse to such Person, in which case the greater of such Person’s Equity Percentage of such Indebtedness or the amount of the recourse portion of the Indebtedness, shall be included as Indebtedness of such Person).

Indemnified Taxes. (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any Guarantor under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.

Information Materials. See §7.4.

Insolvency Laws. The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, arrangement, rearrangement, receivership, insolvency, reorganization, readjustment of debt, dissolution, suspension of payments, or similar debtor relief laws from time to time in effect in any jurisdiction affecting the rights of creditors generally.

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Interest Expense. With respect to any period, with respect to any Person and its Subsidiaries, without duplication, total interest expense accruing or paid on Indebtedness of such Person and its Subsidiaries, on a Consolidated basis, during such period (including interest expense attributable to Capitalized Leases and amounts attributable to interest incurred under Derivatives Contracts, but excluding, (a) interest rate hedge termination payments or receipts, (b) loan prepayment costs, (c) upfront loan fees, and (d) any interest expense in respect of any convertible Indebtedness), determined in accordance with GAAP, and including (without duplication) the Equity Percentage of Interest Expense for the Unconsolidated Affiliates of such Person and its Subsidiaries. Interest Expense shall not include capitalized interest funded under a construction loan by an interest reserve.

Interest Payment Date. As to each Base Rate Loan and each Alternate Rate Loan, the first day of each calendar month during the term of such Loan, in arrears, the date of any prepayment of such Loan or portion thereof and on the Maturity Date. As to each LIBOR Rate Loan, the last day of each Interest Period therefor, in arrears, the date of any prepayment of such Loan or portion thereof and on the Maturity Date; provided, however, if any Interest Period for a LIBOR Rate Loan exceeds three (3) months, interest shall be payable with respect to such LIBOR Rate Loans in arrears in three-month intervals on the last day of each such three-month interval during the term of such Loan, and on the date of any prepayment of such Loan or portion thereof and on the Maturity Date.

Interest Period. With respect to each LIBOR Rate Loan (a) initially, the period commencing on the Drawdown Date of such LIBOR Rate Loan and ending seven (7) days, one (1) month, two (2) months, three (3) months or six (6) months thereafter, or such other period agreed by all relevant Lenders, and (b) thereafter, each period commencing on the day following the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one (1) of the periods set forth above, as selected by the Borrower in a Loan Request or Conversion/Continuation Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)          if any Interest Period with respect to a LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, such Interest Period shall end on the next succeeding LIBOR Business Day, unless such next succeeding LIBOR Business Day occurs in the next calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day, as determined conclusively by the Agent in accordance with the then current bank practice in London;

(ii)         if the Borrower shall fail to give notice as provided in §4.1, the Borrower shall be deemed to have requested a continuation of the affected LIBOR Rate Loan as a LIBOR Rate Loan with an Interest Period of one month on the last day of the then current Interest Period with respect thereto as provided in and subject to the terms of §4.1(c);

(iii)        any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the applicable calendar month; and

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(iv)        no Interest Period relating to any LIBOR Rate Loan shall extend beyond the Maturity Date.

Internalization. Any transaction or series of related transactions (including, without limitation, mergers, consolidations, stock or other ownership interest purchases or modifications of agreements) whereby (1) the Advisor ceases or materially reduces the level of its services accompanied by an elimination or a commensurate reduction of the amount of the fees payable to the Advisor under the Advisory Agreement, and (2) REIT or any of its wholly owned Subsidiaries subsequently is to perform all or substantially all of the duties previously performed by the Advisor.

International Holdco. ARC Global Holdco, LLC, a Delaware limited liability company.

Investment Grade Rating. A Credit Rating of BBB- or better (if provided by S&P or Fitch) or Baa3 or better (if provided by Moody’s).

Investment Grade Tenant. (a) a Tenant with a long term senior unsecured debt rating of Baa3 or better as rated by Moody’s (or an equivalent shadow rating using Moody’s ratings grid) or BBB- or better as rated by S&P (it being understood that in the event there is a discrepancy between the Moody’s rating and the S&P rating, the higher of the two ratings will be utilized), (b) a Tenant for which the Borrower has delivered an Investment Grade Tenant Certificate and Borrower has (and shall continue to) furnish Agent with an updated Investment Grade Tenant Certificate for each such Tenant each year on or before the date which is the anniversary of the initial Investment Grade Tenant Certificate delivered to Agent for such Tenant (for the avoidance of doubt, if such updated Investment Grade Tenant Certificate is not timely delivered to the Agent, the applicable Tenant shall no longer be considered an Investment Grade Tenant unless and until Borrower delivers to Agent a new Investment Grade Tenant Certificate), provided, that for purposes of this definition, an Investment Grade Tenant Certificate shall include an “Investment Grade Tenant Certificate” delivered pursuant to the Existing Credit Agreement with respect to a Tenant so long as such Investment Grade Tenant Certificate is dated within one (1) year of the previous Investment Grade Tenant Certificate delivered to Agent with respect to such Tenant, (c) a Tenant that is a Subsidiary of an entity that meets such ratings requirement under clause (a) or (b) above provided that such entity has guaranteed all of such Tenant’s obligations under the applicable Lease, or (d) a Tenant who is a controlled Affiliate of FedEx Corporation, General Electric Co., Trane U.S., Inc., State of Indiana, Nissan North America, Inc., Sandoz, Inc., Wyndham Worldwide Corp., Waste Management Inc. or Panasonic Corp., or any other Person identified in writing from time to time by the Borrower and accepted by the Agent in its reasonable discretion, but in each case only for so long as such Person satisfies the rating requirements under clause (a) or (b) above. It is agreed and understood that (subject to actual changes in the long term senior unsecured debt rating of any Tenant or any entity which has guaranteed such Tenant’s Lease) each Tenant which qualifies as an “Investment Grade Tenant” under the Existing Credit Agreement immediately prior to the Closing Date shall constitute an “Investment Grade Tenant” on the Closing Date.

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Investment Grade Tenant Certificate. A certificate to the Agent, signed by the chief financial officer of the REIT, certifying that the Borrower considers the Tenant which is the subject thereof to be of an equivalent credit quality to a Tenant satisfying clause (a) of the definition of Investment Grade Tenant, which certificate shall be given in reliance upon an Implied Rating Analysis dated within ten (10) days of such certificate, a true and correct copy of which Implied Rating Analysis shall be attached to such Investment Grade Tenant Certificate.

Investments. With respect to any Person, all shares of capital stock, evidences of Indebtedness and other securities issued by any other Person and owned by such Person, all loans, advances, or extensions of credit to, or contributions to the capital of, any other Person, all purchases of the securities or business or integral part of the business of any other Person, all interests in real property, and all other investments; provided, however, that the term “Investment” shall not include (i) equipment, inventory and other tangible personal property acquired in the ordinary course of business, (ii) maintenance or capital expenditures undertaken with respect to any Real Estate in the ordinary course of business, (iii) current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms, (iv) prepaid expenses, (v) obligations under Derivatives Contracts as permitted by this Agreement, and (vi) investments consisting of cash collateral to secure payment of worker’s compensation, unemployment insurance, old-age pensions or other social security obligations. In determining the aggregate amount of Investments outstanding at any particular time: (a) there shall not be included as an Investment any interest accrued with respect to Indebtedness constituting an Investment; (b) there shall be deducted in respect of each Investment any amount received as a return of capital or principal; (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise; and (d) there shall not be deducted in respect of any Investment any decrease in the value thereof.

Issuing Lender. KeyBank, in its capacity as the Lender issuing the Letters of Credit and any successor thereto”); provided, however, that at the prior written request of Borrower to Agent, in the event that the Borrower determines that it would be beneficial to have a Letter of Credit issued by a Lender with a higher credit rating than KeyBank has at any applicable time of reference (as determined by Moody’s or S&P), desires a Letter of Credit issued in a Currency other than Dollars, or for any other reason reasonably acceptable to Agent, another Lender that has agreed in writing in its sole discretion to act as an “Issuing Lender” hereunder and that is reasonably acceptable to Agent may issue one or more Letters of Credit hereunder, in which event such other Lender shall be an Issuing Lender hereunder with respect to such Letters of Credit issued by it.

Joinder Agreement. Each Joinder Agreement with respect to the Guaranty and the Contribution Agreement to be executed and delivered pursuant to §5.2 by any Subsidiary Guarantor, such Joinder Agreement to be substantially in the form of Exhibit A hereto.

KCM. As defined in the preamble hereto.

KeyBank. As defined in the preamble hereto.

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Land Assets. Land to be developed as a commercial single-tenant income producing property with respect to which the commencement of grading, construction of improvements (other than improvements that are not material and are temporary in nature) or infrastructure has not yet commenced and for which no such work is reasonably scheduled to commence within the following twelve (12) months.

Lease. Each lease, entered into or assumed between the Borrower or Subsidiary Guarantor which owns (or leases pursuant to a Ground Lease) an Unencumbered Pool Asset or other Real Estate and a Tenant, as amended, extended or restated.

Lender Hedge Provider. With respect to any Hedge Obligations, any counterparty thereto that, at the time the applicable hedge agreement was entered into, was a Lender or an Affiliate of a Lender.

Lenders. KeyBank, the other lending institutions which are party hereto and any other Person which becomes an assignee of any rights of a Lender pursuant to §18 (but not including any participant as described in §18). The Issuing Lender shall be a Lender, as applicable. The Swing Loan Lender shall be a Lender.

Letter of Credit. Any standby letter of credit issued at the request of the Borrower and for the account of the Borrower in accordance with §2.10.

Letter of Credit Liabilities. At any time and in respect of any Letter of Credit, the sum of (a) the maximum undrawn face amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all drawings made under such Letter of Credit which have not been repaid (including repayment by a Revolving Credit Loan). For purposes of this Agreement, a Revolving Credit Lender (other than the Revolving Credit Lender acting as the Issuing Lender) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest in the related Letter of Credit under §2.10, and the Revolving Credit Lender acting as the Issuing Lender shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Revolving Credit Lenders other than the Revolving Credit Lender acting as the Issuing Lender of their participation interests under §2.10.

Letter of Credit Request. See §2.10(a).

Letter of Credit Sublimit. An amount equal to Fifty Million and No/100 Dollars ($50,000,000.00), as the same may be changed from time to time in accordance with the terms of this Agreement.

LIBOR. (A) For any LIBOR Rate Loan denominated in any Currency other than Canadian Dollars or Euro, for any Interest Period, the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other Person which takes over the administration of that rate) for such Currency and having a maturity approximately equal to the requested Interest Period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any successor service, or if such Person no longer reports such rate as determined by the Agent, by another commercially available source providing such quotations approved by the Agent) at approximately 11:00 a.m. (London time) on the day that is two (2) LIBOR Business Days prior to the first day of such Interest Period, (B) for any LIBOR Rate Loan denominated in Euro, LIBOR shall deemed to be the EURIBOR Rate, and (C) for any LIBOR Rate Loan denominated in Canadian Dollars, LIBOR shall deemed to be the Canadian CDOR Rate. For any period during which a Reserve Percentage shall apply, LIBOR with respect to LIBOR Rate Loans shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage. If at any time the rate determined pursuant to this definition for any relevant Currency and period shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

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LIBOR Business Day. (a) Relative to the making, continuing, conversion into, prepaying or repaying of any LIBOR Rate Loans (other than a LIBOR Rate Loan made in Canadian Dollars), any day which is a Business Day and which is also a day on which dealings in Dollars or the applicable Alternative Currency, as the case may be, are carried on in the London interbank market; (b) relative to the making, continuing, conversion into, prepaying or repaying of any LIBOR Rate Loan that is made in Canadian Dollars, any day which is a Business Day and which is also a day on which banks are not authorized or required to be closed in Toronto, Canada; (c) when used in connection with a LIBOR Rate Loan denominated in Euro, the term “LIBOR Business Day” shall exclude any day which is not a TARGET Day (as determined by the Agent); and (d) when used in connection with the borrowing, payment or prepayment of any LIBOR Rate Loan denominated in an Alternative Currency, the term “Business Day” shall exclude any day in which commercial banks or foreign exchange markets are not open for business in the city where disbursements or payments of any such LIBOR Loans are to be made.

LIBOR Lending Office. Initially, the office of each Lender designated as such on Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining LIBOR Rate Loans.

LIBOR Rate Loans. Those Loans bearing interest calculated by reference to LIBOR.

LIBOR Termination Date. See §4.16.

Lien. Any mortgage, deed of trust, security deed, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including (i) any conditional sale or other title retention agreement, (ii) any easement, right of way or other encumbrance on title to real property that materially affects the value of such real property, and (iii) any Capitalized Lease or other financing lease having substantially the same economic effect as any of the foregoing).

LLC Division. In the event the Borrower, any Guarantor or any Subsidiary thereof is a limited liability company, (i) the division of any such Person into two or more newly formed limited liability companies (whether or not any such Person is a surviving entity following any such division) pursuant to, in the event any such Person is organized under the laws of the State of Delaware, Section 18-217 of the Delaware Limited Liability Company Act or, in the event any such Person is organized under the laws of a State or Commonwealth of the United States (other than Delaware) or of the District of Columbia, any similar provision under any similar act governing limited liability companies organized under the laws of such State or Commonwealth or of the District of Columbia, or (ii) the adoption of a plan contemplating, or the filing of any certificate with any applicable Governmental Authority that results in (or with the passage of time shall result in) any such division.

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Loan Documents. This Agreement, the Notes, the Guaranty, each Letter of Credit Request, the Agreement Regarding Fees and all other documents, instruments or agreements now or hereafter executed or delivered by or on behalf of the Borrower or any Guarantor in connection with the Loans.

Loan and Loans. An individual loan or the aggregate loans (including a Revolving Credit Loan, a Term Loan and a Swing Loan (or Loans)), as the case may be, in the maximum principal amount of the Total Commitment. Amounts drawn under a Letter of Credit shall also be considered Revolving Credit Loans as provided in §2.10.

Loan Request. See §2.7.

Majority Lenders. As of any date, the Lender or Lenders whose aggregate Commitment Percentage is greater than fifty percent (50.0%) of the Total Commitment; provided that in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and any Commitment Percentages of the Lenders shall be redetermined for voting purposes only to exclude the Commitment Percentages of such Defaulting Lenders; provided, however, that the amount of any participation in any Swing Loan and unreimbursed amounts under any Letters of Credit that any such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Loan Lender or Issuing Lender, as the case may be, in making such determination.

Management Agreements. The Property Management and Leasing Agreement dated as of April 20, 2012, by and among REIT, the Borrower and Global Net Lease Properties, LLC (f/k/a American Realty Capital Global Properties, LLC), as modified or amended from time to time, and any other Agreement to which any owner or lessee of an Unencumbered Pool Asset is a party, whether written or oral, with a Property Manager providing for the management of the Unencumbered Pool Assets or any of them.

Mandatorily Redeemable Stock. With respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for Equity Interests that are not Mandatorily Redeemable Stock at the option of the issuer of such Equity Interest), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or in part (other than an Equity Interest which, either by its terms or pursuant to an option or right exercisable in the sole discretion of such first Person, is redeemable entirely in exchange for Equity Interests that are not Mandatorily Redeemable Stock), in the case of each of clauses (a) through (c), prior to the date that is ninety-one (91) days after the latest Maturity Date.

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Material Acquisition. A simultaneous acquisition of one or more assets by Borrower and/or its Subsidiaries with an aggregate purchase price equal to or greater than ten percent (10%) of Consolidated Total Asset Value at the time of such acquisition.

Material Adverse Effect. A material adverse effect on (a) the business, assets, financial condition or operations of REIT and its Subsidiaries, taken as a whole; (b) the ability of the Borrower or any Guarantor to perform any of its material obligations under the Loan Documents; or (c) the validity or enforceability of any of the Loan Documents; or (d) the material rights or remedies of the Agent or the Lenders thereunder.

Material Subsidiary. (a) All existing and future direct and indirect Subsidiaries of the REIT and/or International Holdco that own or lease an Unencumbered Pool Asset, or own, directly or indirectly, Equity Interests in any Subsidiary that owns or leases an Unencumbered Pool Asset, (b) each of International Holdco and Global II Holdco, (c) each of Global II International Holdco and Mayflower Acquisitions, but only during such times as such Persons are actively engaged in any business enterprise or own any material asset, and (d) all existing and future direct and indirect Subsidiaries of the REIT (including, without limitation, International Holdco and any of its Subsidiaries) that are organized in any State or other jurisdiction of the United States and that are primary obligors under, or guaranty, any Unsecured Indebtedness of REIT or any of its Subsidiaries, but only for so long as such obligations or guaranties are in effect; provided, however, that at any time REIT has obtained and is maintaining an Investment Grade Rating from at least one (1) Rating Agency, any Person which is a Material Subsidiary pursuant to clauses (a), (b) or (c) above shall no longer constitute a Material Subsidiary unless and until such time as REIT fails to maintain an Investment Grade Rating from at least one (1) Rating Agency.

Maturity Date. Either the Revolving Credit Maturity Date or the Term Loan Maturity Date, as the context may require.

Mayflower Acquisitions. Mayflower Acquisitions, LLC, a Delaware limited liability company.

Metropolitan Statistical Area or MSA. Any Metropolitan Statistical Area as defined from time to time by the Executive Office of the President of the United States of America, Office of Management and Budget, or if such office no longer publishes such definition, such other definition Agent may reasonably determine.

Mizuho. As defined in the preamble hereto.

Moody’s. Moody’s Investor Service, Inc., and any successor thereto.

Mortgage Note Receivables. A first priority mortgage loan on a completed single-tenant commercial real estate property, and which Mortgage Note Receivable includes, without limitation, the indebtedness secured by a related first priority security instrument.

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Multiemployer Plan. Any multiemployer plan within the meaning of Section 3(37) of ERISA maintained or contributed to by REIT or any ERISA Affiliate or to which Borrower or any ERISA Affiliate may have any liability (including contingent liability).

Negative Pledge. See §7.20.

Net Income (or Loss). With respect to any Person (or any asset of any Person) with respect to any period, the net income (or loss) of such Person (or attributable to such asset), determined in accordance with GAAP.

Net Lease. A Lease pursuant to which the Tenant is responsible for all operating costs and expenses in connection with the property; provided, however, in the event that such Lease does not make such Tenant responsible for insurance premiums and/or maintenance and/or repair of such property, the same shall not disqualify such Lease from being a Net Lease.

Net Offering Proceeds. The gross cash proceeds received by REIT or any of its Subsidiaries as a result of an Equity Offering less the costs, expenses and discounts paid by REIT or such Subsidiary in connection therewith up to an amount equal to fifteen percent (15%) of the gross cash proceeds received by REIT or any of its Subsidiaries as a result of such Equity Offering. Net Offering Proceeds shall not include cash proceeds received by a Subsidiary as a result of an investment by a joint venture partner or any Dividend Reinvestment Proceeds.

Net Operating Income. For any Real Estate and for a given period, an amount equal to (a) the aggregate gross revenues from the operations of such Real Estate during such period from Tenants paying rent (exclusive of any rental income from Tenants subject to proceedings under any Insolvency Law, to the extent the relevant Leases have been rejected pursuant to such proceedings during the subject period, and exclusive of non-cash revenue adjustments made in accordance with GAAP), minus (b) the sum of all expenses and other charges incurred in connection with the operation of such Property during such period (including accruals for real estate taxes and insurance and Property Management Fees, but excluding debt service charges, general and administrative expenses, income taxes, depreciation, amortization and other non-cash expenses), which expenses and accruals shall be calculated in accordance with GAAP.

Non-Consenting Lender. See §18.8.

Non-Defaulting Lender. At any time, any Lender that is not a Defaulting Lender at such time.

Non-Recourse Exclusions. With respect to any Non-Recourse Indebtedness of any Person, any usual and customary exclusions from the non-recourse limitations governing such Indebtedness, including, without limitation, exclusions for claims that (a) are based on fraud, intentional or material misrepresentation, misapplication of funds, gross negligence or willful misconduct, (b) result from intentional mismanagement of or waste at the real property securing such Non-Recourse Indebtedness, (c) relate to environmental matters, including those that arise from the presence of Hazardous Substances, in each case, at the real property securing such Non-Recourse Indebtedness, (d) are the result of any unpaid real estate taxes and assessments (whether contained in a loan agreement, promissory note, indemnity agreement or other document) or (e) result from the borrowing Subsidiary and/or its assets becoming the subject of any proceeding under voluntary or involuntary bankruptcy or other proceeding under any Insolvency Law.

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Non-Recourse Indebtedness. With respect to a Person, (a) Indebtedness in respect of which recourse for payment (except for Non-Recourse Exclusions until a written claim is made with respect thereto, and then such Indebtedness shall not constitute Non-Recourse Indebtedness only to the extent of the anticipated liability under such claim determined in accordance with GAAP (or prior to any determination by REIT’s independent auditors of such amount, only to the extent of the anticipated liability reasonably determined by Borrower of such amount, such amount to be reasonably acceptable to Agent)) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness or (b) if such Person is a Single Asset Entity, any Indebtedness of such Person. A loan secured by multiple properties owned by Single Asset Entities shall be considered Non-Recourse Indebtedness of such Single Asset Entities even if such Indebtedness is cross defaulted and cross collateralized with the loans to such other Single Asset Entities.

Notes. Collectively, the Revolving Credit Notes, the Term Loan Notes and the Swing Loan Note.

Notice. See §19.

Obligations. All indebtedness, obligations and liabilities of the Borrower or any Guarantor to any of the Lenders or the Agent, individually or collectively, under this Agreement or any of the other Loan Documents or in respect of any of the Loans, the Notes or the Letters of Credit, or other instruments at any time evidencing any of the foregoing, whether existing on the date of this Agreement or arising or incurred hereafter, or whether arising before or after any bankruptcy or other proceeding under any Insolvency Law (including interest and any other of the foregoing amounts accruing after the commencement of any bankruptcy or other proceeding under any Insolvency Law, whether or not any such interest or other amount is allowed as an enforceable claim in such bankruptcy or other proceeding under any Insolvency Law), direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise.

OFAC. Office of Foreign Asset Control of the Department of the Treasury of the United States of America, or any successor thereto carrying out similar functions.

Off-Balance Sheet Obligations. Liabilities and obligations of REIT or any of its Subsidiaries or any other Person in respect of “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) which REIT would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of REIT’s report on Form 10-Q or Form 10-K (or their equivalents) which REIT is required to file with the SEC or would be required to file if it were subject to the jurisdiction of the SEC (or any Governmental Authority substituted therefor).

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Other Connection Taxes. With respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

Other Taxes. All present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to §4.14 as a result of costs sought to be reimbursed pursuant to §4.3).

Outstanding. With respect to the Loans, the Dollar Equivalent of the aggregate unpaid principal thereof as of any date of determination. With respect to Letters of Credit, the aggregate undrawn face amount of issued Letters of Credit.

Participant Register. See §18.4.

Participating Member States. Those members of the European Union from time to time which adopt a single, shared currency under the applicable legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

Patriot Act. The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

PBGC. The Pension Benefit Guaranty Corporation created by Section 4002 of ERISA and any successor entity or entities having similar responsibilities.

Permits. With respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other contractual obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

Permitted Liens. Liens, security interests and other encumbrances permitted by §8.2.

Person. Any individual, corporation, limited liability company, partnership, trust, unincorporated association, business, or other legal entity (including, without limitation, any Approved Foreign Entity), and any government or any governmental agency or political subdivision thereof.

Plan Assets. Assets of any employee benefit plan subject to Part 4, Subtitle B, Title I of ERISA.

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Potential Replacement Advisor. Any of the Persons set forth in that certain letter dated as of July 24, 2017 from Borrower to Agent regarding potential third-party advisors.

Preferred Distributions. With respect to any period and without duplication, all Distributions paid, declared but not yet paid or otherwise due and payable during such period on Preferred Securities issued by REIT or any of its Subsidiaries. Preferred Distributions shall not include dividends or distributions: (a) paid or payable solely in Equity Interests of identical class payable to holders of such class of Equity Interests; (b) paid or payable to the REIT or any of its Subsidiaries; or (c) constituting or resulting in the redemption of Preferred Securities, other than scheduled redemptions not constituting balloon, bullet or similar redemptions in full.

Preferred Securities. With respect to any Person, Equity Interests in such Person which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation, or both.

Property Management Fees. With respect to any Real Estate for any period, the greater of (i) the actual property management fee paid during such period with respect to such Real Estate, and (ii) an imputed management fee in the amount of 2% of the gross revenues for such Real Estate for such period.

Property Manager. The manager of an Unencumbered Pool Asset. Such property manager shall be (a) Global Net Lease Properties, LLC, a Delaware limited liability company, (b) with respect to certain of the Unencumbered Pool Assets located in a State, Colliers International, CBRE Group and their respective affiliates, (c) with respect to certain of the Unencumbered Pool Assets located in an Approved Foreign Country, CBRE Group and its affiliates, or (d) another qualified management company approved by Agent, such approval to not be unreasonably withheld, conditioned or delayed.

Public Lender. See §7.4.

QFC. QFC shall have the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

QFC Credit Support. See §39.

Rating Agencies. Fitch, Moody’s and S&P.

Real Estate. All real property, including, without limitation, the Unencumbered Pool Assets, at the time of determination then owned or leased (as lessee or sublessee) in whole or in part or operated by REIT or any of its Subsidiaries, or an Unconsolidated Affiliate of the Borrower.

Recipient. The Agent and any Lender.

Record. The grid attached to any Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Agent with respect to any Loan referred to in such Note.

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Recourse Indebtedness. As of any date of determination, any Indebtedness (whether secured or unsecured) which is recourse to REIT or any of its Subsidiaries. Recourse Indebtedness shall not include Non-Recourse Indebtedness, but shall include any Non-Recourse Exclusions at such time a written claim is made with respect thereto to the extent of the anticipated liability under such claim determined in accordance with GAAP (or prior to any determination by REIT’s independent auditors of such amount, only to the extent of the anticipated liability reasonably determined by Borrower of such amount, such amount to be reasonably acceptable to Agent).

Register. See §18.2.

REIT. Global Net Lease, Inc., a Maryland corporation.

REIT Status. With respect to a Person, its status as a real estate investment trust as defined in Section 856(a) of the Code.

Related Fund. With respect to any Lender which is a fund that invests in loans, any Affiliate of such Lender or any other fund that invests in loans that is managed by the same investment advisor as such Lender or by an Affiliate of such Lender or such investment advisor.

Release. Any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (other than the use and storing of Hazardous Substances in reasonable quantities to the extent necessary for the operation of property in the ordinary course of business, and in any event in material compliance with all applicable Environmental Laws) of Hazardous Substances.

Representative. See §14.15.

Required Revolving Credit Lenders. As of any date, any Revolving Credit Lender or Revolving Credit Lenders whose aggregate Revolving Credit Commitment Percentage is greater than fifty percent (50.0%) of the Total Revolving Credit Commitment; provided that in determining said percentage at any given time, all the existing Revolving Credit Lenders that are Defaulting Lenders will be disregarded and excluded and the Revolving Credit Commitment Percentages of the Revolving Credit Lenders shall be redetermined for voting purposes only to exclude the Revolving Credit Commitment Percentages of such Defaulting Lenders.

Required Term Loan Lenders. As of any date, any Term Loan Lender or Term Loan Lenders whose aggregate Term Loan Commitment Percentage is greater than fifty percent (50.0%) of the Total Term Loan Commitment; provided that in determining said percentage at any given time, all the existing Term Loan Lenders that are Defaulting Lenders will be disregarded and excluded and the Term Loan Commitment Percentages of the Term Loan Lenders shall be redetermined for voting purposes only to exclude the Term Loan Commitment Percentages of such Defaulting Lenders.

Reserve Percentage. For any Interest Period, that percentage which is specified three (3) Business Days before the first day of such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) or any other Governmental Authority with jurisdiction over the Agent or any Lender for determining the maximum reserve requirement (including, but not limited to, any marginal reserve requirement) for the Agent or any Lender with respect to liabilities constituting of or including (among other liabilities) Eurocurrency liabilities in an amount equal to that portion of the Loan affected by such Interest Period and with a maturity equal to such Interest Period.

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Revaluation Date. (a) for purposes of borrowing, converting or continuing a Loan or issuing, amending or extending a Letter of Credit (including for purposes of calculating the Outstanding amount of Loans and the amount of outstanding Commitments and Letter of Credit Liabilities on such date), including, any Loans which are made by the Revolving Credit Lenders for purposes of reimbursing the Issuing Lender with respect to amounts drawn under a Letter of Credit pursuant to §2.10(f) or for refinancing or participating in a Swing Loan pursuant to §2.5(d) or (e), respectively, the date on which notice of such borrowing, conversion, continuation, issuance, participation, amendment or extension is deemed given pursuant to this Agreement (or, if no such notice is required (or such requirement for giving notice is waived), the date of such borrowing, conversion, continuation, issuance, amendment or extension); (b) for purposes of determining the amount of any Commitment Increase or the aggregate amount of the Revolving Credit Commitments the Borrower elects to extend pursuant to §2.12, or determining compliance with any applicable covenant or condition precedent for any such Commitment Increase or extension of the Revolving Credit Maturity Date which requires determination as of the date of such Increase Notice or Extension Request is given, on the date that the applicable Increase Notice or Extension Request is deemed given pursuant to this Agreement (or, if the requirement for providing such notice is waived, any Commitment Increase Date or the date on which Borrower elects to extend Revolving Credit Commitments pursuant to §2.12, as applicable), (c) for purposes of determining compliance with any applicable covenant or condition precedent for any Commitment Increase or extension of the Revolving Credit Maturity Date pursuant to §2.12 (other than the requirement for providing notice thereof or any determining compliance with any applicable covenant or condition precedent which requires determination as of the date of the Increase Notice or Extension Request, as applicable, which shall be governed by clause (b) above), on the applicable Commitment Increase Date or the date on which the Revolving Credit Maturity Date is extended pursuant to §2.12, as the case may be, (d) for purposes of optionally prepaying Loans or optionally reducing the Revolving Credit Commitments (including for purposes of calculating the Outstanding amount of Loans and the amount of outstanding Revolving Credit Commitments and Letter of Credit Liabilities on such date), the date notice of such prepayment or reduction is deemed given pursuant to this Agreement (or, if no such notice is required (or the requirement for such notice is waived), the date of such optional prepayment or reduction of Commitments); (e) for purposes of calculating any fee or mandatory prepayment or mandatory commitment termination due hereunder, the date upon which such fee became due and payable or the date upon which such mandatory prepayment or mandatory commitment termination arose, provided that for purposes of making any prepayment required pursuant to §3.2(b), the Revaluation Date applicable to such prepayment shall be the last calendar day of each calendar month prior to the Revolving Credit Maturity Date; provided, further, that, for the avoidance of doubt, any payments or prepayments of principal amounts of Loans and repayments of drawings on Letters of Credit will be made in the currency in which such Loan or Letter of Credit is denominated, (f) for purposes of calculating any financial covenant in §9 or any applicable monetary limit in §8 with respect to all amounts not denominated in Dollars, the date of determination for such financial covenant (except, in each case, (i) the Dollar Equivalent of any Derivatives Termination Value shall be determined as of the day set forth in the definition of “Indebtedness”, and (ii) the calculation of any such covenant which requires the determination of an Income Component of REIT, Borrower or any of their respective Subsidiaries or Unconsolidated Affiliates for amounts not denominated in Dollars shall be determined in accordance with the last sentence of §1.3(b)); (g) any Automatic Alternative Currency Conversion Date; (h) any other date under this Agreement when the Dollar Equivalent or Alternative Currency Equivalent is to be determined; and (i) at any time that a Default or Event of Default exists or an Automatic Alternative Currency Conversion Trigger has occurred and is continuing, such additional dates as the Agent shall determine.

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Revolving Credit Base Rate Loans. Revolving Credit Loans bearing interest calculated by reference to the Base Rate.

Revolving Credit Commitment. With respect to each Revolving Credit Lender, the amount set forth on Schedule 1.1 hereto as the amount in Dollars of such Revolving Credit Lender’s Revolving Credit Commitment to make or maintain Revolving Credit Loans to the Borrower, and to participate in Letters of Credit for the account of the Borrower, as the same may be changed from time to time in accordance with the terms of this Agreement.

Revolving Credit Commitment Percentage. With respect to each Revolving Credit Lender, the percentage set forth on Schedule 1.1 hereto as such Revolving Credit Lender’s percentage of the Total Revolving Credit Commitment, as the same may be changed from time to time in accordance with the terms of this Agreement; provided that if the Total Revolving Credit Commitment has been terminated as provided in this Agreement, then the Revolving Credit Commitment Percentage of each Revolving Credit Lender shall be determined based on the Revolving Credit Commitment Percentage of such Revolving Credit Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

Revolving Credit Lenders. Collectively, the Lenders which have a Revolving Credit Commitment, the initial Revolving Credit Lenders being identified on Schedule 1.1 hereto.

Revolving Credit LIBOR Rate Loans. Revolving Credit Loans bearing interest calculated by reference to LIBOR.

Revolving Credit Loan or Loans. An individual Revolving Credit Loan or the aggregate Revolving Credit Loans, as the case may be, in the maximum principal amount of the Total Revolving Credit Commitment to be made by the Revolving Credit Lenders hereunder as more particularly described in §2. Without limiting the foregoing, Revolving Credit Loans shall also include Revolving Credit Loans made pursuant to §2.10(f).

Revolving Credit Maturity Date. August 1, 2023, as such date may be extended as provided in §2.12, or such earlier date on which the Revolving Credit Loans shall become due and payable pursuant to the terms hereof.

Revolving Credit Notes. See §2.1(b).

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Same Day Funds. With respect to disbursements and payments in Dollars, immediately available funds and with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in such Alternative Currency.

Sanctions Laws and Regulations. Any applicable sanctions, prohibitions or requirements imposed by any applicable executive order or by any applicable sanctions program administered by OFAC, the United States Department of State, the Office of the United States Treasury, the United Nations Security Council, the European Union or Her Majesty’s Treasury.

S&P. S&P Global Inc., and any successor thereto.

SEC. The federal Securities and Exchange Commission.

Secured Indebtedness. The aggregate Indebtedness of a Person and its Subsidiaries (without duplication) that is secured by a Lien on any Real Estate or other asset. With respect to the REIT and its Subsidiaries as of any date of determination, Secured Indebtedness shall include the Equity Percentage of Secured Indebtedness of such Persons’ Unconsolidated Affiliates.

Secured Recourse Indebtedness. With respect to any Person as of any date of determination, Secured Indebtedness of other Persons which such first Person has guaranteed, other than guarantees constituting Non-Recourse Indebtedness (but including such guarantees once a written claim is made with respect thereto to the extent provided for in the definition of Non-Recourse Indebtedness), or Secured Indebtedness which is otherwise recourse to such first Person.

Securities Act. The Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

Single Asset Entity. A bankruptcy remote, single purpose entity which is a Subsidiary of the Borrower and which is not a Subsidiary Guarantor which owns real property and related assets which are security for Indebtedness of such entity, and which Indebtedness does not constitute Indebtedness of any other Person except as provided in the definition of Non-Recourse Indebtedness (except for Non-Recourse Exclusions).

SMBC. As defined in the preamble hereto.

Spot Rate. For a Currency, the rate reasonably determined by the Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such Currency with another Currency through its principal foreign exchange trading office at approximately 11:00 a.m. (London time) on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Agent may obtain such spot rate from another financial institution designated by the Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such Currency.

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State. A state or Commonwealth of the United States of America and the District of Columbia.

Sterling or £. The lawful currency of the United Kingdom.

Subsidiary. For any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP. Notwithstanding any ownership interest in the Borrower, the Borrower shall at all times be considered a Subsidiary of REIT.

Subsidiary Guarantor. Each party to the Guaranty as of the date of this Agreement (other than REIT), and any Additional Subsidiary Guarantor.

Supported QFC. See §39.

Swing Loan. See §2.5(a).

Swing Loan Commitment. An amount equal to Fifty Million and No/100 Dollars ($50,000,000.00), as the same may be changed from time to time in accordance with the terms of this Agreement.

Swing Loan Lender. KeyBank, in its capacity as Swing Loan Lender and any successor thereof.

Swing Loan Note. See §2.5(b).

Swiss Francs or CHF. The lawful currency of the Swiss Confederation.

Swiss Francs Limit. See §2.1(a).

Syndication Agent. Each of CONA, Citizens, BMO, Mizuho, SMBC and BBVA, but only in the event that, and for so long as, such Person is a Lender.

TARGET Day. Any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Agent to be a suitable replacement) is open for the settlement of payments in Euro.

Taxes. All present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

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Tenant. The tenant of an Unencumbered Pool Asset or other Real Estate pursuant to a Lease of such Unencumbered Pool Asset or other Real Estate.

Term Base Rate Loans. The Term Loans bearing interest by reference to the Base Rate.

Term LIBOR Rate Loans. The Term Loans bearing interest by reference to LIBOR.

Term Loan or Term Loans. An individual Term Loan or the aggregate Term Loans, as the case may be, made by the Term Loan Lenders hereunder.

Term Loan Commitment. With respect to each Term Loan Lender, the amount set forth on Schedule 1.1 hereto as the amount in the applicable Currency of such Term Loan Lender’s Term Loan Commitment to make Term Loans to the Borrower on the Closing Date or on any Commitment Increase Date, as the case may be, as the same may be changed from time to time in accordance with the terms of this Agreement.

Term Loan Commitment Percentage. With respect to each Term Loan Lender, the percentage set forth on Schedule 1.1 hereto as such Term Loan Lender’s percentage of the aggregate Term Loan to the Borrower, as the same may be changed from time to time in accordance with the terms of this Agreement; provided that with respect to any class of Term Loans, upon the funding of the Commitments of such class of Term Loans, the Commitment Percentage of such Term Loans with respect to each Lender shall be the percentage that each Lender’s aggregate Outstanding Term Loans of such class represent with respect to the aggregate Outstanding Term Loans of such class.

Term Loan Lenders. Collectively, the Lenders which have a Term Loan Commitment, the initial Term Loan Lenders being identified on Schedule 1.1 hereto.

Term Loan Maturity Date. August 1, 2024 or such earlier date on which the Term Loans shall become due and payable pursuant to the terms hereof.

Term Loan Note. A promissory note made by the Borrower in favor of a Term Loan Lender in the principal face amount equal to such Term Loan Lender’s Term Loan Commitment, in substantially the form of Exhibit B hereto.

Titled Agents. The Arrangers, the Syndication Agents and the Documentation Agent.

Total Commitment. The sum of the Dollar Equivalent of the Total Revolving Credit Commitment and the Dollar Equivalent of the Total Term Loan Commitment, as each is in effect from time to time. The Total Commitment may increase in accordance with §2.11.

Total Revolving Credit Commitment. The sum of the Revolving Credit Commitments of the Revolving Credit Lenders, as in effect from time to time. As of the date of this Agreement, the Total Revolving Credit Commitment is Eight Hundred Thirty-Five Million and No/100 Dollars ($835,000,000.00). The Total Revolving Credit Commitment may increase in accordance with §2.11.

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Total Term Loan Commitment. The sum of the Term Loan Commitments of the Term Loan Lenders, as in effect from time to time. As of the date of this Agreement, the Total Term Loan Commitment is Three Hundred Fifty-Nine Million Five Hundred Fifty Thousand Five Hundred Sixty-Two and 00/100 Euro (€359,550,562.00), committed and denominated in Euro (based on the Alternative Currency Equivalent as of the Closing Date). The Total Term Loan Commitment may increase in accordance with §2.11.

Type. As to any Loan, its nature as a Base Rate Loan or a LIBOR Rate Loan.

Unconsolidated Affiliate. In respect of any Person, any other Person in whom such Person holds an Equity Interest, which Equity Interest is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such first Person on the consolidated financial statements of such first Person if such financial statements were prepared in accordance with the full consolidation method of GAAP as of such date.

Unencumbered Asset Value. With respect to an Unencumbered Pool Asset for any date of determination, an amount equal to (a) in the case of an Unencumbered Pool Asset owned or leased by the Borrower or Wholly-Owned Subsidiary of the Borrower for the entire period of four consecutive fiscal quarters most recently ended, the Capitalized Value; and (b) in the case of an Unencumbered Pool Asset acquired during the period of four consecutive fiscal quarters most recently ended, the purchase price (converted to Dollars if necessary) paid by the Borrower or any of its Subsidiaries for such Unencumbered Pool Asset exclusive of (i) closing and other transaction costs to the extent not capitalized under FASB ASC 805 and (ii) any amounts paid to the Borrower or such Subsidiary as a purchase price adjustment, or any amounts held in escrow, to be retained as a contingency reserve, or held pursuant to other similar arrangements in connection with such acquisition.

Unencumbered Implied Debt Service. At any time determined by the Agent, an amount equal to the annual principal and interest payment sufficient to amortize in full over a thirty (30) year period a loan amount equal to the aggregate sum of all Outstanding Loans and Letters of Credit Liabilities (denominated and converted to Dollars as necessary), calculated using a per annum interest rate equal to the greatest of (a) the then-current annual yield on ten (10) year obligations issued by the United States Treasury most recently prior to the date of determination plus two hundred fifty (250) basis points (2.50%), (b) the highest interest rate being paid as of the last day of the most recent calendar quarter and (c) six and one-half percent (6.5%) constant.

Unencumbered Net Operating Income. As of any date of determination, with respect to any period, the aggregate sum of Net Operating Income of the Unencumbered Pool Assets.

Unencumbered Pool Aggregate Asset Value. As of any date of determination, the sum of the Unencumbered Asset Value of each of the Unencumbered Pool Assets.

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Unencumbered Pool Assets. Eligible Real Estate which satisfies all conditions set forth in §7.20(a) and the Real Estate assets which are accepted in writing pursuant to §7.20(b), and, in each case, which have not been removed pursuant to §7.20(d) or §7.20 (e). The initial properties designated by the Borrower to be Unencumbered Pool Assets are described on Schedule 1.2 hereto.

Unencumbered Pool Asset Certificate. See 7.20(a)(xiv).

Unencumbered Pool Certificate. See §7.4(c).

Unencumbered Property Subsidiary. A Wholly Owned Subsidiary of Borrower that directly owns or, pursuant to a Ground Lease, leases an Unencumbered Pool Asset. An Unencumbered Property Subsidiary shall include any Subsidiary Guarantor as a result of clause (a) of the definition of Material Subsidiary.

Unrestricted Cash and Cash Equivalents. As of any date of determination, the sum of (a) the aggregate amount of Unrestricted cash and (b) the aggregate amount of Unrestricted Cash Equivalents (valued at fair market value). As used in this definition, “Unrestricted” means the specified asset is readily available for the satisfaction of any and all obligations of such Person. For the avoidance of doubt, Unrestricted Cash and Cash Equivalents shall not include any tenant security deposits or other restricted deposits.

Unsecured Indebtedness. With respect to any Person, Indebtedness of such Person which is not Secured Indebtedness.

Unused Fee. See §2.3.

Unused Fee Percentage. With respect to any day during a calendar quarter while the leverage-based pricing grid set forth in clause (a) of the definition of “Applicable Margin” is in effect, (i) 0.15% per annum, if the sum of the Dollar Equivalent of the Revolving Credit Loans and Letter of Credit Liabilities outstanding on such day is more than 50% of the Total Revolving Credit Commitment, or (ii) 0.25% per annum if the sum of the Dollar Equivalent of the Revolving Credit Loans and Letter of Credit Liabilities outstanding on such day is less than or equal to 50% of the Total Revolving Credit Commitment.

U.S. Person. Any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

U.S. Special Resolution Regimes. See §39.

U.S. Tax Compliance Certificate. See §4.3(g)(ii)(B)(3).

Wholly-Owned Subsidiary. As to a Person, any Subsidiary of such first Person that is directly or indirectly owned one hundred percent (100%) by such first Person.

Withholding Agent. The REIT, the Borrower, any other Guarantor and the Agent, as applicable.

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Write-Down and Conversion Powers. With respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

§1.2         Rules of Interpretation.

(a)          A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

(b)          The singular includes the plural and the plural includes the singular.

(c)          A reference to any law includes any amendment or modification of such law.

(d)          A reference to any Person includes its permitted successors and permitted assigns , and in the event the Borrower, any Guarantor or any of their respective Subsidiaries is a limited liability company and shall undertake an LLC Division (any such LLC Division being a violation of this Agreement), shall be deemed to include each limited liability company resulting from any such LLC Division.

(e)          Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

(f)          The words “include”, “includes” and “including” are not limiting.

(g)          The words “approval” and “approved”, as the context requires, means an approval in writing given to the party seeking approval after full and fair disclosure to the party giving approval of all material facts necessary in order to determine whether approval should be granted.

(h)          All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein.

(i)          Reference to a particular “§”, refers to that section of this Agreement unless otherwise indicated.

(j)          The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

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(k)          In the event of any change in GAAP after the date hereof or any other change in accounting procedures pursuant to §7.3 which would affect the computation of any financial covenant, ratio or other requirement set forth in any Loan Document, then upon the request of the Borrower or the Agent, the Borrower, the Guarantors, the Agent and the Lenders shall negotiate promptly, diligently and in good faith in order to amend the provisions of the Loan Documents such that such financial covenant, ratio or other requirement shall continue to provide substantially the same financial tests or restrictions of the Borrower and the Guarantors as in effect prior to such accounting change, as determined by the Majority Lenders in their good faith judgment. Until such time as such amendment shall have been executed and delivered by the Borrower, the Guarantors, the Agent and the Majority Lenders, such financial covenants, ratio and other requirements, and all financial statements and other documents required to be delivered under the Loan Documents, shall be calculated and reported as if such change had not occurred.

(l)          Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, and (iii) without giving effect to any change in accounting for leases (X) pursuant to GAAP resulting from the implementation of Financial Accounting Standards Board ASU No. 2016-02, Leases (Topic 842), or (Y) other changes to GAAP taking effect after the Closing Date, in each case, to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect immediately prior to the effectiveness of such change.

(m)          To the extent that any of the representations and warranties contained in this Agreement or any other Loan Document is qualified by “Material Adverse Effect” or any other materiality qualifier, then the qualifier “in all material respects” contained in §§2.12(a)(iv), 2.13(c)(iii), 7.20(a)(ii), 10.8 and 11.2 shall not apply with respect to any such representations and warranties.

§1.3         Currencies; Currency Equivalents.

(a)          At any time, any reference in the definition of the term “Alternative Currency” or in any other provision of this Agreement to the Currency of any particular nation shall mean the then lawful currency of such nation at such time whether or not the name of such Currency is the same as it was on the date of this Agreement.

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(b)          The Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating the Dollar Equivalent of Outstanding Loans denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable Currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered hereunder or calculating covenants hereunder or except as otherwise provided herein, the applicable amount of any Currency (other than Dollars) for purposes of the Loan Documents shall be the Dollar Equivalent of such amount as so determined by the Agent. All financial statements delivered hereunder and covenants (including the respective components of such covenants) calculated hereunder by Borrower shall be calculated in Dollars using, for amounts denominated in currencies other than Dollars, the Spot Rate then in effect or such other rate as may be approved by Agent in its reasonable discretion; provided, however, that for any such financial statements or covenant calculations that require the determination of Net Operating Income, Net Income (or Loss), EBITDA, Funds from Operations and/or Adjusted FFO (each, an “Income Component”) of REIT, Borrower or any of their respective Subsidiaries or Unconsolidated Affiliates, any amounts comprising such Income Components that are denominated in currencies other than Dollars shall be converted to Dollars using the same exchange rates used by REIT for its financial statements filed (or to be filed) with the SEC for the applicable period.

(c)          For purposes of determining (i) whether the amount of any Loan, together with all other Loans and Letter of Credit Liabilities then outstanding, would exceed the aggregate amount of Term Loan Commitments or the Revolving Credit Commitments (as applicable) or would cause a violation of any covenants contained herein, (ii) the aggregate unutilized amount of the Revolving Credit Commitments, (iii) the outstanding aggregate principal amount of the Loans or the Letter of Credit Liabilities, and (iv) the Letter of Credit Liabilities in respect of any Letters of Credit denominated in an Alternative Currency, the outstanding principal amount of any Alternative Currency Loan or any Letter of Credit Liabilities relating to any Letter of Credit that is denominated in any Alternative Currency shall be deemed to be the Dollar Equivalent of the amount of the Alternative Currency of such Loan or such Letter of Credit Liabilities determined by Agent as of the applicable Revaluation Date.

(d)          For purposes of determining, in connection with the borrowing, converting, continuing or prepaying of a Loan hereunder, the termination of any Commitment hereunder or the issuance, amendment or extension of a Letter of Credit hereunder on any date, any amount (including, without limitation, any required minimum or multiple amount) is expressed in Dollars, but such Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest 1,000 units of such Alternative Currency), as determined by the Agent or Issuing Lender, as applicable, as of the applicable Revaluation Date.

(e)          The Agent does not warrant, or accept responsibility for, nor shall the Agent have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “LIBOR” or with respect to any comparable or successor rate thereto. Any determination by the Agent under this section shall be conclusive absent manifest error.

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§2.          THE CREDIT FACILITY.

§2.1         Revolving Credit Loans.

(a)          Subject to the terms and conditions set forth in this Agreement, each of the Revolving Credit Lenders severally agrees to lend to the Borrower, and the Borrower may borrow (and repay and reborrow), from time to time between the Closing Date and the Revolving Credit Maturity Date in Dollars or in any Alternative Currency requested by the Borrower upon notice by the Borrower to the Agent given in accordance with §2.7, such sums as are requested by the Borrower for the purposes set forth in §2.9 up to a maximum aggregate principal amount outstanding (after giving effect to all amounts requested) at any one time equal to the lesser of (i) such Lender’s Revolving Credit Commitment and (ii) such Lender’s Revolving Credit Commitment Percentage of the maximum amount which, when added to the sum of (1) the amount of all Outstanding Revolving Credit Loans, Term Loans and Swing Loans, (2) the aggregate amount of Letter of Credit Liabilities and (3) the amount of all other Unsecured Indebtedness of REIT and its Subsidiaries, would not cause a violation of the covenants set forth in §§9.3 and 9.4; provided, that, (X) the outstanding principal amount of the Revolving Credit Loans (after giving effect to all amounts requested), Swing Loans and Letter of Credit Liabilities shall not at any time exceed the Total Revolving Credit Commitment, (Y) in all events no Default or Event of Default shall have occurred and be continuing, and (Z) the Dollar Equivalent of the outstanding principal amount of all Revolving Credit Loans denominated in Swiss Francs shall not at any time exceed $800,000,000.00 (the “Swiss Francs Limit”). Each Revolving Credit Loan shall be made of the same Currency and Type and made by the Revolving Credit Lenders pro rata in accordance with each Revolving Credit Lender’s Revolving Credit Commitment Percentage. Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the Borrower that all of the conditions required of the Borrower set forth in §11 (and, in the case of any request for a Revolving Credit Loan hereunder on the Closing Date, §10) have been satisfied on the date of such request. The Agent may assume that the conditions in §10 and §11 have been satisfied unless it receives prior written notice from a Revolving Credit Lender that such conditions have not been satisfied. No Revolving Credit Lender shall have any obligation to make Revolving Credit Loans to the Borrower or participate in Letter of Credit Liabilities in the maximum aggregate principal outstanding balance of more than the lesser of the amount equal to its Revolving Credit Commitment Percentage of the Revolving Credit Commitments and the principal face amount of its Revolving Credit Note.

(b)          The Revolving Credit Loans shall be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit C hereto (collectively, the “Revolving Credit Notes”), dated of even date with this Agreement (except as otherwise provided in §18.3) and completed with appropriate insertions. One Revolving Credit Note shall be payable to the order of each Revolving Credit Lender in the principal amount equal to such Revolving Credit Lender’s Commitment or, if less, the outstanding amount of all Revolving Credit Loans made by such Revolving Credit Lender, plus interest accrued thereon, as set forth below. The Borrower irrevocably authorizes the Agent to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or the time of receipt of any payment of principal thereof, an appropriate notation on the Agent’s Record reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Revolving Credit Loans set forth on the Agent’s Record shall be prima facie evidence of the principal amount thereof owing and unpaid to each Revolving Credit Lender, but the failure to record, or any error in so recording, any such amount on the Agent’s Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Revolving Credit Note to make payments of principal of or interest on any Revolving Credit Note when due. By delivery of this Agreement and any Revolving Credit Note hereunder, there shall not be deemed to have occurred, and there has not otherwise occurred, any payment, satisfaction or novation of the Indebtedness evidenced by the Existing Credit Agreement or the “Revolving Credit Notes” described in the Existing Credit Agreement, which Indebtedness is instead allocated among the Revolving Credit Lenders as of the date hereof in accordance with their respective Revolving Credit Commitment Percentages, and is evidenced by this Agreement and the Revolving Credit Notes issued hereunder, and the Revolving Credit Lenders shall as of the date hereof make such adjustments to the outstanding Revolving Credit Loans of such Revolving Credit Lenders so that such outstanding Revolving Credit Loans are consistent with their respective Revolving Credit Commitment Percentages. Any and all Revolving Credit Notes issued on the Closing Date in connection with this Agreement to Lenders holding Revolving Credit Notes issued under the Existing Credit Agreement replace and are in lieu of such Revolving Credit Notes issued under the Existing Credit Agreement.

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§2.2         Commitment to Lend Term Loan. Subject to the terms and conditions of this Agreement, each of the Term Loan Lenders severally agrees to lend to the Borrower on the Closing Date a Term Loan denominated in Euro in the maximum principal amount (after giving effect to all amounts requested) equal to the lesser of (i) such Lender’s Term Loan Commitment and (ii) such Lender’s Term Loan Commitment Percentage of the maximum amount which, when added to the sum of (1) the amount of all Outstanding Revolving Credit Loans, Term Loans and Swing Loans, (2) the aggregate amount of Letter of Credit Liabilities and (3) the aggregate amount of all other Unsecured Indebtedness of REIT and its Subsidiaries, would not cause a violation of the covenants set forth in §§9.3 and 9.4; provided, that, no Default or Event of Default shall have occurred and be continuing. The Term Loans shall be evidenced by the Term Loan Notes, dated as of even date with this Agreement (except as otherwise provided in §2.11(c) and §18.3). One Term Loan Note shall be payable to each Term Loan Lender in the principal amount equal to such Term Loan Lender’s Term Loan Commitment. In addition, any additional Term Loans made as a result of any increase in the Total Term Loan Commitment pursuant to §2.11 shall be made on the applicable Commitment Increase Date, may be made in Dollars or in any Alternative Currency as requested by Borrower, and each Term Loan Lender which elects to increase its or acquire a Term Loan Commitment pursuant to §2.11 severally and not jointly agrees to make a Term Loan to the Borrower on such Commitment Increase Date in an amount equal to the lesser of (a) with respect to any existing Term Loan Lender, the amount by which such Lender’s Term Loan Commitment increases on the applicable Commitment Increase Date, and with respect to any new Term Loan Lender, the amount of such new Lender’s Term Loan Commitment, and (b) such Lender’s Term Loan Commitment Percentage of the maximum amount which, when added to the sum of (1) the amount of all Outstanding Revolving Credit Loans, Term Loans and Swing Loans, (2) the aggregate amount of Letter of Credit Liabilities and (3) the aggregate amount of all other Unsecured Indebtedness of REIT and its Subsidiaries, would not cause a violation of the covenants set forth in §§9.3 and 9.4. No Term Loan Lender shall have any obligation to make Term Loans to the Borrower in the maximum aggregate principal outstanding balance of more than the principal face amount of its Term Loan Note. By delivery of this Agreement and any Term Loan Note hereunder, there shall not be deemed to have occurred, and there has not otherwise occurred, any payment, satisfaction or novation of the Indebtedness evidenced by the Existing Credit Agreement or the “Term Loan Notes” described in the Existing Credit Agreement, which Indebtedness is instead allocated among the Term Loan Lenders as of the date hereof in accordance with their respective Term Loan Commitment Percentages, and is evidenced by this Agreement and the Term Loan Notes issued hereunder, and the Term Loan Lenders shall as of the date hereof make such adjustments to the outstanding Term Loans of such Term Loan Lenders so that such outstanding Term Loans are consistent with their respective Term Loan Commitment Percentages. Any and all Term Loan Notes issued on the Closing Date in connection with this Agreement to Lenders holding Term Loan Notes issued under the Existing Credit Agreement replace and are in lieu of such Term Loan Notes issued under the Existing Credit Agreement.

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§2.3         Unused Fee; Facility Fee.

(a)          Subject to §2.3(b), the Borrower agrees to pay to the Agent for the account of the Revolving Credit Lenders (other than a Defaulting Lender for such period of time as such Revolving Credit Lender is a Defaulting Lender) in accordance with their respective Revolving Credit Commitment Percentages a facility unused fee (the “Unused Fee”) calculated by multiplying the Unused Fee Percentage applicable to such day, calculated as a per diem rate, times the excess of the Total Revolving Credit Commitment over the Dollar Equivalent of outstanding principal amount of the Revolving Credit Loans and Letter of Credit Liabilities (but not the Swing Loans). The Unused Fee shall be payable quarterly in arrears on the first (1st) day of each fiscal quarter for the immediately preceding fiscal quarter or portion thereof, and on any earlier date on which the Revolving Credit Commitments shall be reduced or shall terminate as provided in §2.4, with a final payment on the Revolving Credit Maturity Date. The Unused Fee shall be paid in Dollars.

(b)          From and after the date that Agent receives written notice that REIT has first obtained an Investment Grade Rating from at least two (2) of the Rating Agencies and that Borrower has irrevocably elected to have the Applicable Margin determined pursuant to subparagraph (b) of the definition of Applicable Margin, the Unused Fee shall no longer accrue (but any accrued Unused Fee shall be payable as provided in §2.3(a)), and from and thereafter, Borrower agrees to pay to the Agent for the account of the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages a facility fee (the “Facility Fee”) calculated at the rate per annum set forth below based upon the applicable Credit Rating Level on the Total Revolving Credit Commitment:

Credit Rating Level	Facility Fee Rate
Credit Rating Level 1	0.125%
Credit Rating Level 2	0.15%
Credit Rating Level 3	0.20%
Credit Rating Level 4	0.25%
Credit Rating Level 5	0.30%

The Facility Fee shall be calculated for each day and shall be payable quarterly in arrears on the first (1st) day of each fiscal quarter for the immediately preceding fiscal quarter or portion thereof, and on any earlier date on which the Revolving Credit Commitments shall be reduced or shall terminate as provided in §2.4, with a final payment on the Revolving Credit Maturity Date. The Facility Fee shall be paid in Dollars. The Facility Fee shall be determined by reference to the Credit Rating Level in effect from time to time; provided, however, that no change in the Facility Fee rate resulting from a change in the Credit Rating Level shall be effective until three (3) Business Days after the date on which the Agent receives written notice of a change.

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§2.4         Reduction and Termination of the Revolving Credit Commitments. The Borrower shall have the right at any time and from time to time upon five (5) Business Days’ prior written notice to the Agent to (a) reduce by $5,000,000.00 or an integral multiple of $1,000,000.00 in excess thereof or (b) terminate entirely the Revolving Credit Commitments, whereupon the Revolving Credit Commitments of the Revolving Credit Lenders shall be reduced pro rata in accordance with their respective Revolving Credit Commitment Percentages of the amount specified in such notice or, as the case may be, terminated, any such termination or reduction to be without penalty except as otherwise set forth in §4.7; provided, however, that no such termination or reduction shall be permitted if, after giving effect thereto, the sum of Outstanding Revolving Credit Loans, the Outstanding Swing Loans and the Letter of Credit Liabilities would exceed the Revolving Credit Commitments of the Revolving Credit Lenders as so terminated or reduced. Promptly after receiving any notice from the Borrower delivered pursuant to this §2.4, the Agent will notify the Revolving Credit Lenders of the substance thereof. Any reduction of the Revolving Credit Commitments which results in the Total Revolving Credit Commitment being less than $500,000,000.00 shall result in a proportionate reduction (rounded to the next lowest integral multiple of $100,000.00) in the maximum amount of Letters of Credit (such proportion to be determined based on the amount that the Total Revolving Credit Commitment is reduced below $500,000,000.00), and the Swing Loan Commitment shall automatically decrease by an amount equal to ten percent (10%) of the applicable reduction of the Total Revolving Credit Commitment below $500,000,000.00. Upon the effective date of any such reduction or termination, the Borrower shall pay to the Agent for the respective accounts of the Revolving Credit Lenders the full amount of any facility fee under §2.3 then accrued on the amount of the reduction. No reduction or termination of the Revolving Credit Commitments may be reinstated.

§2.5         Swing Loan Commitment.

(a)          Subject to the terms and conditions set forth in this Agreement, the Swing Loan Lender agrees to lend to the Borrower (the “Swing Loans”), and the Borrower may borrow (and repay and reborrow), in Dollars only, from time to time between the Closing Date and the date which is five (5) Business Days prior to the Revolving Credit Maturity Date upon notice by the Borrower to the Swing Loan Lender given in accordance with this §2.5, such sums as are requested by the Borrower for the purposes set forth in §2.9 in an aggregate principal amount at any one time outstanding not exceeding the Swing Loan Commitment; provided that in all events (i) no Default or Event of Default shall have occurred and be continuing; (ii) the outstanding principal amount of the Revolving Credit Loans and Swing Loans (after giving effect to all amounts requested) plus the Letter of Credit Liabilities shall not at any time exceed the Total Revolving Credit Commitment, and (iii) the sum of (A) the outstanding principal amount of the Revolving Credit Loans, Term Loans and Swing Loans, plus the Letter of Credit Liabilities and (B) the aggregate amount of all other Unsecured Indebtedness of REIT and its Subsidiaries shall not cause a violation of the covenants set forth in §§9.3, or 9.4. Notwithstanding anything to the contrary contained in this §2.5, the Swing Loan Lender shall not be obligated to make any Swing Loan at a time when any other Revolving Credit Lender is a Defaulting Lender, unless the Swing Loan Lender is satisfied that the participation therein will otherwise be fully allocated to the Revolving Credit Lenders that are Non-Defaulting Lenders consistent with §2.13(c) and the Defaulting Lender shall not participate therein, except to the extent the Swing Loan Lender has entered into arrangements with the Borrower or such Defaulting Lender that are satisfactory to the Swing Loan Lender in its good faith determination to eliminate the Swing Loan Lender’s Fronting Exposure with respect to any such Defaulting Lender, including the delivery of cash collateral. Swing Loans shall constitute “Revolving Credit Loans” for all purposes hereunder. The funding of a Swing Loan hereunder shall constitute a representation and warranty by the Borrower that all of the conditions set forth in §11 have been satisfied on the date of such funding. The Swing Loan Lender may assume that the conditions in §11 have been satisfied unless the Swing Loan Lender has received written notice from a Revolving Credit Lender that such conditions have not been satisfied. Each Swing Loan shall be due and payable within five (5) Business Days of the date such Swing Loan was provided and the Borrower hereby agrees (to the extent not repaid as contemplated by §2.5(d)) to repay each Swing Loan on or before the date that is five (5) Business Days from the date such Swing Loan was provided. A Swing Loan may not be refinanced with another Swing Loan.

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(b)          The Swing Loans shall be evidenced by a separate promissory note of the Borrower in substantially the form of Exhibit D hereto (the “Swing Loan Note”), dated the date of this Agreement and completed with appropriate insertions. The Swing Loan Note shall be payable to the order of the Swing Loan Lender in the principal face amount equal to the Swing Loan Commitment and shall be payable as set forth below. The Borrower irrevocably authorizes the Swing Loan Lender to make or cause to be made, at or about the time of the Drawdown Date of any Swing Loan or at the time of receipt of any payment of principal thereof, an appropriate notation on the Swing Loan Lender’s Record reflecting the making of such Swing Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Swing Loans set forth on the Swing Loan Lender’s Record shall be prima facie evidence of the principal amount thereof owing and unpaid to the Swing Loan Lender, but the failure to record, or any error in so recording, any such amount on the Swing Loan Lender’s Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under the Swing Loan Note to make payments of principal of or interest on any Swing Loan Note when due. By delivery of this Agreement and any Swing Line Note hereunder, there shall not be deemed to have occurred, and there has not otherwise occurred, any payment, satisfaction or novation of the Indebtedness evidenced by the Existing Credit Agreement or the “Swing Line Note” described in the Existing Credit Agreement. Any and all Swing Loan Notes issued on the Closing Date in connection with this Agreement to Lenders holding Swing Loan Notes issued under the Existing Credit Agreement replace and are in lieu of such Swing Loan Notes issued under the Existing Credit Agreement.

(c)          The Borrower shall request a Swing Loan by delivering to the Swing Loan Lender a Loan Request executed by an Authorized Officer no later than 11:00 a.m. (Cleveland time) on the requested Drawdown Date specifying the amount of the requested Swing Loan (which shall be in the minimum amount of $1,000,000.00) and providing the wire instructions for the delivery of the Swing Loan proceeds. The Loan Request shall also contain the statements and certifications required by §2.7. Each such Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept such Swing Loan on the Drawdown Date. Notwithstanding anything herein to the contrary, a Swing Loan shall be a Base Rate Loan and shall bear interest at the Base Rate plus the Applicable Margin. The proceeds of the Swing Loan will be disbursed by wire by the Swing Loan Lender to the Borrower no later than 1:00 p.m. (Cleveland time).

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(d)          The Swing Loan Lender shall, within five (5) Business Days after the Drawdown Date with respect to such Swing Loan, request each Revolving Credit Lender to make a Revolving Credit Loan pursuant to §2.1 in an amount equal to such Lender’s Revolving Credit Commitment Percentage of the amount of the Swing Loan outstanding on the date such notice is given. In the event that the Borrower does not notify the Agent in writing otherwise on or before noon (Cleveland Time) on the Business Day of the Drawdown Date with respect to such Swing Loan, the Agent shall notify the Revolving Credit Lenders that such Revolving Credit Loan shall be a LIBOR Rate Loan with an Interest Period of one (1) month, provided that the making of such LIBOR Rate Loan will not be in contravention of any other provision of this Agreement, or if the making of a LIBOR Rate Loan would be in contravention of this Agreement, then such notice shall indicate that such loan shall be a Base Rate Loan. The Borrower hereby irrevocably authorizes and directs the Swing Loan Lender to so act on its behalf, and agrees that any amount advanced to the Agent for the benefit of the Swing Loan Lender pursuant to this §2.5(d) shall be considered a Revolving Credit Loan pursuant to §2.1. Unless any of the events described in §12.1(g), 12.1(h) or 12.1(i) shall have occurred (in which event the procedures of §2.5(e) shall apply), each Revolving Credit Lender shall make the proceeds of its Revolving Credit Loan available to the Swing Loan Lender for the account of the Swing Loan Lender at the Agent’s Head Office prior to 12:00 noon (Cleveland time) in Same Day Funds no later than one (1) Business Day after the date such request was made by the Swing Loan Lender just as if the Revolving Credit Lenders were funding directly to the Borrower, so that thereafter such Obligations shall be evidenced by the Revolving Credit Notes. The proceeds of such Revolving Credit Loan shall be immediately applied to repay the Swing Loans.

(e)          If for any reason a Swing Loan cannot be refinanced by a Revolving Credit Loan pursuant to §2.5(d), each Revolving Credit Lender will, on the date such Revolving Credit Loan pursuant to §2.5(d) was to have been made, purchase an undivided participation interest in the Swing Loan in an amount equal to its Revolving Credit Commitment Percentage of such Swing Loan. Each Revolving Credit Lender will immediately transfer to the Swing Loan Lender in immediately available funds the amount of its participation and upon receipt thereof the Swing Loan Lender will deliver to such Revolving Credit Lender a Swing Loan participation certificate dated the date of receipt of such funds and in such amount.

(f)          The Agent shall notify the Borrower of any Revolving Credit Loans made pursuant to §2.5(d) or participations in any Swing Loan acquired pursuant to §2.5(e), and thereafter payments in respect of such Swing Loan shall be made to the Agent and not to the Swing Loan Lender. Subject to §2.13, any amounts received by the Swing Loan Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swing Loan after receipt by the Swing Loan Lender of the proceeds of Revolving Credit Loans made pursuant to §2.5(d) with respect to such Swing Loan shall be remitted to the Agent, and be promptly remitted by the Agent to the Revolving Credit Lenders that shall have made such Revolving Credit Loans pursuant to §2.5(d) and to the Swing Loan Lender, as their interests may appear; provided, however, that in the event that such payment received by the Swing Loan Lender is required to be returned, such Revolving Credit Lender will return to the Swing Loan Lender any portion thereof previously distributed by the Swing Loan Lender to it. Subject to §2.13, whenever at any time after the Swing Loan Lender has received from any Revolving Credit Lender such Revolving Credit Lender’s participation interest in a Swing Loan, the Swing Loan Lender receives any payment on account thereof, the Swing Loan Lender will distribute to such Revolving Credit Lender its participation interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Revolving Credit Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Loan Lender is required to be returned, such Revolving Credit Lender will return to the Swing Loan Lender any portion thereof previously distributed by the Swing Loan Lender to it.

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(g)          Each Revolving Credit Lender’s obligation to fund a Revolving Credit Loan as provided in §2.5(d) or to purchase participation interests pursuant to §2.5(e) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (a) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender or the Borrower may have against the Swing Loan Lender, the Borrower or anyone else for any reason whatsoever; (b) the occurrence or continuance of a Default or an Event of Default; (c) any adverse change in the condition (financial or otherwise) of REIT or any of its Subsidiaries; (d) any breach of this Agreement or any of the other Loan Documents by the Borrower or any Guarantor or any Lender; or (e) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Any portions of a Swing Loan not so purchased or converted may be treated by the Agent and the Swing Loan Lender as against such Revolving Credit Lender as a Revolving Credit Loan which was not funded by the non-purchasing Revolving Credit Lender, thereby making such Revolving Credit Lender a Defaulting Lender. Each Swing Loan, once so sold or converted, shall cease to be a Swing Loan for the purposes of this Agreement, but shall be a Revolving Credit Loan made by each Revolving Credit Lender under its Revolving Credit Commitment.

§2.6         Interest on Loans.

(a)          Each Revolving Credit Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Revolving Credit Base Rate Loan is repaid or converted to a Revolving Credit LIBOR Rate Loan at the rate per annum equal to the sum of the Base Rate plus the Applicable Margin for Revolving Credit Base Rate Loans.

(b)          Each Revolving Credit LIBOR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of each Interest Period with respect thereto at the rate per annum equal to the sum of LIBOR determined for such Interest Period plus the Applicable Margin for Revolving Credit LIBOR Rate Loans.

(c)          Each Term Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Term Base Rate Loan is repaid or is converted to a Term LIBOR Rate Loan at a rate per annum equal to the sum of the Base Rate plus the Applicable Margin for Term Base Rate Loans.

(d)          Each Term LIBOR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of each Interest Period with respect thereto at the rate per annum equal to the sum of LIBOR determined for such Interest Period plus the Applicable Margin for Term LIBOR Rate Loans.

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(e)          The Borrower promises to pay, in each case in the applicable Currency in which such Loan is denominated, interest on each Loan in arrears on each Interest Payment Date with respect thereto.

(f)          Base Rate Loans and LIBOR Rate Loans may be converted to Loans of the other Type as provided in §4.1.

Notwithstanding anything to the contrary contained herein, all Alternative Currency Loans shall be LIBOR Rate Loans (except to the extent any such Alternative Currency LIBOR Rate Loan is converted to an Alternate Rate Loan pursuant to the express provisions of this Agreement, in which event such Alternate Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Alternate Rate Loan is repaid or converted to a LIBOR Rate Loan at the rate per annum equal to the sum of the Alternate Rate plus the Applicable Margin for LIBOR Rate Loans).

§2.7         Requests for Revolving Credit Loans. Except with respect to the initial Revolving Credit Loan on the Closing Date, if any, the Borrower shall give to the Agent written notice executed by an Authorized Officer in the form of Exhibit E hereto (or telephonic notice confirmed in writing in the form of Exhibit E hereto) of each Revolving Credit Loan requested hereunder (a “Loan Request”) by 11:00 a.m. (Cleveland time) one (1) Business Day prior to the proposed Drawdown Date with respect to Revolving Credit Base Rate Loans, and three (3) Business Days prior to the proposed Drawdown Date with respect to Revolving Credit LIBOR Rate Loans. Each such notice shall specify with respect to the requested Revolving Credit Loan the proposed principal amount of such Revolving Credit Loan, the Type of Revolving Credit Loan (provided that all Alternative Currency Loans shall be LIBOR Loans), the Currency in which such Loan is to be made, the initial Interest Period (if applicable) for such Revolving Credit Loan and the Drawdown Date. Each such notice shall also contain (a) a general statement as to the purpose for which such advance shall be used (which purpose shall be in accordance with the terms of §2.9) and (b) a certification by the chief executive officer, president or chief financial officer of the Borrower that the Borrower and Guarantors (including any Unencumbered Property Subsidiary) are and will be in compliance with all covenants under the Loan Documents after giving effect to the making of such Revolving Credit Loan. Promptly upon receipt of any such notice, the Agent shall notify each of the Revolving Credit Lenders thereof. Each such Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Revolving Credit Loan requested from the Revolving Credit Lenders on the proposed Drawdown Date. Nothing herein shall prevent the Borrower from seeking recourse against any Revolving Credit Lender that fails to advance its proportionate share of a requested Revolving Credit Loan as required by this Agreement. Each Loan Request shall be (x) for a Revolving Credit Base Rate Loan in a minimum aggregate amount of $1,000,000.00 or an integral multiple of $100,000.00 in excess thereof; or (y) for a Revolving Credit LIBOR Rate Loan in a minimum aggregate amount of $1,000,000.00 or an integral multiple of $1,000,000.00 in excess thereof; provided, however, that there shall be no more than eight (8) LIBOR Rate Loans outstanding at any one time. Any consent given by a Lender to the Agent to fund in a particular Alternative Currency shall be binding on such Lender and the Agent may conclusively assume the effectiveness thereof absent receipt of notice to the contrary from any such Lender. If Borrower fails to specify a Currency in a Loan Request requesting a Revolving Credit Loan, then the requested Revolving Credit Loan shall be made in Dollars.

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§2.8         Funds for Loans.

(a)          Not later than 1:00 p.m. (Cleveland time) on the proposed Drawdown Date of any Revolving Credit Loans or Term Loans denominated in Dollars, each of the applicable Revolving Credit Lenders or Term Loan Lenders, as applicable, will make available to the Agent, at the Agent’s Head Office, in Same Day Funds in the applicable Currency, the amount of such Lender’s applicable Commitment Percentage of the amount of the requested Loans which may be disbursed pursuant to §2.1 or §2.2, as applicable. In the case of a borrowing denominated in an Alternative Currency, each of the applicable Revolving Credit Lenders or Term Loan Lenders, as applicable, will make available to the Agent, at the Agent’s Head Office, in Same Day Funds in the applicable Currency not later than the Applicable Time specified by the Agent on the Business Day specified in the applicable Loan Request. A Lender at its option may, upon reasonable prior notice to Agent, make a LIBOR Rate Loan by causing any U.S. or non-U.S. branch or Affiliate of such Lender to make such Loan and any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Upon receipt from each such Revolving Credit Lender or Term Loan Lender, as applicable, of such amount, and upon receipt of the documents required by §11 (and in connection with the making of the initial Loan on the Closing Date, §10) and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to the Borrower the aggregate amount of such Revolving Credit Loans or Term Loans made available to the Agent by the Revolving Credit Lenders or Term Loan Lenders, as applicable, by crediting such amount to the account of the Borrower maintained at the Agent’s Head Office. The failure or refusal of any Revolving Credit Lender or Term Loan Lender to make available to the Agent at the aforesaid time and place on any Drawdown Date, or on the Closing Date or Commitment Increase Date (if applicable) with respect to any Term Loans, the amount of its Commitment Percentage of the requested Loans shall not relieve any other Revolving Credit Lender or Term Loan Lender from its several obligation hereunder to make available to the Agent the amount of such other Lender’s Commitment Percentage of any requested Loans, including any additional Revolving Credit Loans that may be requested subject to the terms and conditions hereof to provide funds to replace those not advanced by the Lender so failing or refusing.

(b)          Unless the Agent shall have been notified by any Lender prior to the applicable Drawdown Date of any Revolving Credit Loans, or on the Closing Date or Commitment Increase Date (if applicable) with respect to any Term Loans, that such Lender will not make available to Agent (in the applicable Currency) such Lender’s Revolving Credit Commitment Percentage of a proposed Revolving Credit Loan or Term Loans, Agent may in its discretion assume that such Lender has made such Loan available to Agent (in the applicable Currency) in accordance with the provisions of this Agreement and the Agent may, if it chooses, in reliance upon such assumption make such Loan available to the Borrower, and such Lender shall be liable to the Agent for the amount of such advance. If such Lender does not pay such corresponding amount in the applicable Currency upon the Agent’s demand therefor, the Agent will promptly notify the Borrower, and the Borrower shall promptly pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrower to the date such corresponding amount is recovered by the Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for such Loan or (ii) from a Lender at the Federal Funds Effective Rate plus one percent (1%), plus with respect to any payment to be made by a Lender that is denominated in an Alternative Currency, the cost to Agent of funding such amount (as determined by Agent).

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§2.9         Use of Proceeds. The Borrower will use the proceeds of the Loans solely for (a) payment of closing costs in connection with this Agreement, (b) repayment of Indebtedness, (c) acquisitions of fee simple ownership of Real Estate or Real Estate subject to a Ground Lease and other Investments permitted under the Loan Documents, and (d) general corporate and working capital purposes, including, without limitation, acquisitions, capital expenditures, distributions, joint ventures, note purchases, share repurchases and other lawful corporate purposes.

§2.10       Letters of Credit.

(a)          Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Closing Date through the day that is ninety (90) days prior to the Revolving Credit Maturity Date, the Issuing Lender shall issue such Letters of Credit in Dollars (or, if available as determined by the applicable Issuing Lender in its sole discretion, in Alternative Currencies) as the Borrower may request upon the delivery of a written request in the form of Exhibit F hereto (a “Letter of Credit Request”) to the relevant Issuing Lender, provided that (i) no Default or Event of Default shall have occurred and be continuing, (ii) upon issuance of such Letter of Credit, the Letter of Credit Liabilities shall not exceed the Letter of Credit Sublimit, (iii) in no event shall (A) the sum of the outstanding principal amount of the Revolving Credit Loans, Swing Loans and Letter of Credit Liabilities (after giving effect to any requested Letters of Credit) exceed the Total Revolving Credit Commitment, and (B) the sum of the (1) outstanding principal amount of the Revolving Credit Loans, Term Loans, Swing Loans and Letter of Credit Liabilities (after giving effect to any requested Letters of Credit), and (2) the aggregate amount of all other Unsecured Indebtedness of REIT and its Subsidiaries cause a violation of the covenants set forth in §§9.3 or 9.4, (iv) the conditions set forth in §11 (and, in connection with any request for the issuance of any Letters of Credit on the Closing Date, §10) shall have been satisfied, and (v) in no event shall any amount drawn under a Letter of Credit be available for reinstatement or a subsequent drawing under such Letter of Credit. Notwithstanding anything to the contrary contained in this §2.10, the Issuing Lender shall not be obligated to issue, amend, extend, renew or increase any Letter of Credit at a time when any other Revolving Credit Lender is a Defaulting Lender, unless the Issuing Lender is satisfied that the participation therein will otherwise be fully allocated to the Revolving Credit Lenders that are Non-Defaulting Lenders consistent with §2.13(c) and the Defaulting Lender shall have no participation therein, except to the extent the Issuing Lender has entered into arrangements with the Borrower or such Defaulting Lender which are satisfactory to the Issuing Lender in its good faith determination to eliminate the Issuing Lender’s Fronting Exposure with respect to any such Defaulting Lender, including the delivery of cash collateral. The Issuing Lender may assume that the conditions in §11 have been satisfied unless it receives written notice from a Revolving Credit Lender that such conditions have not been satisfied. Each Letter of Credit Request shall be executed by an Authorized Officer of the Borrower. The Issuing Lender shall be entitled to conclusively rely on such Person’s authority to request a Letter of Credit on behalf of the Borrower. The Issuing Lender shall have no duty to verify the authenticity of any signature appearing on a Letter of Credit Request. The Borrower assumes all risks with respect to the use of the Letters of Credit. Unless the Issuing Lender and the Required Revolving Credit Lenders otherwise consent, the term of any Letter of Credit shall not exceed a period of time commencing on the issuance of the Letter of Credit and ending one year after the date of issuance thereof (or such longer period as Issuing Lender may approve); provided, however, that a Letter of Credit may contain a provision providing for the automatic extension of the expiration date in the absence of a notice of non-renewal from the Issuing Lender but, subject to the following proviso, in no event shall any such provision permit the extension of the expiration date of such Letter of Credit beyond the Revolving Credit Maturity Date; provided further, that a Letter of Credit may, as a result of its express terms or as the result of the effect of an automatic extension provision, have an expiration of not more than one year beyond the Revolving Credit Maturity Date so long as the Borrower delivers to the Issuing Lender no later than thirty (30) days prior to the Revolving Credit Maturity Date cash collateral for such Letter of Credit for deposit into the Collateral Account in an amount equal to the maximum amount available to be drawn under such Letter of Credit or other credit support acceptable to such Issuing Lender. The amount available to be drawn under any Letter of Credit shall reduce on a dollar-for-dollar basis the amount available to be drawn under the Total Revolving Credit Commitment as a Revolving Credit Loan.

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(b)          Each Letter of Credit Request shall be submitted to the Issuing Lender at least five (5) Business Days (or such shorter period as the Issuing Lender may approve) prior to the date upon which the requested Letter of Credit is to be issued. Each such Letter of Credit Request shall contain (i) a statement as to the purpose for which such Letter of Credit shall be used (which purpose shall be in accordance with the terms of this Agreement), and (ii) a certification by the chief financial officer of the Borrower that the Borrower and Guarantors (including any Unencumbered Property Subsidiary) are and will be in compliance with all covenants under the Loan Documents after giving effect to the issuance of such Letter of Credit. The Borrower shall further deliver to the Issuing Lender such additional applications (which application as of the date hereof for KeyBank is in the form of Exhibit G attached hereto) and documents as the Issuing Lender may require, in conformity with the then standard practices of its letter of credit department, in connection with the issuance of such Letter of Credit; provided that in the event of any conflict between the terms of any such additional application(s) and this Agreement, the terms of this Agreement shall control.

(c)          The Issuing Lender shall, subject to the conditions set forth in this Agreement, issue the Letter of Credit on or before five (5) Business Days following receipt of the documents last due pursuant to §2.10(b). Each Letter of Credit shall be in form and substance reasonably satisfactory to the Issuing Lender in its reasonable discretion. The Issuing Lender shall promptly notify the Agent of the issuance of each Letter of Credit.

(d)          Upon the issuance of a Letter of Credit, each Revolving Credit Lender shall be deemed to have purchased a participation therein from the Issuing Lender in an amount equal to its respective Revolving Credit Commitment Percentage of the amount of such Letter of Credit. No Revolving Credit Lender’s obligation to participate in a Letter of Credit shall be affected by any other Revolving Credit Lender’s failure to perform as required herein with respect to such Letter of Credit or any other Letter of Credit.

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(e)          Upon the issuance of each Letter of Credit, the Borrower shall pay to the Issuing Lender (i) for its own account, a Letter of Credit fronting fee calculated at the rate equal to one-eighth of one percent (0.125%) of the face amount of such Letter of Credit (which fee shall not be less than $1,500 in any event) and an administrative charge of $250, and (ii) for the accounts of the Revolving Credit Lenders that are Non-Defaulting Lenders (including the Issuing Lender) in accordance with their respective percentage shares of participation in such Letter of Credit, a Letter of Credit fee calculated at the rate per annum equal to the Applicable Margin then applicable to LIBOR Rate Loans on the face amount of such Letter of Credit. Such fees shall be payable in quarterly installments in arrears with respect to each Letter of Credit on the first day of each calendar quarter following the date of issuance and continuing on each quarter or portion thereof thereafter, as applicable, or on any earlier date on which the Revolving Credit Commitments shall terminate and on the expiration or return of any Letter of Credit. In addition, the Borrower shall pay to the Issuing Lender for its own account within five (5) days of demand of the Issuing Lender the standard issuance, documentation and service charges for Letters of Credit issued from time to time by the Issuing Lender.

(f)          In the event that any amount is drawn under a Letter of Credit by the beneficiary thereof, (i) the Issuing Lender shall notify Agent of the amount drawn and the Letter of Credit to which such amount relates, (ii) the Borrower shall reimburse the Issuing Lender by having such amount drawn treated as an outstanding Revolving Credit Base Rate Loan under this Agreement (the Borrower being deemed to have requested a Revolving Credit Base Rate Loan on such date in an amount equal to the Dollar Equivalent of the amount of such drawing and such amount drawn shall be treated as an outstanding Revolving Credit Base Rate Loan under this Agreement) and (iii) the Agent shall promptly notify each Revolving Credit Lender by telecopy, email, telephone (confirmed in writing) or other similar means of transmission, and each Revolving Credit Lender shall promptly and unconditionally pay to the Agent, for the Issuing Lender’s own account, an amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of such Letter of Credit (to the extent of the amount drawn). If and to the extent any Revolving Credit Lender shall not make such amount available on the Business Day on which such draw is funded, such Revolving Credit Lender agrees to pay such amount to the Agent forthwith on demand, together with interest thereon, for each day from the date on which such draw was funded until the date on which such amount is paid to the Agent, at the Federal Funds Effective Rate until three (3) days after the date on which the Agent gives notice of such draw and at the Federal Funds Effective Rate plus one percent (1%) for each day thereafter. Further, such Revolving Credit Lender shall be deemed to have assigned any and all payments made of principal and interest on its Revolving Credit Loans, amounts due with respect to its participations in Letters of Credit and any other amounts due to it hereunder to the Agent to fund the amount of any drawn Letter of Credit which such Revolving Credit Lender was required to fund pursuant to this §2.10(f) until such amount has been funded (as a result of such assignment or otherwise). In the event of any such failure or refusal, the Revolving Credit Lenders not so failing or refusing shall be entitled to a priority secured position for such amounts as provided in §12.5. The failure of any Revolving Credit Lender to make funds available to the Agent in such amount shall not relieve any other Revolving Credit Lender of its obligation hereunder to make funds available to the Agent pursuant to this §2.10(f).

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(g)          If after the issuance of a Letter of Credit pursuant to §2.10(c) by the Issuing Lender, but prior to the funding of any portion thereof by a Revolving Credit Lender, for any reason a drawing under a Letter of Credit cannot be refinanced as a Revolving Credit Loan, each Revolving Credit Lender will, on the date such Revolving Credit Loan pursuant to §2.10(f) was to have been made, purchase an undivided participation interest in the Letter of Credit in an amount equal to its Revolving Credit Commitment Percentage of the amount of such Letter of Credit in the applicable Currency. Each Revolving Credit Lender will immediately transfer to the Issuing Lender in immediately available funds the amount of its participation and upon receipt thereof the Issuing Lender will deliver to such Revolving Credit Lender a Letter of Credit participation certificate dated the date of receipt of such funds and in such amount.

(h)          Whenever at any time after the Issuing Lender has received from any Revolving Credit Lender any such Revolving Credit Lender’s payment of funds under a Letter of Credit and thereafter the Issuing Lender receives any payment on account thereof, then the Issuing Lender will distribute to such Revolving Credit Lender its participation interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Revolving Credit Lender’s participation interest was outstanding and funded); provided, however, that in the event that such payment received by the Issuing Lender is required to be returned, such Revolving Credit Lender will return to the Issuing Lender any portion thereof previously distributed by the Issuing Lender to it.

(i)          The issuance of any supplement, modification, amendment, renewal or extension to or of any Letter of Credit shall be treated in all respects the same as the issuance of a new Letter of Credit.

(j)          The Borrower assumes all risks of the acts, omissions, or misuse of any Letter of Credit by the beneficiary thereof. Neither the Agent, the Issuing Lender nor any Lender will be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the issuance of any Letter of Credit, even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of any beneficiary of any Letter of Credit to comply fully with the conditions required in order to demand payment under a Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telecopy, email or otherwise; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document or draft required by or from a beneficiary in order to make a disbursement under a Letter of Credit or the proceeds thereof; (vii) the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) any consequences arising from causes beyond the control of the Agent or any Lender. None of the foregoing will affect, impair or prevent the vesting of any of the rights or powers granted to the Agent, the Issuing Lender or the Lenders hereunder. In furtherance and extension and not in limitation or derogation of any of the foregoing, any act taken or omitted to be taken by the Agent, the Issuing Lender or the other Lenders in good faith will be binding on the Borrower and will not put the Agent, the Issuing Lender or the other Lenders under any resulting liability to the Borrower; provided nothing contained herein shall relieve the Issuing Lender for liability to the Borrower arising as a result of the gross negligence or willful misconduct of the Issuing Lender as determined by a final non-appealable judgment of a court of competent jurisdiction.

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§2.11       Increase in Total Commitment.

(a)          Subject to the terms and conditions set forth in this §2.11, the Borrower shall have the option at any time and from time to time before the Revolving Credit Maturity Date (as the same may be extended pursuant to §2.12 below) or the Term Loan Maturity Date, as applicable, to request an increase in the Total Revolving Credit Commitment and/or the Total Term Loan Credit Commitment by giving written notice to the Agent (an “Increase Notice”; and the amount of such requested increase is the “Commitment Increase”), provided that any such individual increase must be in a minimum amount of $20,000,000.00 and increments of $5,000,000.00 in excess thereof, and the Total Commitment shall not exceed $1,750,000,000.00. Upon receipt of any Increase Notice, the Agent shall consult with KCM and shall notify the Borrower of the amount of the facility fees to be paid to any Lenders who provide an additional Revolving Credit Commitment and/or Term Loan Commitment, as applicable, in connection with such increase in the Revolving Credit Commitment and/or Term Loan Commitment, as applicable, pursuant to the Agreement Regarding Fees. If the Borrower agrees to pay the facility fees so determined (and/or such other fees as may be agreed to by Borrower and Agent), the Agent shall send a notice to all Revolving Credit Lenders and/or Term Loan Lenders, as applicable (the “Additional Commitment Request Notice”) informing them of the Borrower’s request to increase the Total Revolving Credit Commitment and/or the Total Term Loan Commitment, as applicable, and of the facility fees to be paid with respect thereto. Each Revolving Credit Lender and/or Term Loan Lender, as applicable, who desires to provide an additional Revolving Credit Commitment and/or Term Loan Commitment, as applicable, upon such terms shall provide Agent with a written commitment letter specifying the amount of the additional Revolving Credit Commitment and/or Term Loan Commitment, as applicable, which it is willing to provide prior to such deadline as may be specified in the Additional Commitment Request Notice. If the requested increase is oversubscribed then the Agent and KCM shall allocate the Commitment Increase among the Revolving Credit Lenders and/or Term Loan Lenders, as applicable, who provide such commitment letters on such basis as the Agent and KCM, shall determine following consultation with the Borrower. If the additional Revolving Credit Commitments and/or Term Loan Commitments, as applicable, so provided are not sufficient to provide the full amount of the Revolving Credit Commitment Increase and/or the Term Loan Commitment Increase, as applicable, that is requested by the Borrower, then the Agent, KCM, or the Borrower may, but shall not be obligated to, invite one or more banks or lending institutions (which banks or lending institutions shall be acceptable to Agent, KCM, and the Borrower) to become a Revolving Credit Lender and/or Term Loan Lender, as applicable, and provide an additional Revolving Credit Commitment and/or Term Loan Commitment, as applicable. The Agent shall provide all Revolving Credit Lenders and/or Term Loan Lenders, as applicable, with a notice setting forth the amount, if any, of the additional Revolving Credit Commitment and/or Term Loan Commitment, as applicable, to be provided by each Revolving Credit Lender and/or Term Loan Lender, as applicable, and the revised Revolving Credit Commitment Percentages and/or Term Loan Commitment Percentages, as applicable, which shall be applicable after the effective date of the Revolving Credit Commitment Increase and/or Term Loan Commitment Increase, as applicable, specified therein (the “Commitment Increase Date”). In no event shall any Lender be obligated to provide an additional Revolving Credit Commitment and/or Term Loan Commitment.

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(b)          On any Commitment Increase Date the outstanding principal balance of the Revolving Credit Loans shall be reallocated among the Revolving Credit Lenders such that after the applicable Commitment Increase Date the outstanding principal amount of Revolving Credit Loans owed to each Revolving Credit Lender shall be equal to such Lender’s Revolving Credit Commitment Percentage (as in effect after the applicable Commitment Increase Date) of the outstanding principal amount of all Revolving Credit Loans. The participation interests of the Revolving Credit Lenders in Letters of Credit shall be similarly adjusted. On any Commitment Increase Date, those Revolving Credit Lenders whose Revolving Credit Commitment Percentage is increasing shall advance the funds to the Agent (in each case, in the applicable Currency for such Revolving Credit Loans) and the funds so advanced shall be distributed among the Revolving Credit Lenders whose Revolving Credit Commitment Percentage is decreasing as necessary to accomplish the required reallocation of the outstanding Revolving Credit Loans. The funds so advanced in Dollars shall be Base Rate Loans or LIBOR Rate Loans, in accordance with the request of the Borrower, and the funds so advanced in an Alternative Currency shall be LIBOR Rate Loans which are allocated among all Lenders based on their Revolving Credit Commitment Percentages. To the extent such reallocation results in certain Lenders receiving funds which are applied to LIBOR Rate Loans prior to the last day of the applicable Interest Period, then the Borrower shall pay to the Agent for the account of the affected Lenders the Breakage Costs for each such Lender (provided that the parties agree to attempt to coordinate the closing of any increase of the Total Revolving Credit Commitment or Total Term Loan Commitment, as applicable, to minimize Breakage Costs that may come due); provided, however, each Lender agrees to apply any amounts received by them pursuant to this §2.11(b) first to the principal of any Base Rate Loans held by such Lender and then to the principal of LIBOR Rate Loans held by such Lender.

(c)          Upon the effective date of each increase in the Total Commitment pursuant to this §2.11, (i) the Agent may unilaterally revise Schedule 1.1 to reflect the name and address, Commitment and Commitment Percentage of each Lender following such increase and the Borrower shall execute and deliver to the Agent new Revolving Credit Notes or Term Loan Notes, as applicable, for each Lender whose Commitment has changed so that the principal amount of such Lender’s Revolving Credit Note or Term Loan Note, as applicable, shall equal its Commitment. The Agent shall deliver such replacement Revolving Credit Note and/or Term Loan Note, as applicable, to the respective Lenders in exchange for the Revolving Credit Notes and/or Term Loan Notes replaced thereby which shall be surrendered by such Lenders. Such new Revolving Credit Notes and/or Term Loan Notes, as applicable, shall provide that they are replacements for the surrendered Revolving Credit Notes and/or Term Loan Notes, as applicable, and that they do not constitute a novation, shall be dated as of the applicable Commitment Increase Date and shall otherwise be in substantially the form of the replaced Revolving Credit Notes or Term Loan Notes, as applicable. In connection with the issuance of any new Revolving Credit Notes and/or Term Loan Notes, as applicable, pursuant to this §2.11(c), the Borrower shall deliver an opinion of counsel, addressed to the Lenders and the Agent, relating to the due authorization, execution and delivery of such new Revolving Credit Notes and/or Term Loan Notes, as applicable, and the enforceability thereof, in form and substance substantially similar to the opinion delivered in connection with the first disbursement under this Agreement or otherwise in form and substance reasonably satisfactory to the Agent. The surrendered Revolving Credit Notes and/or Term Loan Notes, as applicable, shall be canceled and returned to the Borrower.

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(d)          Notwithstanding anything to the contrary contained herein, the obligation of the Agent and the Revolving Credit Lenders to increase the Total Revolving Credit Commitment, and/or the Agent and the Term Loan Lenders to increase the Total Term Loan Commitment, as applicable, pursuant to this §2.11 shall be conditioned upon satisfaction of the following conditions precedent which must be satisfied prior to the effectiveness of any increase of the Total Revolving Credit Commitment or the Total Term Loan Commitment, as applicable:

(i)          Payment of Activation Fee. The Borrower shall pay (A) to the Agent and KCM those fees described in and contemplated by the Agreement Regarding Fees with respect to the applicable Commitment Increase, and (B) to KCM such facility fees as the Revolving Credit Lenders or Term Loan Lenders who are providing an additional Revolving Credit Commitment or Term Loan Commitment, as applicable, may require to increase the aggregate Revolving Credit Commitment or Term Loan Commitment, as applicable, which fees shall, when paid, be fully earned and non-refundable under any circumstances. KCM shall pay to the Lenders acquiring the applicable Commitment Increase certain fees pursuant to their separate agreement; and

(ii)         No Default. On the date any such increase becomes effective, both immediately before and after the Total Revolving Credit Commitment or Total Term Loan Commitment is increased, there shall exist no Default or Event of Default; and

(iii)        Representations True. The representations and warranties made by the Borrower and the Guarantors in the Loan Documents or otherwise made by or on behalf of the Borrower, the Guarantors or the Unencumbered Property Subsidiaries in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the date of such Increase Notice and on the date the Total Revolving Credit Commitment or Total Term Loan Commitment is increased (although any representations and warranties which expressly relate to a given date or period shall be required only to be true and correct in all material respects as of the respective date or for the respective period, as the case may be) (in each case, without duplication of any materiality qualifier contained therein), both immediately before and after the Total Revolving Credit Commitment or Total Term Loan Commitment is increased; and

(iv)        Beneficial Ownership Certification. If requested by the Agent or any Lender, the Borrower shall have delivered, at least five (5) Business Days prior to the Commitment Increase Date, to the Agent (and any such Lender) a completed and executed Beneficial Ownership Certification; and

(v)         Additional Documents and Expenses. The Borrower and the Guarantors shall execute and deliver to the Agent and the Lenders such additional documents, instruments, certifications and opinions as the Agent may reasonably require (including, without limitation, in the case of the Borrower, a Compliance Certificate, demonstrating compliance with all covenants, representations and warranties set forth in the Loan Documents after giving effect to the increase).

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§2.12       Extension of Revolving Credit Maturity Date.

(a)          The Borrower shall have the right and option to extend the Revolving Credit Maturity Date in respect of the Total Revolving Credit Commitment or portion thereof in accordance with §2.4 (as determined by the Borrower in its sole discretion) a total of two (2) times for a period of six (6) months each time upon satisfaction of the following conditions precedent, which must be satisfied prior to the effectiveness of any extension of the Revolving Credit Maturity Date:

(i)          Extension Request. The Borrower shall deliver written notice of such request to extend the Revolving Credit Maturity Date (the “Extension Request”) to the Agent not earlier than the date which is one hundred twenty (120) days and not later than the date which is thirty (30) days prior to the then-applicable Revolving Credit Maturity Date (as determined without regard to such extension) and which notice shall specify the aggregate amount of the Revolving Credit Commitments the Borrower elects to so extend (provided that any reduction of the Revolving Credit Commitments shall be in accordance with §2.4).

(ii)         Payment of Extension Fee. The Borrower shall pay to the Agent for the pro rata accounts of the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitments an extension fee in an amount equal to seven and one-half (7.5) basis points on the Total Revolving Credit Commitment in effect on the then-applicable Revolving Credit Maturity Date (as determined without regard to such extension) or on the portion thereof to be extended pursuant to the Extension Request, which fee shall, when paid, be fully earned and non-refundable under any circumstances.

(iii)        No Default. On the date of such extension, there shall exist no Default or Event of Default.

(iv)        Beneficial Ownership Certification. If requested by the Agent or any Lender, the Borrower shall have delivered, at least five (5) Business Days prior to the date of such extension, to the Agent (and any such Lender) a completed and executed Beneficial Ownership Certification.

(v)         Representations and Warranties. The representations and warranties made by the Borrower and the Guarantors in the Loan Documents or otherwise made by or on behalf of the Borrower, the Guarantors or the Unencumbered Property Subsidiaries in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the date of such extension (although any representations and warranties which expressly relate to a given date or period shall be required only to be true and correct in all material respects as of the respective date or for the respective period, as the case may be) (in each case, without duplication of any materiality qualified contained therein).

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For purposes of clarity, if the Borrower exercises its first right and option as provided above to extend the Revolving Credit Maturity Date pursuant to this §2.12 (the “First Extension Option”), the Revolving Credit Maturity Date shall be extended to February 1, 2024, and if the Borrower subsequently exercises its second right and option as provided above to extend the Revolving Credit Maturity Date pursuant to this §2.12 (the “Second Extension Option”), then the Revolving Credit Maturity Date shall be extended to August 1, 2024. Borrower may only exercise the Second Extension Option if it has exercised the First Extension Option in accordance with this §2.12. Any extension of the Revolving Credit Maturity Date pursuant to this §2.12 shall become effective on the day that all the conditions in this §2.12 with respect to such Extension Request are satisfied (which may be prior to the then-applicable Revolving Credit Maturity Date), provided that such conditions must be satisfied within the time period provided in each such condition, and, in any event, on or prior to the then-applicable Revolving Credit Maturity Date (as determined without regard to such extension).

§2.13       Defaulting Lenders.

(a)          If for any reason any Lender shall be a Defaulting Lender, then, in addition to the rights and remedies that may be available to the Agent or the Borrower under this Agreement or Applicable Law, such Defaulting Lender’s right to participate in the administration of the Loans, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Agent or to be taken into account in the calculation of the Majority Lenders, the Required Revolving Credit Lenders, the Required Term Loan Lenders or all of the Lenders, shall be suspended during the pendency of such failure or refusal. If a Lender is a Defaulting Lender because it has failed to make timely payment to the Agent of any amount required to be paid to the Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Agent or the Borrower may have under the immediately preceding provisions or otherwise, the Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Effective Rate plus one percent (1%), (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. Any amounts received by the Agent in respect of a Defaulting Lender’s Loans shall be applied as set forth in §2.13(d).

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(b)          Any Non-Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire all or a portion of a Defaulting Lender’s Commitments. Any Lender desiring to exercise such right shall give written notice thereof to the Agent and the Borrower no sooner than two (2) Business Days and not later than five (5) Business Days after such Defaulting Lender became a Defaulting Lender. If more than one Lender exercises such right, each such Lender shall have the right to acquire an amount of such Defaulting Lender’s Commitments in proportion to the Commitments of the other Lenders exercising such right. If after such fifth Business Day, the Lenders have not elected to purchase all of the Commitments of such Defaulting Lender, then the Borrower (so long as no Default or Event of Default exists) or the Majority Lenders may, by giving written notice thereof to the Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Commitments to an eligible assignee subject to and in accordance with the provisions of §18.1 for the purchase price provided for below. No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an eligible assignee. Upon any such purchase or assignment, and any such demand with respect to which the conditions specified in §18.1 have been satisfied, the Defaulting Lender’s interest in the Loans and its rights hereunder (but not its liability in respect thereof or under the Loan Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Acceptance Agreement. If such Defaulting Lender does not execute and deliver to the Agent a duly completed Assignment and Acceptance Agreement and/or such other documentation reasonably requested by the Agent to surrender and transfer such interest to the purchaser or assignee thereof within a period of time deemed reasonable by the Agent after the later of (i) the date on which such purchaser or assignee executes and delivers such Assignment and Acceptance Agreement and/or such other documentation and (ii) the date on which the Defaulting Lender receives all payments required to be paid to it by this §2.13(b), then such Defaulting Lender shall, to the extent permissible by Applicable Law, be deemed to have executed and delivered such Assignment and Acceptance Agreement and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance Agreement and/or such other documentation on behalf of such Defaulting Lender. The purchase price for the Commitments of a Defaulting Lender shall be equal to the amount of the principal balance of the Loans (including the Dollar Equivalent of any Alternative Currency Loans) outstanding and owed by the Borrower to the Defaulting Lender plus any accrued but unpaid interest thereon (but not on accrued and unpaid fees). Prior to payment of such purchase price to a Defaulting Lender, the Agent shall apply against such purchase price any amounts retained by the Agent pursuant to §2.13(d).

(c)          During any period in which there is a Defaulting Lender, all or any part of such Defaulting Lender’s obligation to acquire, refinance or fund participations in Letters of Credit pursuant to §2.10(g) or Swing Loans pursuant to §2.5(e) shall be reallocated among the Revolving Credit Lenders that are Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (computed without giving effect to the Revolving Credit Commitment of such Defaulting Lender); provided that (i) each such reallocation shall be given effect only if, at the time of such reallocation, the conditions set forth in §§10 and 11, as applicable, are satisfied or waived in writing (and, unless the Borrower shall have notified the Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at the time), and (ii) the aggregate obligation of each Revolving Credit Lender that is a Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Loans shall not exceed the positive difference, if any, of (A) the Revolving Credit Commitment of that Non-Defaulting Lender minus (B) the sum of (1) the aggregate outstanding principal amount of the Revolving Credit Loans of that Lender plus (2) such Lender’s pro rata portion in accordance with its Revolving Credit Commitment Percentage of outstanding Letter of Credit Liabilities and Swing Loans. Subject to §34, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

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(d)          Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to the Agent for the account of such Defaulting Lender pursuant to §13), shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent (other than with respect to Letter of Credit Liabilities) hereunder (including, without limitation, in the case of a payment made by such Defaulting Lender that is denominated in an Alternative Currency, the cost to the Agent of funding such payment (as determined by the Agent)); second, to the payment of any amounts owing by such Defaulting Lender to the Issuing Lender (with respect to Letter of Credit Liabilities) and/or the Swing Loan Lender hereunder; third, if so determined by the Agent or requested by the Issuing Lender or the Swing Loan Lender, to be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Letter of Credit or Swing Loan; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy obligations of such Defaulting Lender to fund Loans or participations under this Agreement and (y) be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Letter of Credit or Swing Loan; sixth, to the payment of any amounts owing to the Agent or the Lenders (including the Issuing Lender and the Swing Loan Lender) as a result of any judgment of a court of competent jurisdiction obtained by the Agent or any Lender (including the Issuing Lender and the Swing Loan Lender) against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (i) such payment is a payment of the principal amount of any Revolving Credit Loans, Term Loans or funded participations in Letters of Credit or Swing Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (ii) such Revolving Credit Loans, Term Loans or funded participations in Letters of Credit or Swing Loans were made at a time when the conditions set forth in §§10 and 11, to the extent required by this Agreement, were satisfied or waived, such payment shall be applied solely to pay the Revolving Credit Loans or Term Loans of, and funded participations in Letters of Credit or Swing Loans owed to, all Non-Defaulting Lenders on a pro rata basis until such time as all Revolving Credit Loans, Term Loans and funded and unfunded participations in Letters of Credit and Swing Loans are held by the Revolving Credit Lenders and Term Loan Lenders, as applicable, pro rata in accordance with their Revolving Credit Commitment Percentages or Term Loan Commitment Percentages, as applicable, without regard to §2.13(c), prior to being applied to the payment of any Revolving Credit Loans or Term Loans of, or funded participations in Letters of Credit or Swing Loans owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this §2.13(d) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto, and to the extent allocated to the repayment of principal of the Loans, shall not be considered outstanding principal under this Agreement.

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(e)          If the reallocation described in clause (c) above cannot, or can only partially, be effected, within five (5) Business Days of demand by the Issuing Lender or the Swing Loan Lender from time to time, the Borrower shall first, prepay Swing Loans in an amount equal to the Swing Loan Lenders’ Fronting Exposure and, second, deliver to the Agent for the benefit of each Issuing Lender, cash collateral in an amount sufficient to cover all Fronting Exposure with respect to such Issuing Lender (after giving effect to §§2.5(a), 2.10(a) and 2.13(c)) on terms satisfactory to the Issuing Lender in its good faith determination (and such cash collateral shall be in Dollars or in the Alternative Currency of the cash-collateralized obligation). Any such cash collateral shall be deposited in the Collateral Account as collateral (solely for the benefit of the Issuing Lender) for the payment and performance of each Defaulting Lender’s pro rata portion in accordance with their respective Revolving Credit Commitment Percentages of outstanding Letter of Credit Liabilities. Moneys in the Collateral Account deposited pursuant to this §2.13(e) shall be applied by the Agent to reimburse the Issuing Lender immediately for each Defaulting Lender’s pro rata portion in accordance with their respective Revolving Credit Commitment Percentages of any funding obligation with respect to a Letter of Credit which has not otherwise been reimbursed by the Borrower or such Defaulting Lender.

(f)          (i)          Each Revolving Credit Lender that is a Defaulting Lender shall not be entitled to receive any Facility Fee or Unused Fee pursuant to §2.3 for any period during which that Lender is a Defaulting Lender.

(ii)         Each Revolving Credit Lender that is a Defaulting Lender shall not be entitled to receive Letter of Credit fees pursuant to §2.10(e) for any period during which that Lender is a Defaulting Lender.

(iii)        With respect to any Facility Fee, Unused Fee or Letter of Credit fees not required to be paid to any Defaulting Lender pursuant to clause (i) or (ii) above, the Borrower shall (x) pay to each Non-Defaulting Lender that is a Revolving Credit Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Liabilities or Swing Loans that has been reallocated to such Non-Defaulting Lender pursuant to §2.13(c), (y) pay to the Issuing Lender and the Swing Loan Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Lender’s or the Swing Loan Lender’s Fronting Exposure to such Defaulting Lender and (z) not be required to pay any remaining amount of any such fee.

(g)          If the Borrower (so long as no Default or Event of Default exists) and the Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Revolving Credit Loans or Term Loans, as applicable, of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit and Swing Loans, or Term Loans, as applicable, to be held on a pro rata basis by the Lenders in accordance with their Revolving Credit Commitments or Term Loan Commitments, as the case may be (without giving effect to §2.13(c)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

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§2.14       Evidence of Debt. The indebtedness of the Borrower resulting from the Loans made by each Lender from time to time shall be evidenced by one or more accounts or records maintained by such Lender and the Agent in the ordinary course of business, including, without limitation, the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Borrower hereby irrevocably authorizes Agent and the Lenders to make, or cause to be made, at or about the time of the Drawdown Date of any Loan or at the time of receipt of any payment thereof, an appropriate notation on Agent’s and the Lender’s records reflecting the making of such Loan or (as the case may be) the receipt of such payment. The Agent shall maintain accounts or records in accordance with its usual practice in which it shall record: (i) the date and the amount of each Loan made hereunder, the Type of such Loan, the denominated Currency of such Loan, and, if appropriate, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Agent hereunder from the Borrower and each Lender’s share thereof. The accounts or records maintained by the Agent and each Lender shall be prima facie evidence of the existence and amounts of the Obligations recorded therein and shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder or under the Notes, if any, to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error. The Borrower agrees that upon the request of any Lender made through the Agent (whether for purposes of pledge, enforcement or otherwise), the Borrower shall promptly execute and deliver to such Lender (through the Agent) a Revolving Credit Note, a Term Loan Note and/or a Swing Loan Note, as applicable, payable to the order of such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, Type (if applicable), Currency, amount and maturity of its Loans and payments with respect thereto. All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.

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§3.          REPAYMENT OF THE LOANS.

§3.1         Stated Maturity.

(a)          The Borrower promises to pay on the Revolving Credit Maturity Date and there shall become absolutely due and payable on the Revolving Credit Maturity Date all of the Revolving Credit Loans, Swing Loans and other Letter of Credit Liabilities Outstanding on such date, together with any and all accrued and unpaid interest thereon.

(b)          The Borrower promises to pay on the Term Loan Maturity Date and there shall become absolutely due and payable on the Term Loan Maturity Date all of the Term Loans Outstanding on such date, together with any and all accrued and unpaid interest thereon. The principal amount of the Term Loans shall not amortize prior to the Term Loan Maturity Date.

§3.2         Mandatory Prepayments.

(a)           If at any time (i) the sum of the aggregate outstanding principal amount of the Revolving Credit Loans, the Swing Loans and the Letter of Credit Liabilities exceeds the Total Revolving Credit Commitment, (ii) the sum of the aggregate outstanding principal amount of the Revolving Credit Loans, the Term Loans, the Swing Loans and the Letter of Credit Liabilities exceeds the Total Commitment; provided that, for purposes of this §3.2(a)(ii), the Revaluation Date for purposes of determining the Dollar Equivalent of any amount of Term Loans, or of the portion of the Total Commitment consisting of Term Loan Commitments, shall be deemed to be the Revaluation Date determined upon the incurrence of such Term Loans or Term Loan Commitments, as the case may be, pursuant to clause (a) of the definition of Revaluation Date, or (iii) the sum of (A) the aggregate outstanding principal amount of the Revolving Credit Loans, the Term Loans, the Swing Loans and the Letter of Credit Liabilities, and (B) the aggregate amount of all other Unsecured Indebtedness of REIT and its Subsidiaries causes a violation of the covenants set forth in §§9.3 or 9.4, then the Borrower shall, within five (5) Business Days of such occurrence pay the amount of such excess to the Agent for the respective accounts of the Revolving Credit Lenders (in the case of clause (i)) or all of the Lenders (in the case of clauses (ii) and (iii)), as applicable, for application to the Revolving Credit Loans and Term Loans as provided in §3.4, together with any additional amounts payable pursuant to §4.7, and deposit in the Collateral Account and pledge to Agent cash in any additional amount necessary to secure the Outstanding Letter of Credit Liabilities, except that the amount of any Swing Loans shall be paid solely to the Swing Loan Lender. Without limiting the foregoing, if at any time the Dollar Equivalent of the outstanding principal amount of all Revolving Credit Loans denominated in Swiss Francs shall exceed the Swiss Francs Limit, then the Borrower shall, within five (5) Business Days of such occurrence pay the amount of such excess to the Agent for the respective accounts of the Revolving Credit Lenders for application to the Revolving Credit Loans denominated in Swiss Francs, together with any additional amounts payable pursuant to §4.7.

(b)          For purposes of determining compliance with §3.2(a) and the covenants set forth in §9, the Outstanding amount of the Revolving Credit Loans and the Letters of Credit Liabilities which are denominated in Alternative Currencies shall be re-determined on the Revaluation Date occurring on the last calendar day of each calendar month prior to the Revolving Credit Maturity Date based on the Dollar Equivalent of the aggregate outstanding principal amount of such Revolving Credit Loans and Letter of Credit Liabilities (determined as of such day prior to 11:00 a.m. Cleveland, Ohio time). If, as a result of such re-determination, a prepayment of such Revolving Credit Loans shall be required under §3.2(a), the Agent shall promptly notify the Lenders and the Borrower thereof and Borrower shall within five (5) Business Days of receiving such notice from Agent make a prepayment of such Revolving Credit Loans to the extent required under §3.2(a).

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§3.3         Optional Prepayments.

(a)          The Borrower shall have the right, at its election, to prepay the outstanding amount of the Revolving Credit Loans, Term Loans and Swing Loans, as a whole or in part, at any time without penalty or premium; provided, that if any prepayment of the outstanding amount of any LIBOR Rate Loans pursuant to this §3.3 is made on a date that is not the last day of the Interest Period relating thereto, such prepayment shall be accompanied by the payment of any amounts due pursuant to §4.7.

(b)          The Borrower shall give the Agent, no later than 10:00 a.m. (Cleveland time) at least three (3) days prior written notice (or, in the case of LIBOR Rate Loans denominated in an Alternative Currency, three (3) Business Days) of any prepayment pursuant to this §3.3, in each case specifying the proposed date of prepayment of the Loans and the principal amount to be prepaid (provided that any such notice may be revoked or modified upon one (1) day’s prior notice to the Agent); provided, however, that Agent may reduce the required time period for such notice requirement to any shorter period reasonably acceptable to the Agent in connection with a prepayment of the Loans made by Borrower for purposes of curing any failure to comply with the terms of §§9.1, 9.3, 9.4, 9.5 or 9.6 pursuant to §12.2(a)(iv). Notwithstanding the foregoing, no prior notice shall be required for the prepayment of any Swing Loan.

§3.4         Partial Prepayments. Each partial prepayment of the Loans under §3.3 shall be in a minimum amount of $1,000,000.00 or an integral multiple of $100,000.00 in excess thereof (or, in the case of LIBOR Rate Loans that are denominated in an Alternative Currency, an amount for which the Dollar Equivalent is not less than $1,000,000 or $100,000, respectively), shall be accompanied by the payment of accrued interest on the principal prepaid to the date of payment. Except with respect to any partial payment made pursuant to the last sentence of §3.2(a), which shall be applied to the principal of Outstanding Revolving Credit Loans denominated in Swiss Francs, each partial payment under §3.2 shall be applied, first, pro rata to the principal of any Outstanding Swing Loans, second, pro rata to the principal of any Outstanding Revolving Credit Loans (and with respect to each category of Revolving Credit Loans, first, pro rata to the principal of Revolving Credit Base Rate Loans, second, pro rata to the principal of Revolving Credit LIBOR Rate Loans denominated in Dollars, and then, third, pro rata to the principal of Revolving Credit LIBOR Rate Loans denominated in Alternative Currencies), third, solely in the case of a mandatory prepayment under §3.2(a)(ii) or (iii), pro rata to the principal of any Outstanding Term Loans (and with respect to each category of Term Loans, first pro rata to the principal of Term Base Rate Loans, second, pro rata to the principal of Term LIBOR Rate Loans denominated in Dollars, third, pro rata to the principal of Term LIBOR Rate Loans denominated in Alternative Currencies) and then, fourth, to cash collateralize any outstanding Letter of Credit Liabilities on a pro rata basis. Each partial prepayment under §3.3 shall be applied, first, pro rata to the principal of any Outstanding Swing Loans, then, in the absence of instruction by the Borrower, second, pro rata to the principal of any Outstanding Revolving Credit Loans, third, to cash collateralize any outstanding Letter of Credit Liabilities on a pro rata basis, and then, fourth, pro rata to the principal of any Outstanding Term Loans (and with respect to each category of Loans, first, pro rata to the principal of Base Rate Loans, second, pro rata to the principal of LIBOR Rate Loans denominated in Dollars, and then, third, pro rata to the principal of LIBOR Rate Loans denominated in Alternative Currencies).

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§3.5         Effect of Prepayments. Amounts of the Revolving Credit Loans and Swing Loans prepaid under §§3.2 and 3.3 prior to the Maturity Date may be reborrowed as provided in §2. Any portion of the Term Loans that is prepaid may not be reborrowed.

§4.          CERTAIN GENERAL PROVISIONS.

§4.1         Conversion Options.

(a)          The Borrower may elect from time to time to convert any of its outstanding Revolving Credit Loans or Term Loans to a Revolving Credit Loan or Term Loan, respectively, of another Type and such Revolving Credit Loans or Term Loans shall thereafter bear interest as a Base Rate Loan or a LIBOR Rate Loan, as applicable; provided that (i) with respect to any such conversion of a LIBOR Rate Loan to a Base Rate Loan, the Borrower shall give the Agent at least one (1) Business Day’s prior written notice of such election, and such conversion shall only be made on the last day of the Interest Period with respect to such LIBOR Rate Loan; (ii) with respect to any such conversion of a Base Rate Loan to a LIBOR Rate Loan, the Borrower shall give the Agent at least three (3) LIBOR Business Days’ prior written notice of such election and the Interest Period requested for such Loan, the principal amount of the Loan so converted shall be in a minimum aggregate amount of $1,000,000.00 or an integral multiple of $1,000,000.00 in excess thereof and, after giving effect to the making of such Loan, there shall be no more than eight (8) LIBOR Rate Loans outstanding at any one time; (iii) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing, and (iv) no Alternative Currency Loan shall be converted to a Base Rate Loan. All or any part of the outstanding Revolving Credit Loans or Term Loans of any Type may be converted as provided herein, provided that no partial conversion shall result in a Base Rate Loan in a principal amount of less than $1,000,000.00 or an integral multiple of $100,000.00 or a LIBOR Rate Loan in a principal amount of less than $1,000,000.00 or an integral multiple of $1,000,000.00. On the date on which such conversion is being made, each Lender shall take such action as is necessary to transfer its Commitment Percentage of such Loans to its Domestic Lending Office or its LIBOR Lending Office, as the case may be. Each Conversion/Continuation Request relating to the conversion of a Base Rate Loan to a LIBOR Rate Loan shall be irrevocable by the Borrower.

(b)          Any LIBOR Rate Loan may be continued as such Type upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the terms of §4.1; provided that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the Interest Period relating thereto ending during the continuance of any Default or Event of Default (except for a LIBOR Rate Loan denominated in an Alternative Currency which, during the continuance of a Default, shall continue as a LIBOR Rate Loan with an Interest Period of one (1) month, and during the continuance of an Event of Default, shall be converted to an Alternate Rate Loan).

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(c)          In the event that the Borrower does not notify the Agent of its election hereunder with respect to any LIBOR Rate Loan, such Loan shall be automatically continued at the end of the applicable Interest Period as a LIBOR Rate Loan with an Interest Period of one month, provided that no circumstance exists which would preclude Borrower from obtaining a LIBOR Rate Loan, or if Borrower would be precluded from obtaining a LIBOR Rate Loan, it shall be converted to a Base Rate Loan at the end of the applicable Interest Period (except for a LIBOR Rate Loan denominated in an Alternative Currency which, if Borrower shall be precluded from obtaining a LIBOR Rate Loan, shall be converted to an Alternate Rate Loan).

Notwithstanding anything to the contrary contained herein, a LIBOR Rate Loan denominated in an Alternative Currency may be continued in the same Interest Period or converted to a different Interest Period in accordance with this §4.1 in an amount equal to the same number of units of the relevant Currency for which such LIBOR Rate Loan was initially made regardless of whether the principal amount of such Loan as of such date of continuation or conversion is less than $1,000,000.00.

§4.2         Fees. The Borrower agrees to pay to KeyBank, the Agent, KCM and CONA for their own account certain fees for services rendered or to be rendered in connection with the Loans as provided pursuant to that certain fee letter dated June 12, 2019 among the Borrower, KeyBank, KCM and CONA (as the same may be amended, modified, supplemented, restated or replaced, the “Agreement Regarding Fees”). All such fees shall be fully earned when paid and nonrefundable under any circumstances.

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§4.3         Funds for Payments.

(a)          All payments in Dollars of principal, interest, facility fees, Letter of Credit fees, closing fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the Lenders and the Agent, as the case may be, at the Agent’s Head Office, not later than 2:00 p.m. (Cleveland time) on the day when due, in each case in lawful money of the United States in Same Day Funds. All payments in any Alternative Currency hereunder or otherwise under the Loan Documents shall be made to the Agent’s Head Office for payments in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Agent on the date specified herein. Without limiting the generality of the foregoing, the Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, the Borrower or any Guarantor is prohibited by any Applicable Law from making any required payment hereunder in an Alternative Currency, the Borrower or Guarantor shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. All payments of principal of and interest on any Loan shall be payable in the same Currency as the Loan is denominated other than as provided in the preceding sentence, and all other fees and other amounts payable under this Agreement shall be payable in Dollars. With respect to the payment of any amount denominated in the Alternative Currency, the Agent shall not be liable to the Borrower or any Revolving Credit Lender in any way whatsoever for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid by the Agent if the Agent shall have taken all relevant steps to achieve, on the date required by this Agreement, the payment of such amount in Same Day Funds in the applicable Alternative Currency to the account with Agent designated by Borrower or the applicable LIBOR Lending Office. For purposes of this clause, “all relevant steps” means all such steps as may be prescribed from time to time by the regulations or operating procedures of such clearing or settlement system as the Agent may from time to time determine for the purpose of clearing or settling payments of the applicable Alternative Currency. The obligation of the Borrower and the Guarantors to pay any amount pursuant to this Agreement or any other Loan Document in Dollars or any particular Alternative Currency (the “Currency of Payment”) shall, notwithstanding any payment in any other currency (including pursuant to the judgment of a court), be discharged only to the extent that the Lender receiving such payment may, in accordance with its normal banking procedures on the Business Day following receipt of any such payment, purchase with the sum paid in such other currency (after payment of any premium and costs of exchange) the Currency of Payment on the Business Day on which such Lender receives such payment. If the amount of the Currency of Payment that is purchased by any Lender is less than the amount owing to such Lender in the applicable currency pursuant to this Agreement or any other Loan Document, the Borrower agrees, as a separate and independent obligation and notwithstanding any of the other terms contained in this Agreement or any other Loan Document, to pay such additional amount so that the applicable Lender receives payment in full in the applicable Currency of Payment all of the relevant monetary Obligations in accordance with the terms of this clause and the other terms of this Agreement. If the amount of the Currency of Payment that is purchased by any Lender exceeds the sum due in the applicable currency to such Lender, such Lender shall promptly pay the excess over to the Borrower in the currency and to the extent actually received by such Lender. To the extent not already paid pursuant to this paragraph, the Agent is hereby authorized to charge the accounts of the Borrower with KeyBank set forth on Schedule 4.3, on the dates when the amount thereof shall become due and payable, with the amounts of the principal of and interest on the Loans and all fees, charges, expenses and other amounts owing to the Agent and/or the Lenders (including the Swing Loan Lender) under the Loan Documents. Subject to the foregoing, all payments made to the Agent on behalf of the Lenders, and actually received by the Agent, shall be deemed received by the Lenders on the date actually received by the Agent.

(b)          All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim, and free and clear of and without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or other applicable Guarantor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this §4.3) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)          The Borrower and the Guarantors shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

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(d)          The Borrower and the Guarantors shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this §4.3) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error; provided that the determinations in such statement are made on a reasonable basis and in good faith.

(e)          Each Lender shall severally indemnify the Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or a Guarantor has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and the Guarantors to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of §18.4 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this subsection.

(f)          As soon as practicable after any payment of Taxes by the Borrower or any Guarantor to a Governmental Authority pursuant to this §4.3, the Borrower or such Guarantor shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(g)           (i)          Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following clauses (ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

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(ii)         Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A)         any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), an electronic copy (or an original if requested by the Borrower or the Agent) of an executed IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), whichever of the following is applicable:

(1)         in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an electronic copy (or an original if requested by the Borrower or the Agent) of an executed IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)         an electronic copy (or an original if requested by the Borrower or the Agent) of an executed IRS Form W-8ECI;

(3)         in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit L-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E; or

(4)         to the extent a Foreign Lender is not the beneficial owner, an electronic copy (or an original if requested by the Borrower or the Agent) of an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-2 or Exhibit L-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-4 on behalf of each such direct and indirect partner;

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(C)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), an electronic copy (or an original if requested by the Borrower or the Agent) of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(D)         if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(h)          If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this §4.3 (including by the payment of additional amounts pursuant to this §4.3), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this §4.3 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund has not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it reasonably deems confidential) to the indemnifying party or any other Person.

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(i)          Each party’s obligations under this §4.3 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(j)          The obligations of the Borrower to the Lenders under this Agreement with respect to Letters of Credit (and of the Revolving Credit Lenders to make payments to the Issuing Lender with respect to Letters of Credit and to the Swing Loan Lender with respect to Swing Loans) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances: (i) any lack of validity or enforceability of this Agreement, any Letter of Credit or any of the other Loan Documents; (ii) any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith; (iii) the existence of any claim, set-off, defense or any right which the Borrower or any of its Subsidiaries or Affiliates may have at any time against any beneficiary or any transferee of any Letter of Credit (or persons or entities for whom any such beneficiary or any such transferee may be acting) or the Lenders (other than the defense of payment to the Lenders in accordance with the terms of this Agreement) or any other person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, or any unrelated transaction; (iv) any draft, demand, certificate, statement or any other documents presented under any Letter of Credit proving to be insufficient, forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; (v) any breach of any agreement between the Borrower, any Guarantor or any of their Subsidiaries or Affiliates and any beneficiary or transferee of any Letter of Credit; (vi) any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit; (vii) payment by the Issuing Lender under any Letter of Credit against presentation of a sight draft, demand, certificate or other document which does not comply with the terms of such Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct on the part of the Issuing Lender as determined by a final non-appealable judgment of court of competent jurisdiction; (viii) any non-application or misapplication by the beneficiary of a Letter of Credit of the proceeds of such Letter of Credit; (ix) the legality, validity, form, regularity or enforceability of the Letter of Credit; (x) the failure of any payment by the Issuing Lender to conform to the terms of a Letter of Credit (if, in the Issuing Lender’s good faith judgment, such payment is determined to be appropriate); (xi) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (xii) the occurrence of any Default or Event of Default; and (xiii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, provided that such circumstance or happening under this clause (xiii) shall not have occurred as a result of gross negligence or willful misconduct on the part of the Issuing Lender as determined by a final non-appealable judgment of a court of competent jurisdiction.

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§4.4         Computations. All computations of interest on the Base Rate Loans and Alternate Rate Loans to the extent applicable shall be based on a three hundred sixty-five (365) or, in the event of a leap year, three hundred sixty-six (366)-day year, and paid for the actual number of days elapsed. All other computations of interest on the Loans and of other fees to the extent applicable shall be based on a 360-day year and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The Outstanding Loans and Letter of Credit Liabilities as reflected on the records of the Agent from time to time shall be considered prima facie evidence of such amount absent manifest error.

§4.5         Suspension of LIBOR Rate Loans. In the event that, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan of any Currency, the Agent shall determine that adequate and reasonable methods do not exist for ascertaining LIBOR with respect to borrowings of such Currency for such Interest Period, or the Agent shall reasonably determine that LIBOR with respect to borrowings of such Currency will not accurately and fairly reflect the cost of the Lenders making or maintaining LIBOR Rate Loans of such Currency for such Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Lenders absent manifest error) to the Borrower and the Lenders. In such event (a) any Loan Request with respect to a LIBOR Rate Loan of such affected Currency shall be automatically withdrawn and shall be deemed a request for a Base Rate Loan, (b) if such event relates to LIBOR Rate borrowings denominated in Dollars, each LIBOR Rate Loan denominated in Dollars will automatically, on the last day of the then current Interest Period applicable thereto, become a Base Rate Loan, and (c) if such event relates to LIBOR Rate borrowings denominated in any Alternative Currency, each LIBOR Rate Loan denominated in such Alternative Currency will automatically, on the last day of the then current Interest Period applicable thereto, become an Alternate Rate Loan, and the obligations of the Lenders to make LIBOR Rate Loans of such Currency shall be suspended until the Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall so notify the Borrower and the Lenders; provided that, for the avoidance of doubt, if the circumstances giving rise to the notice referenced above affect only the LIBOR Rate with respect to borrowings denominated in a single Currency, the provisions of this §4.5 shall apply only to LIBOR Rate borrowings denominated in such Currency, and borrowings of LIBOR Rate Loans denominated in other Currencies shall be permitted.

§4.6         Illegality. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or the interpretation or application thereof shall make it unlawful, or any central bank or other Governmental Authority having jurisdiction over a Lender or its LIBOR Lending Office shall assert that it is unlawful, for any Lender to make or maintain LIBOR Rate Loans denominated in any Currency, such Lender shall forthwith give notice of such circumstances to the Agent and the Borrower and thereupon (a) the commitment of the Lenders to make LIBOR Rate Loans denominated in such Currency shall forthwith be suspended, (b) if such event relates to LIBOR Rate borrowings denominated in Dollars, the LIBOR Rate Loans then outstanding which are denominated in Dollars shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law, and (c) if such event relates to LIBOR Rate borrowings denominated in an Alternative Currency, the LIBOR Rate Loans then outstanding which are denominated in such Alternative Currency shall be converted automatically to Alternate Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law; provided that, for the avoidance of doubt, if the circumstances giving rise to the notice referenced above affect only the LIBOR Rate with respect to borrowings denominated in a single Currency, the provisions of this §4.6 shall apply only to LIBOR Rate borrowings denominated in such Currency, and borrowings of LIBOR Rate Loans denominated in other Currencies shall be permitted. Notwithstanding the foregoing, before giving such notice, the applicable Lender shall designate a different lending office if such designation will void the need for giving such notice and will not, in the judgment of such Lender, be otherwise materially disadvantageous to such Lender or increase any costs payable by the Borrower hereunder.

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§4.7         Additional Interest. If any LIBOR Rate Loan or any portion thereof is repaid or is converted to a Base Rate Loan or an Alternate Rate Loan for any reason on a date which is prior to the last day of the Interest Period applicable to such LIBOR Rate Loan, or if repayment of the Loans has been accelerated as provided in §12.1, or if the Borrower fails to draw down on the first day of the applicable Interest Period any amount as to which the Borrower has elected a LIBOR Rate Loan, the Borrower will pay to the Agent upon demand for the account of the applicable Lenders in accordance with their respective Commitment Percentages, in addition to any amounts of interest otherwise payable hereunder, the Breakage Costs. The Borrower understands, agrees and acknowledges the following: (a) no Lender has any obligation to purchase, sell and/or match funds in connection with the use of LIBOR as a basis for calculating the rate of interest on a LIBOR Rate Loan; (b) LIBOR is used merely as a reference in determining such rate; and (c) the Borrower has accepted LIBOR as a reasonable and fair basis for calculating such rate and any Breakage Costs. The Borrower further agrees to pay the Breakage Costs, if any, whether or not a Lender elects to purchase, sell and/or match funds. For the purpose of calculating amounts payable to a Lender under this Section, each Lender shall be deemed to have actually funded its relevant LIBOR Rate Loan through the purchase of a deposit in Dollars or an applicable Alternative Currency bearing interest at LIBOR in an amount equal to the amount of that LIBOR Rate Loan and having a maturity comparable to the relevant Interest Period; provided, that each Lender may fund each of its LIBOR Rate Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section.

§4.8         Additional Costs, Etc. Notwithstanding anything herein to the contrary, if any present or future Applicable Law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time (or from time to time) hereafter made upon or otherwise issued to any Lender or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

(a)          subject any Lender or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the other Loan Documents, such Lender’s Commitment, a Letter of Credit or the Loans (whether in Dollars or an Alternative Currency)(except for Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and Connection Income Taxes), or

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(b)          impose on any Lender or Issuing Lender, the London interbank market or the relevant local market for obtaining quotations for Canadian CDOR Rate any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans (whether in Dollars or an Alternative Currency) made by such Lender or any Letter of Credit or participation therein, or

(c)          impose or increase or render applicable any special deposit, compulsory loan, insurance charge, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law and which are not already reflected in any amounts payable by the Borrower hereunder) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of any Lender, or

(d)          impose on any Lender or the Agent any other conditions or requirements with respect to this Agreement, the other Loan Documents, the Loans, such Lender’s Commitment, a Letter of Credit or any class of loans or commitments of which any of the Loans or such Lender’s Commitment forms a part; and the result of any of the foregoing is:

(i)          to increase the cost to any Lender of making, continuing, converting to, funding, issuing, renewing, extending or maintaining any of the Loans, the Letters of Credit or such Lender’s Commitment, or

(ii)         to reduce the amount of principal, interest or other amount payable to any Lender or the Agent hereunder on account of such Lender’s Commitment or any of the Loans or the Letters of Credit, or

(iii)        to require any Lender or the Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Agent from the Borrower hereunder, then, and in each such case, the Borrower will, within fifteen (15) days of demand made by such Lender or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Agent such additional amounts as such Lender or the Agent shall determine in good faith to be sufficient to compensate such Lender or the Agent for such additional cost, reduction, payment or foregone interest or other sum. Each Lender and the Agent in determining such amounts may use any reasonable averaging and attribution methods generally applied by such Lender or the Agent.

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§4.9         Capital Adequacy. If after the date hereof any Lender determines that (a) the adoption of or change in any Applicable Law regarding liquidity or capital ratio or requirements for banks or bank holding companies or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (b) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding liquidity or capital ratios or adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s commitment to make Loans or participate in Letters of Credit hereunder to a level below that which such Lender or holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify the Borrower thereof. The Borrower agrees to pay to such Lender the amount of such reduction in the return on capital as and when such reduction is determined, upon presentation by such Lender of a statement of the amount setting forth the Lender’s calculation thereof. In determining such amount, such Lender may use any reasonable averaging and attribution methods generally applied by such Lender. For purposes of §4.8 and this §4.9, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, publications, orders, guidelines and directives thereunder or issued in connection therewith and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to have been adopted and gone into effect after the date hereof regardless of when adopted, enacted or issued.

§4.10       Breakage Costs. The Borrower shall pay all Breakage Costs required to be paid by it pursuant to this Agreement and incurred from time to time by any Lender upon demand within fifteen (15) days from receipt of written notice from the Agent, or such earlier date as may be required by this Agreement.

§4.11       Default Interest. Upon the occurrence and during the continuance of any Event of Default, and regardless of whether or not the Agent or the Lenders shall have accelerated the maturity of the Loans, the Borrowers shall pay interest (after as well as before judgment) on the Obligations at a rate per annum equal to (such rate, the “Default Rate”): (a) in the case of Loans of any Type denominated in any Currency, the rate per annum then in effect for each such Loan of such Type denominated in such Currency (inclusive of the Applicable Margin) plus a margin of 2% per annum; and (b) in the case of Letters of Credit and other Obligations payable hereunder, the rate per annum equal to, (i) in the case of Letters of Credit denominated in any Currency, the rate applicable to Base Rate Loans or Alternate Rate Loans, as the case may be, denominated in such Currency plus the Applicable Margin for Base Rate Loans plus 2% per annum, and (ii) in the case of such other Obligations, the rate applicable to Base Rate Loans plus the Applicable Margin for Base Rate Loans plus 2% per annum, in each case from the date of such non-payment until such amount shall be paid in full (after as well as before judgment); provided that if any of such amounts shall exceed the maximum rate permitted by law, then at the maximum rate permitted by law.

§4.12       Certificate. A certificate setting forth any amounts payable pursuant to §4.7, §4.8, §4.9, §4.10 or §4.11 and a reasonably detailed explanation of such amounts which are due, submitted by any Lender or the Agent to the Borrower, shall be conclusive in the absence of manifest error, and shall be promptly provided to the Agent and the Borrower upon their written request.

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§4.13       Limitation on Interest. Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, all agreements between or among the Borrower, the Guarantors, the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under Applicable Law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under Applicable Law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by Applicable Law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations, such excess shall be refunded to the Borrower. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by Applicable Law. This §4.13 shall control all agreements between or among the Borrower, the Guarantors, the Lenders and the Agent.

§4.14       Certain Provisions Relating to Increased Costs and Non-Funding Lenders. If a Lender gives notice of the existence of the circumstances set forth in §4.8 or any Lender requests compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §§4.3(b) (as a result of the imposition of U.S. withholding taxes on amounts paid to such Lender under this Agreement), 4.8, 4.9 or 15(b), then, upon request of the Borrower, such Lender, as applicable, shall use reasonable efforts to designate another of such Lender’s offices, branches or affiliates for funding or booking its Loans hereunder or assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce such amounts payable or (ii) would not subject Lender to any unreimbursed costs or expenses and would not otherwise be disadvantageous to Lender; the Borrower agreeing to pay all reasonably incurred costs and expenses incurred by such Lender in connection with any such action. Notwithstanding anything to the contrary contained herein, if no Default or Event of Default shall have occurred and be continuing, and if any Lender (a) has given notice of the existence of the circumstances set forth in §4.8 or has requested payment or compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §§4.3(b) (as a result of the imposition of U.S. withholding taxes on amounts paid to such Lender under this Agreement), 4.8, 4.9 or 15(b) and following the request of the Borrower has been unable to take the steps described above to mitigate such amounts (each, an “Affected Lender”), or (b) has failed to make available to Agent its pro rata share of any Loan or participation in a Letter of Credit or Swing Loan and such failure has not been cured (a “Non-Funding Lender”), then, within thirty (30) days after such notice or request for payment or compensation or failure to fund, as applicable, the Borrower shall have the one-time right as to such Affected Lender or Non-Funding Lender, as applicable, to be exercised by delivery of written notice delivered to the Agent and the Affected Lender or Non-Funding Lender, as applicable, within thirty (30) days of receipt of such notice or failure to fund, as applicable, to elect to cause the Affected Lender or Non-Funding Lender, as applicable, to transfer its Commitments and assign its Loans. The Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Commitments and Loans, pro rata based upon their relevant Commitment Percentages, of the Affected Lender or Non-Funding Lender, as applicable (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Agent). In the event that the Lenders do not elect to acquire all of the Affected Lender’s or Non-Funding Lender’s Commitments and Loans, then the Agent shall endeavor to, and the Borrower may, obtain a new Lender to acquire such remaining Commitments. Upon any such purchase of the Commitments of the Affected Lender or Non-Funding Lender, as applicable, the Affected Lender’s or Non-Funding Lender’s interest in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Affected Lender or Non-Funding Lender, as applicable, shall promptly execute all documents reasonably requested to surrender and transfer such interest, including an appropriate Assignment and Acceptance Agreement. If such Affected Lender or Non-Funding Lender, as applicable, does not execute and deliver to the Agent a duly completed Assignment and Acceptance Agreement and/or such other documentation reasonably requested by the Agent to surrender and transfer such interest to the purchaser or assignee thereof within a period of time deemed reasonable by the Agent after the later of (i) the date on which such purchaser or assignee executes and delivers such Assignment and Acceptance Agreement and/or such other documentation and (ii) the date on which such Affected Lender or Non-Funding Lender, as applicable, receives all payments required to be paid to it by this §4.14, then such Affected Lender or Non-Funding Lender, as applicable, shall, to the extent permissible by Applicable Law, be deemed to have executed and delivered such Assignment and Acceptance Agreement and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance Agreement and/or such other documentation on behalf of such Affected Lender or Non-Funding Lender, as applicable. The purchase price for the Affected Lender’s or Non-Funding Lender’s Commitments and Loans shall equal any and all amounts outstanding and owed by the Borrower to the Affected Lender or Non-Funding Lender, as applicable, including principal, prepayment premium or fee, and all accrued and unpaid interest or fees.

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§4.15       Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to the foregoing §§4.3, 4.8 and 4.9 shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation, provided that Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than one hundred eighty (180) days prior to the date that such Lender or the Issuing Lender, as the case may be, notifies Borrower of the eligible circumstances giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that, if the change in law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof).

§4.16       Successor LIBOR Rate.

(a)          If the Agent determines (which determination shall be final and conclusive, absent manifest error) that either (a) (i) the circumstances set forth in §4.5 with respect to borrowings of any Currency have arisen and are unlikely to be temporary, or (ii) the circumstances set forth in §4.5 have not arisen with respect to borrowings of any Currency but the applicable supervisor or administrator (if any) of LIBOR with respect to borrowings of such Currency or a Governmental Authority having jurisdiction over the Agent has made a public statement identifying the specific date after which LIBOR with respect to borrowings of such Currency shall no longer be used for determining interest rates for loans (either such date, a “LIBOR Termination Date”), or (b) a rate other than LIBOR has become a widely recognized benchmark rate for newly originated floating rate commercial real estate loans in such Currency in the U.S. market, then the Agent and the Borrower may endeavor to establish a replacement index for LIBOR with respect to borrowings in such Currency, and make adjustments to applicable margins and related amendments to this Agreement as referred to below such that, to the extent practicable, the all-in interest rate based on the replacement index will be substantially equivalent to the all-in LIBOR based interest rate with respect to borrowings in such Currency in effect prior to its replacement. Notwithstanding the foregoing or anything to the contrary contained herein, if (i) the Borrower, in the exercise of its reasonable judgment, does not agree to the replacement index as notified by the Agent to the Borrower or (ii) the Agent and the Borrower cannot reasonably agree on an alternate rate, then in either such case, the Borrower shall have the option to repay the debt in full (or to repay in full all Loans made in the applicable Currency with respect to which such replacement index and alternate rate would apply), without any prepayment penalty.

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(b)          Upon the establishment of a replacement index in accordance with clause (a) above, the Agent, the Borrower and the Guarantors shall enter into an amendment to this Agreement to reflect the replacement index, the adjusted margins and such other related amendments as may be appropriate, in the discretion of the Agent, for the implementation and administration of the replacement index-based rate. Notwithstanding anything to the contrary in this Agreement or the other Loan Documents (including, without limitation, §27), such amendment shall become effective without any further action or consent of any other party to this Agreement at 5:00 p.m. (Cleveland, Ohio time) on the tenth (10th) Business Day after the date a draft of the amendment is provided to the Lenders, unless the Agent receives, on or before such tenth (10th) Business Day, a written notice from the Majority Lenders stating that such Lenders object to such amendment.

(c)          Selection of the replacement index, adjustments to the applicable margins, and amendments to this Agreement (i) will be determined with due consideration to the then-current market practices for determining and implementing a rate of interest for newly originated floating rate commercial real estate loans in the applicable Currency in the United States and loans converted from the applicable LIBOR based rate with respect to borrowings in such Currency to a replacement index-based rate, and (ii) may also reflect adjustments to account for (x) the effects of the transition from LIBOR with respect to borrowings in such Currency to the replacement index and (y) yield or risk-based differences between LIBOR with respect to borrowings in such Currency and the replacement index.

(d)          Until an amendment reflecting a new replacement index in accordance with this §4.16 is effective, each advance, conversion and renewal of a LIBOR Rate Loan will continue to bear interest with reference to LIBOR; provided however, that if the Agent determines (which determination shall be final and conclusive, absent manifest error) that a LIBOR Termination Date has occurred, then following such LIBOR Termination Date, (i) if such LIBOR Termination Date relates to borrowings denominated in Dollars, all LIBOR Rate Loans denominated in Dollars shall automatically be converted to Base Rate Loans, and/or (ii) if such LIBOR Termination Date relates to borrowings denominated in any Alternative Currency, all LIBOR Rate Loans denominated in any such Alternative Currency shall automatically be converted to Alternate Rate Loans, in each case, until such time as an amendment reflecting a replacement index and related matters as described above is implemented.

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(e)          Notwithstanding anything to the contrary contained herein, if at any time any replacement index is less than zero, at such times, such index shall be deemed to be zero for purposes of this Agreement.

§5.          UNSECURED OBLIGATIONS; GUARANTORS.

§5.1         Reserved

§5.2         Additional Guarantors. In the event that the Borrower shall request that certain Real Estate owned or leased by a Wholly-Owned Subsidiary of the Borrower be included as an Unencumbered Pool Asset, the Borrower shall as a condition thereto, in addition to the requirements of §7.20, cause each such Wholly-Owned Subsidiary, and each other Wholly-Owned Subsidiary of the Borrower which owns, directly or indirectly, Equity Interests in such Wholly-Owned Subsidiary, to execute and deliver to Agent a Joinder Agreement, and such Subsidiary shall become a Guarantor hereunder and thereunder. In addition, in the event any Subsidiary of the REIT shall constitute a Material Subsidiary pursuant to clause (c) of the definition thereof, Borrower shall promptly cause such Subsidiary to execute and deliver to Agent a Joinder Agreement, and such Subsidiary shall become a Subsidiary Guarantor hereunder. In addition, in the event any Subsidiary of REIT shall constitute a Material Subsidiary within the meaning of clause (d) of the definition thereof, the Borrower shall cause such Subsidiary, as a condition to such Subsidiary’s becoming an obligor or guarantor with respect to such other Unsecured Indebtedness described therein, to execute and deliver to Agent a Joinder Agreement, and such Subsidiary shall thereby become a Subsidiary Guarantor hereunder. Each such Subsidiary shall be specifically authorized, in accordance with its respective organizational documents, to be a Guarantor hereunder and thereunder and to execute the Contribution Agreement. The Borrower shall further cause all representations, covenants and agreements in the Loan Documents with respect to the Guarantors to be true and correct with respect to each such Subsidiary. Additionally, notwithstanding anything to the contrary contained herein, for any Approved Foreign Entity which is required to become an Additional Subsidiary Guarantor pursuant to this Agreement, Agent may require that such Approved Foreign Entity execute and deliver a separate Guaranty (in addition to or in lieu of a Joinder Agreement), which Guaranty shall contain such provisions as are reasonably required by Agent for purposes of aiding in the enforceability and collectability of such Guaranty (including, any judgment arising thereunder) against any such Subsidiary in its jurisdiction of organization, the jurisdiction in which Real Estate or other assets owned by such Approved Foreign Entity are located and in such other jurisdictions as the Agent may reasonably require. In connection with the delivery of any Joinder Agreement or separate Guaranty, the Borrower shall deliver to the Agent such customary organizational agreements, resolutions, consents, opinions and other documents and instruments as the Agent may reasonably require.

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§5.3         Release of Subsidiary Guarantors.

(a)          The Borrower may request in writing that the Agent release, and upon receipt of such request the Agent shall release (subject to the terms hereof), a Subsidiary Guarantor from the Guaranty so long as: (i) no Default or Event of Default shall then be in existence or would occur as a result of such release or the removal of any Unencumbered Pool Asset held by such Subsidiary Guarantor referred to in clause (iii)(B) below; (ii) the Agent shall have received such written request at least five (5) Business Days prior to the requested date of release together with an updated Compliance Certificate and Unencumbered Pool Certificate, each giving effect to such proposed release; and (iii) Borrower shall deliver to Agent evidence reasonably satisfactory to Agent that (A) the Borrower has disposed of or simultaneously with such release will dispose of its entire interest in such Subsidiary Guarantor or that substantially all of the assets of such Subsidiary Guarantor have been or simultaneously with such release will be disposed of in compliance with the terms of this Agreement to a Person other than REIT or any of its Subsidiaries or Affiliates, and the net cash proceeds from such disposition are being distributed to the Borrower in connection with such disposition; or (B) such Subsidiary Guarantor does not own, directly or indirectly, any Real Estate that will remain included as an Unencumbered Pool Asset after giving effect to such release and any removal of any Unencumbered Pool Asset effected in connection therewith, all such assets having been (or concurrently being) removed as Unencumbered Pool Assets in accordance with the terms of this Agreement (and such Subsidiary Guarantor is not otherwise required by the terms of this Agreement to be a Guarantor); or (C) such Subsidiary Guarantor (i) does not directly or indirectly own or lease an Unencumbered Pool Asset and will not, upon giving effect to such requested release, be an obligor or guarantor of any other Unsecured Indebtedness of the REIT, Borrower or any of their respective Subsidiaries of the type described in clause (d) of the definition of Material Subsidiary which would require it to be a Guarantor and (ii) would not be required to be a Guarantor pursuant to clauses (b) or (c) of the definition of Material Subsidiary upon giving effect to such requested release. Delivery by the Borrower to the Agent of any such request for a release shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request. Notwithstanding the foregoing, the provisions of this §5.3(a) shall not apply to REIT.

(b)          Notwithstanding the terms of §5.2 and §5.3(a), from and after any date that Agent first receives written notice from Borrower that REIT has first obtained an Investment Grade Rating from at least one (1) Rating Agency, then (i) subject to the terms of this §5.3(b), all Material Subsidiaries (including, without limitation, any Subsidiary Guarantor that is a direct or indirect owner or lessee of an Unencumbered Pool Asset) shall no longer be required to be Guarantors under this Agreement, and (ii) Agent shall promptly release the Material Subsidiaries from the Guaranty; provided however that notwithstanding the foregoing, (A) Agent shall not be obligated to release any Material Subsidiary from the Guaranty in the event that a Default or Event of Default shall have occurred and be continuing, and (B) no Material Subsidiary shall be released in the event that such Material Subsidiary constitutes a Material Subsidiary within the meaning of clause (d) of the definition thereof. In the event that at any time after REIT obtains an Investment Grade Rating, REIT shall no longer have an Investment Grade Rating, Borrower and REIT shall within thirty (30) days after such occurrence cause all Material Subsidiaries to execute a Joinder Agreement (and/or a Separate Guaranty for any such Material Subsidiary that is an Approved Foreign Entity if required pursuant to §5.2) and shall further cause to be satisfied within such thirty (30) day period all of the provisions of §5.2 that would be applicable to the addition of a new Guarantor. In no event shall the provisions of this §5.3(b) entitle REIT to be released from the Guaranty. For the avoidance of doubt, if at any time during which the REIT has an Investment Grade Rating (whether from one (1) or more of the Rating Agencies) the provisions of clause (d) of the definition of Material Subsidiary shall be applicable to a Subsidiary of Borrower, the Borrower shall nonetheless be required to cause such Subsidiary to become a Guarantor by executing a Joinder Agreement and comply with the provisions of §5.2 as a condition to such Subsidiary's becoming an obligor or guarantor of such other Unsecured Indebtedness regardless of REIT having obtained such Investment Grade Rating.

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§6.          REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to the Agent and the Lenders as follows.

§6.1         Corporate Authority, Etc.

(a)          Incorporation; Good Standing. REIT is a Maryland corporation duly organized pursuant to articles of incorporation filed with the Maryland Secretary of State, and is validly existing and in good standing under the laws of Maryland. REIT conducts its business in a manner which enables it to qualify as a real estate investment trust under, and to be entitled to the benefits of, Section 856 of the Code, and has elected to be treated as and is entitled to the benefits of a real estate investment trust thereunder. The Borrower is a Delaware limited partnership duly organized pursuant to its certificate of limited partnership filed with the Delaware Secretary of State, and is validly existing and in good standing under the laws of Delaware. The Borrower (i) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, and (ii) is in good standing and is duly authorized to do business in (x) the jurisdiction of its organization, and (y) each jurisdiction where an Unencumbered Pool Asset owned or leased by it is located (to the extent required by Applicable Law), and (z) in each other jurisdiction where a failure to be so qualified in such other jurisdiction could have a Material Adverse Effect.

(b)          Subsidiaries. Each of the Guarantors and each of the Subsidiaries of the Borrower and the Guarantors (i) is a corporation, limited partnership, general partnership, limited liability company, an Approved Foreign Entity, trust or other business organization duly organized under the laws of its jurisdiction of organization and is validly existing and in good standing and is duly authorized to business under the laws thereof (except, solely with respect to any Subsidiary of the Borrower other than any Subsidiary Guarantor or any Unencumbered Property Subsidiary, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect), (ii) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (iii) is in good standing and is duly authorized to do business (A) in each jurisdiction where an Unencumbered Pool Asset owned or leased by it is located (to the extent required by Applicable Law), and (B) in each other jurisdiction where a failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

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(c)          Authorization. The execution, delivery and performance of this Agreement and the other Loan Documents to which any of the Borrower or any Guarantor is a party and the transactions contemplated hereby and thereby (i) are within the authority of such Person, (ii) have been duly authorized by all necessary proceedings on the part of such Person, (iii) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which such Person is subject or any judgment, order, writ, injunction, license or permit applicable to such Person, (iv) do not and will not conflict with or constitute a default (whether with the passage of time or the giving of notice, or both) under any provision of the partnership agreement, operating agreement, articles of incorporation or other formation, governing or charter documents or bylaws of, or any agreement or other instrument binding upon, such Person or any of its properties, (v) do not and will not result in or require the imposition of any lien or other encumbrance on any of the properties, assets or rights of such Person, and (vi) do not require the approval or consent of any Person other than (x) from a Governmental Authority and (y) those already obtained and delivered to the Agent.

(d)          Enforceability. This Agreement and the other Loan Documents to which any of the Borrower or any Guarantor is a party are valid and legally binding obligations of such Person enforceable in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and general principles of equity.

§6.2         Governmental Approvals. The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower or any Guarantor is a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing or registration with, or the giving of any notice to, any Governmental Authority other than (i) those already obtained, (ii) filings after the date hereof of disclosures with the SEC, and (iii) as may be required hereafter with respect to tenant improvements, repairs or other work with respect to any Real Estate.

§6.3         Title to Properties. Except as indicated on Schedule 6.3 hereto, REIT and its Subsidiaries own or lease all of the assets reflected in the consolidated balance sheet of the Borrower as of the Balance Sheet Date or acquired or leased since that date (except property and assets sold or otherwise disposed of since that date) subject, in the case of the fee owned properties (and, with respect to the leased properties, its leasehold interest in such properties), only to Permitted Liens and, as to Subsidiaries of the Borrower that are not Subsidiary Guarantors, except for such defects as individually or in the aggregate do not have and could not reasonably be expected to have a Material Adverse Effect.

§6.4         Financial Statements. The Borrower has furnished to the Agent: (a) the consolidated balance sheet of REIT and its Subsidiaries as of the Balance Sheet Date and the related consolidated statement of income and cash flow for the calendar year then ended certified by the chief financial officer of REIT, (b) an unaudited statement of Net Operating Income for each of the Unencumbered Pool Assets for the period ending March 31, 2019, certified by the chief financial officer of REIT as fairly presenting the Net Operating Income for such periods, and (c) certain other financial information relating to the Borrower, the Guarantors and the Real Estate, including, without limitation, the Unencumbered Pool Assets. The balance sheet and statements referred to in clauses (a) and (b) above have been prepared in accordance with generally accepted accounting principles, except as otherwise expressly noted therein, and fairly present the consolidated financial condition of REIT and its Subsidiaries, taken as a whole, as of such dates and the consolidated results of the operations of REIT and its Subsidiaries, taken as a whole, for such periods. As of the date hereof or, if later, the date of the most recent financial statements delivered pursuant to §7.4, there are no liabilities, contingent or otherwise, of REIT or any of its Subsidiaries involving material amounts not disclosed in the financial statements referred to in clauses (a) and (b) of the first sentence of this §6.4 and the related notes thereto or in such financial statements most recently delivered pursuant to §7.4, as applicable.

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§6.5         No Material Changes. Since the Balance Sheet Date or the date of the most recent financial statements delivered pursuant to §7.4, as applicable, there has occurred no materially adverse change in the financial condition, operations or business of REIT and its Subsidiaries taken as a whole as shown on or reflected in the consolidated balance sheet of REIT as of the Balance Sheet Date, or its consolidated statement of income or cash flows for the calendar year then ended, other than changes in the ordinary course of business that do not have and could not reasonably be expected to have a Material Adverse Effect. As of the date hereof, except as set forth on Schedule 6.5 hereto, there has occurred no materially adverse change in the financial condition, operations or business activities of REIT, its Subsidiaries or any of the Unencumbered Pool Assets from the condition shown on the statements of income delivered to the Agent pursuant to §6.4 other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business, operations or financial condition of REIT and its Subsidiaries, considered as a whole, or of any of the Unencumbered Pool Assets.

§6.6         Franchises, Patents, Copyrights, Etc. The Borrower, the Guarantors and their respective Subsidiaries possess all franchises, patents, copyrights, trademarks, trade names, service marks, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others, except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

§6.7         Litigation. Except as stated on Schedule 6.7, there are no actions, suits, proceedings or investigations of any kind pending or to the knowledge of the Borrower threatened in writing against the Borrower, any Guarantor or any of their respective Subsidiaries before any court, tribunal, arbitrator, mediator or administrative agency or board which question the validity of this Agreement or any of the other Loan Documents, any action taken or to be taken pursuant hereto or thereto, or which involve any of the Unencumbered Pool Assets, or which, if adversely determined, could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 6.7, as of the date hereof, there are no judgments, final orders or awards outstanding against or affecting the Borrower, any Guarantor, any of their respective Subsidiaries. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

§6.8         No Material Adverse Contracts, Etc. None of the Borrower, any Guarantor or any of their respective Subsidiaries is subject to any charter, corporate or other legal restriction that has or could reasonably be expected to have a Material Adverse Effect. None of the Borrower, any Guarantor or any of their respective Subsidiaries is a party to any contract or agreement that has or could reasonably be expected to have a Material Adverse Effect.

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§6.9         Compliance with Other Instruments, Laws, Etc. None of the Borrower, any Guarantor or any of their respective Subsidiaries is in violation of any provision of its charter or other organizational documents, bylaws, or any agreement or instrument to which it is subject or by which it or any of its properties is bound or any decree, order, judgment, statute, license, rule or regulation, except in such instances in which (a) such provision or decree, order, judgment, statute, license, rule or regulation is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

§6.10       Tax Status. Each of the Borrower, the Guarantors and their respective Subsidiaries (a) has made or filed all material federal and state income and other tax returns, reports and declarations required by any jurisdiction to which it is subject (including, without limitations, any tax returns, reports and declarations required to be filed by such Person in an Approved Foreign Country) or has obtained an extension for filing, (b) has paid prior to delinquency all material taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, (c) has paid prior to delinquency all material real estate and other taxes due or purported to be due with respect to the Unencumbered Pool Assets and (d) has set aside on its books provisions reasonably adequate for the payment of all material taxes for periods subsequent to the periods to which such returns, reports or declarations apply or such taxes are due, except, in each case, those which are being contested in good faith by appropriate procedures diligently conducted as permitted by §7.8. Except as set forth on Schedule 6.10, there are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and to the knowledge of the Borrower, there is no basis for any such claim. Except as set forth on Schedule 6.10, as of the date hereof, there are no material audits pending or to the knowledge of the Borrower threatened with respect to any tax returns filed by the Borrower, any Guarantor or their respective Subsidiaries. The taxpayer identification numbers for the Borrower and the Guarantors as of the date hereof are set forth on Schedule 6.10.

§6.11       No Event of Default. No Default or Event of Default has occurred and is continuing.

§6.12       Investment Company Act. None of the Borrower, the Guarantors nor any of the Unencumbered Property Subsidiaries is an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

§6.13       Reserved.

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§6.14       Certain Transactions. Except as disclosed on Schedule 6.14 hereto, none of the partners, officers, trustees, managers, members, directors, or employees of the Borrower, any Guarantor or any of their respective Subsidiaries is, nor shall any such Person become, a party to any transaction with the Borrower, any Guarantor or any of their respective Subsidiaries or Affiliates (other than for services as partners, managers, members, employees, officers and directors), including any agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any partner, officer, trustee, director or such employee or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any partner, officer, trustee, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, which (a) are on terms less favorable to the Borrower, a Guarantor or any of their respective Subsidiaries than those that would be obtained in a comparable arms-length transaction, or (b) are not permitted pursuant to §8.12.

§6.15       Employee Benefit Plans. The Borrower, each Guarantor, each Unencumbered Property Subsidiary and each ERISA Affiliate has fulfilled its obligation, if any, under the minimum funding standards of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan. Neither the Borrower, any Guarantor, any Unencumbered Property Subsidiary nor any ERISA Affiliate has (a) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, (b) failed to make any contribution or payment to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, or made any amendment to any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan, which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code, or (c) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. None of the assets of Borrower or any of its Subsidiaries, including, without limitation, any Unencumbered Pool Asset, constitutes a “plan asset” of any Employee Plan, Multiemployer Plan or Guaranteed Pension Plan.

§6.16       Disclosure. All of the representations and warranties made by or on behalf of the Borrower, the Guarantors and their respective Subsidiaries in this Agreement and the other Loan Documents or any document or instrument delivered to the Agent or the Lenders pursuant to or in connection with any of such Loan Documents are true and correct in all material respects, and neither the Borrower nor any Guarantor has failed to disclose such information as is necessary to make such representations and warranties not misleading. All information contained in this Agreement, the other Loan Documents or otherwise furnished to or made available to the Agent or the Lenders by or on behalf of the Borrower, any Subsidiary or any Guarantor (other than projections and estimates), as supplemented to date, is and, when delivered, will be true and correct in all material respects and, as supplemented to date, does not, and when delivered will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading. The written information, reports and other papers and data with respect to the Borrower, any Subsidiary, any Guarantor or the Unencumbered Pool Assets (other than projections and estimates) furnished to the Agent or the Lenders in connection with this Agreement or the obtaining of the Commitments of the Lenders hereunder was, at the time so furnished, complete and correct in all material respects, or has been subsequently supplemented by other written information, reports or other papers or data, to the extent necessary to give in all material respects a true and accurate knowledge of the subject matter in all material respects; provided that such representation shall not apply to (a) the accuracy of any appraisal, title commitment, survey, or engineering and environmental reports, or any other reports, prepared by third parties or legal conclusions or analysis provided by the Borrower’s or the Guarantors’ counsel (although the Borrower and the Guarantors have no reason to believe that the Agent and the Lenders may not rely on the accuracy thereof) or (b) budgets, projections and other forward-looking speculative information prepared in good faith by the Borrower (except to the extent the related assumptions were when made manifestly unreasonable).

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§6.17       Trade Name; Place of Business. Neither the Borrower nor any Guarantor uses any trade name and conducts business under any name other than its actual name set forth in the Loan Documents. As of the date hereof, the principal place of business of the Borrower is 405 Park Avenue, Third Floor, New York, NY 10022.

§6.18       Regulations T, U and X. No portion of any Loan or Letter of Credit is to be used, whether directly or indirectly, for any purpose which violates Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224. Neither the Borrower, any Guarantor nor any Unencumbered Property Subsidiary is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224.

§6.19       Environmental Compliance.

(a)          None of the Borrower, the Guarantors or their respective Subsidiaries nor, to the best knowledge of the Borrower, any operator of the Real Estate, nor, to the best knowledge of the Borrower, any tenant or operations thereon, is in violation, or alleged violation, of any Environmental Law, which violation (i) involves Real Estate (other than the Unencumbered Pool Assets) and has had or could reasonably be expected to have a Material Adverse Effect or (ii) involves an Unencumbered Pool Asset included in the calculation of Unencumbered Pool Aggregate Asset Value and has had or could reasonably be expected, when taken together with other matters covered by this §6.19, to result in liability, clean-up, remediation, containment, correction or other costs to the Borrower or any Guarantor or any of their respective Subsidiaries individually or in the aggregate with other Unencumbered Pool Assets in excess of $10,000,000.00 or could reasonably be expected to materially adversely affect the operation of or ability to use such property or the health and safety of the tenants or other occupants of such property.

(b)          None of the Borrower, any Guarantor nor any of their respective Subsidiaries has received written notice from any third party including, without limitation, any Governmental Authority, (i) that it has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986) (or under any comparable Environmental Law in another country where any such Person owns Real Estate that identifies sites requiring environmental remediation or maintenance); (ii) that any Hazardous Substance(s) which it has generated, transported or disposed of have been found at any site at which a non-U.S., federal, state, local or provincial agency (including, without limitations, any equivalent agency or authority in an Approved Foreign Country) or other third party has conducted or has ordered that the Borrower, any Guarantor or any of their respective Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances, which in any case of clause (i) through (iii) above (x) involves Real Estate (other than the Unencumbered Pool Assets) and has had or could reasonably be expected to have a Material Adverse Effect or (y) involves an Unencumbered Pool Asset.

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(c)          (i) since the date of acquisition of title to the Real Estate by the Borrower, the Guarantors or their respective Subsidiaries, and, to the best knowledge of the Borrower, prior to such date of acquisition of title, no portion of such Real Estate has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws, and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of such Real Estate except those which are being operated and maintained in compliance with Environmental Laws; (ii) in the course of any activities conducted by the Borrower, the Guarantors, their respective Subsidiaries or, to the best knowledge of the Borrower, the tenants and operators of their properties, no Hazardous Substances have been generated or are being used on the Real Estate except in the ordinary course of the Borrower’s, the Guarantors’ and their respective Subsidiaries’, or the tenants’ or operators’ of the Real Estate, respective businesses and in accordance with applicable Environmental Laws; (iii) since the date of acquisition of title to the Real Estate by the Borrower, the Guarantors or their respective Subsidiaries, and, to the best knowledge of the Borrower, prior to such date of acquisition of title, there has been no Release or threatened Release of Hazardous Substances on, upon, into or from such Real Estate; (iv) to the best knowledge of the Borrower without any independent investigation, there have been no Releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on, and which could be reasonably anticipated to have a material adverse effect on the value of, the Real Estate; and (v) since the date of acquisition of title to the Real Estate by the Borrower, the Guarantors or their respective Subsidiaries, and, to the best knowledge of the Borrower, prior to such date of acquisition of title, any Hazardous Substances that have been generated on any of such Real Estate have been transported off-site in accordance with all applicable Environmental Laws (except with respect to the foregoing in this §6.19(c) as to (A) any Real Estate (other than the Unencumbered Pool Assets included in the calculation of the Unencumbered Pool Aggregate Asset Value) where the foregoing does not have or could not reasonably be expected to have a Material Adverse Effect and (B) any Unencumbered Pool Asset included in the calculation of Unencumbered Pool Aggregate Asset Value where the foregoing has had or could reasonably be expected, when taken together with other matters covered by this §6.19, to result in liability, clean up, remediation, containment, correction or other costs to the Borrower or any Guarantor or any of their respective Subsidiaries individually or in the aggregate with other Unencumbered Pool Assets in excess of $10,000,000.00 or could reasonably be expected to materially adversely affect the operation of or ability to use such property or the health and safety of the tenants or other occupants of such property.

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(d)          There are no existing or closed sanitary landfills, solid waste disposal sites, or hazardous waste treatment, storage or disposal facilities (i) on or affecting the Real Estate (other than the Unencumbered Pool Assets) except where such existence has not had or could not be reasonably be expected to have a Material Adverse Effect, or (ii) on or, to the knowledge of the Borrower, affecting an Unencumbered Pool Asset.

(e)          There has been no written claim against the Borrower, the Guarantors or their respective Subsidiaries or to the knowledge of the Borrower, against any other Person, by any party that any use, operation, or condition of the Real Estate has caused any nuisance or any other liability under Environmental Law or common law on any other property that remains outstanding or unresolved (except with respect to the foregoing in this §6.19(e) as to (i) any Real Estate (other than the Unencumbered Pool Assets) where the foregoing does not have or could not reasonably be expected to have a Material Adverse Effect and (ii) any Unencumbered Pool Assets where the foregoing has had or could reasonably be expected, when taken together with other matters covered by this §6.19, to result in liability, clean up, remediation, containment, correction or other costs to the Borrower or any Guarantor or any of their respective Subsidiaries individually or in the aggregate with other Unencumbered Pool Assets in excess of $10,000,000.00 or could reasonably be expected to materially adversely affect the operation of or ability to use such property or the health and safety of the tenants or other occupants of such property).

§6.20       Subsidiaries; Organizational Structure. Schedule 6.20(a) sets forth, as of the date hereof, all of the Subsidiaries of REIT, the form and jurisdiction of organization of each of the Subsidiaries, and REIT’s direct and indirect ownership interests therein. Schedule 6.20(b) sets forth, as of the date hereof, all of the Unconsolidated Affiliates of the Borrower and its Subsidiaries, the form and jurisdiction of organization of each of the Unconsolidated Affiliates, REIT’s or its Subsidiary’s ownership interest therein and the other owners of the applicable Unconsolidated Affiliate. As of the date hereof, no Person owns any legal, equitable or beneficial interest in any of the Persons set forth on Schedules 6.20(a) and 6.20(b) except as set forth on such Schedules.

§6.21       Leases.

(a)          [Reserved.]

(b)          There are no rights to terminate a Ground Lease with respect to an Unencumbered Pool Asset other than the applicable ground lessor’s right to terminate by reason of default, casualty, condemnation or other similar reasons, in each case as expressly set forth in the applicable Ground Lease. Each Ground Lease with respect to an Unencumbered Pool Asset is in full force and effect, and no breach or default or event that with the giving of notice or passage of time would constitute a breach or default under the applicable Ground Lease with respect to an Unencumbered Pool Asset (a “Ground Lease Default”) exists or has occurred on the part of the Borrower or any Guarantor or on the part of the ground lessor under any such Ground Lease. The Borrower and the Guarantors have not received any written notice that a Ground Lease Default has occurred or exists, or that any ground lessor or any third party alleges the same to have occurred or exist. Borrower or a Subsidiary Guarantor is the exclusive holder of the lessee’s interest under and pursuant to each Ground Lease with respect to an Unencumbered Pool Asset and has not assigned, transferred or encumbered its interest in, to, or under such Ground Lease, except for an encumbrance resulting from Liens which are expressly contemplated in §§8.2(i) and 8.2(iv).

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§6.22       Property. (i) All of the Unencumbered Pool Assets, and all major building systems located thereon, are structurally sound, in good condition and working order and free from material defects, subject to ordinary wear and tear, and (ii) all of the improvement components of the other Real Estate of the Borrower, the Guarantors and their respective Subsidiaries are structurally sound, in good condition and working order, subject to ordinary wear and tear, except with respect to this clause (ii) where such defects do not have and could not reasonably be expected to have a Material Adverse Effect. Each of the Unencumbered Pool Assets, and the use and operation thereof, is in material compliance with all Applicable Laws, including, without limitation, laws, regulations and ordinances relating to zoning, building codes, subdivision, fire protection, health, safety, handicapped access, historic preservation and protection, wetlands and tidelands (but excluding for purposes of this §6.22, Environmental Laws).

§6.23       Brokers. None of REIT nor any of its Subsidiaries has engaged or otherwise dealt with any broker, finder or similar entity in connection with this Agreement or the Loans contemplated hereunder.

§6.24       Other Debt. As of the date of this Agreement, (a) none of the Borrower, any Guarantor nor any of their respective Subsidiaries is in default of the payment of any Indebtedness, the performance of any related agreement, mortgage, deed of trust, security agreement, financing agreement, indenture or lease to which any of them is a party, and (b) no Indebtedness of the Borrower, any Guarantor or any of their respective Subsidiaries has been accelerated. Neither the Borrower nor any Guarantor is a party to or bound by any agreement, instrument or indenture that may require the subordination in right or time or payment of any of the Obligations to any other indebtedness or obligation of the Borrower or any Guarantor. Schedule 6.24 hereto sets forth as of the date of this Agreement all agreements, mortgages, deeds of trust, financing agreements or other material agreements binding upon the Borrower and each Guarantor or their respective properties and entered into by the Borrower and/or such Guarantor as of the date of this Agreement with respect to any Indebtedness of the Borrower or any Guarantor in an amount greater than $10,000,000.00, and the Borrower has notified the Agent of such documents and, if requested by Agent, provided the Agent with such true, correct and complete copies thereof if such documents have not been filed with the SEC.

§6.25       Solvency. As of the Closing Date and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, including all Loans made or to be made hereunder, neither the Borrower nor any Guarantor is insolvent on a balance sheet basis such that the sum of such Person’s assets exceeds the sum of such Person’s liabilities, the Borrower and each Guarantor is able to pay its debts as they become due, and the Borrower and each Guarantor has sufficient capital to carry on its business.

§6.26       No Bankruptcy Filing. Neither the Borrower, any Guarantor nor any Unencumbered Property Subsidiary is contemplating either the filing of a petition by it under any state, provincial, federal or non-U.S. bankruptcy or Insolvency Laws (including corporate laws to the extent used to compromise debts) or for the liquidation of its assets or property, and Borrower, any Guarantor nor any Unencumbered Property Subsidiary has any knowledge of any Person contemplating the filing of any such petition against it or any Guarantor.

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§6.27       No Fraudulent Intent. Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by the Borrower, any Guarantor nor any Unencumbered Property Subsidiary or any of their respective Subsidiaries with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.

§6.28       Transaction in Best Interests of the Borrower and Guarantors; Consideration. The transaction evidenced by this Agreement and the other Loan Documents is in the best interests of the Borrower, each Guarantor and their respective Subsidiaries. The Borrower and the Guarantors are engaged in common business enterprises related to those of the Borrower and each Guarantor will derive substantial direct and indirect benefit from the effectiveness and existence of this Agreement. The direct and indirect benefits to inure to the Borrower, each Guarantor and their respective Subsidiaries pursuant to this Agreement and the other Loan Documents constitute substantially more than “reasonably equivalent value” (as such term is used in Section 548 of the Bankruptcy Code) and “valuable consideration,” “fair value,” and “fair consideration” (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by the Borrower, the Guarantors and their respective Subsidiaries pursuant to this Agreement and the other Loan Documents, and but for the willingness of each Guarantor to guaranty the Loan, the Borrower would be unable to obtain the financing contemplated hereunder which financing will enable the Borrower, each Guarantor and their respective Subsidiaries to have available financing to conduct and expand their business.

§6.29       Contribution Agreement. The Borrower and the Guarantors have executed and delivered the Contribution Agreement, and the Contribution Agreement constitutes the valid and legally binding obligations of such parties enforceable against them in accordance with the terms and provisions thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

§6.30       Representations and Warranties of Guarantors. The Borrower has no knowledge that any of the representations or warranties of any Guarantor contained in any Loan Document to which such Guarantor is a party are untrue or inaccurate in any material respect.

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§6.31       OFAC. None of the Borrower, any Guarantor nor any Unencumbered Property Subsidiary, nor any of such Persons’ respective Subsidiaries, or any of such Persons’ respective directors, officers, or, to the knowledge of the Borrower, employees, agents, advisors or Affiliates of Borrower or any Guarantor (a) is (or will be) a Person: (i) that is, or is owned or controlled by Persons that are: (x) the subject or target of any Sanctions Laws and Regulations or (y) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions Laws and Regulations, including, without limitation Crimea, Cuba, Iran, North Korea and Syria or (ii) with whom any Lender is restricted from doing business under OFAC (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and (b) is not and shall not engage in any dealings or transactions or otherwise be associated with any such Person described in the foregoing clause (a) (any such Person, a “Designated Person”). In addition, the Borrower hereby agrees to provide to the Lenders any additional information reasonably necessary from time to time in order to ensure compliance with all applicable Laws (including, without limitation, any Sanctions Laws and Regulations) concerning money laundering and similar activities. Neither Borrower, any Guarantor, nor any Unencumbered Property Subsidiary, nor any Subsidiary, director or officer of Borrower, any Guarantor or any Unencumbered Property Subsidiary or, to the knowledge of Borrower, any Affiliate, agent or employee of Borrower or any Guarantor, has engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws or regulations in any applicable jurisdiction, including without limitation, any Sanctions Laws and Regulations.

§6.32       Unencumbered Pool Assets. Schedule 1.2 is a correct and complete list of all Unencumbered Pool Assets as of the date of this Agreement. Each of the Unencumbered Pool Assets included by the Borrower in calculation of the compliance of the covenants set forth in §9 satisfies all of the requirements contained in this Agreement for the same to be included therein.

§7.          AFFIRMATIVE COVENANTS.

The Borrower covenants and agrees that, so long as any Loan, Note or Letter of Credit is outstanding or any Lender has any obligation to make any Loans or issue Letters of Credit:

§7.1         Punctual Payment. The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans and all interest and fees provided for in this Agreement, all in accordance with the terms of this Agreement and the Notes, as well as all other sums owing pursuant to the Loan Documents.

§7.2         Maintenance of Office. The Borrower and each Guarantor will maintain their respective chief executive office at 405 Park Avenue, Third Floor, New York, NY 10022, or at such other place in the United States of America as the Borrower or any Guarantor shall designate upon five (5) days prior written notice to the Agent and the Lenders, where notices, presentations and demands to or upon the Borrower or such Guarantor in respect of the Loan Documents may be given or made.

§7.3         Records and Accounts. The Borrower and each Guarantor will (a) keep, and cause each of their respective Subsidiaries to keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP and (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation and amortization of its properties and the properties of their respective Subsidiaries, contingencies and other reserves. Neither the Borrower, any Guarantor nor any of their respective Subsidiaries shall, without the prior written consent of the Agent, (x) make any material change to the accounting policies/principles used by such Person, except with respect to changes in GAAP as set forth in §1.2(k), in preparing the financial statements and other information described in §6.4 or 7.4, or (y) change its fiscal year. The Agent and the Lenders acknowledge that REIT’s fiscal year is a calendar year.

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§7.4         Financial Statements, Certificates and Information. The Borrower will deliver or cause to be delivered to the Agent:

(a)          within ten (10) days of the filing of REIT’s Form 10-K with the SEC, but in any event not later than ninety (90) days after the end of each calendar year, the audited consolidated balance sheet of REIT including its Subsidiaries at the end of such year, and the related audited consolidated statements of income, shareholders’ equity and cash flows for such year, setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with GAAP, together with a certification by the chief financial officer of the Borrower or chief financial officer of REIT, on the Borrower’s behalf, that the information contained in such financial statements fairly presents the financial position of REIT including its Subsidiaries, taken as a whole, and accompanied by an auditor’s report prepared without qualification as to the scope of the audit by a nationally recognized accounting firm; provided, however, the Borrower may satisfy its obligations to deliver the financial statements described in this §7.4(a) by furnishing to the Agent a copy of REIT’s annual report on Form 10-K in respect of such fiscal year together with the financial statements required to be attached thereto, provided REIT is required to file such annual report on Form 10-K with the Securities and Exchange Commission and such filing is actually made;

(b)          within ten (10) days of the filing of REIT’s Form 10-Q with the SEC, if applicable, but in any event not later than forty-five (45) days after the end of each of the first three (3) calendar quarters of each year, copies of the unaudited consolidated balance sheet of REIT including its Subsidiaries, at the end of such quarter, and the related unaudited consolidated statements of income, unaudited consolidated balance sheet and cash flows for the portion of REIT’s fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification by the chief financial officer of REIT or the chief financial officer of REIT, on the Borrower’s behalf, that the information contained in such financial statements fairly presents the financial position of REIT including its Subsidiaries, taken as a whole, on the date thereof (subject to year-end adjustments and absence of footnotes); provided, however, the Borrower may satisfy its obligations to deliver the financial statements described in this §7.4(b) by furnishing to the Agent a copy of REIT’s quarterly report on Form 10-Q in respect of such fiscal quarter together with the financial statements required to be attached thereto, provided REIT is required to file such quarterly report on Form 10-Q with the Securities and Exchange Commission and such filing is actually made;

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(c)          simultaneously with the delivery of the financial statements referred to in §§7.4(a) and 7.4(b), (i) a statement (a “Compliance Certificate”) certified by the chief financial officer or treasurer of the Borrower or the chief financial officer or treasurer of REIT, on the Borrower’s behalf, in the form of Exhibit I hereto (or in such other form as the Agent may approve from time to time) setting forth in reasonable detail computations evidencing compliance or non-compliance (as the case may be) with the covenants contained in §9 and the other covenants described in such certificate and (if applicable) setting forth reconciliations to reflect changes in GAAP since the Balance Sheet Date and (ii) a statement of Funds From Operations and Adjusted FFO for the relevant period. The Borrower shall submit with the Compliance Certificate an Unencumbered Pool Certificate in the form of Exhibit H attached hereto (an “Unencumbered Pool Certificate”) pursuant to which the Borrower shall calculate (x) the amount of the Unencumbered Asset Value of each Unencumbered Pool Asset, and (y) the Unencumbered Pool Aggregate Asset Value, each as of the end of the immediately preceding calendar quarter. All income, expense and value associated with Real Estate or other Investments acquired or disposed of during any quarter will be adjusted, where applicable. Such Unencumbered Pool Certificate shall specify whether there are any defaults under leases at an Unencumbered Pool Asset;

(d)          simultaneously with the delivery of the financial statements referred to in §§7.4(a) and 7.4(b), (i) a schedule detailing the Net Operating Income for each of the Unencumbered Pool Assets for each such calendar quarter (such schedule to be in form reasonably satisfactory to the Agent), and (ii) any other evidence reasonably required by the Agent to determine compliance with the covenants contained in §9 and the other covenants covered by the Compliance Certificate;

(e)          simultaneously with the delivery of the financial statements referred to in §§7.4(a) and 7.4(b) above, a statement in form and substance reasonably satisfactory to Agent (i) listing the Real Estate owned or leased by REIT and its Subsidiaries (or in which REIT or any of its Subsidiaries owns an interest) and stating the location thereof and the MSA thereof (with respect to Unencumbered Pool Assets only), the date acquired, the aggregate acquisition cost for all such Real Estate, the building age, ownership type (fee simple or Ground Lease), if such Real Estate is leased pursuant to a Ground Lease, the remaining term of such Ground Lease and any renewal options thereunder, the identity of the property manager thereof (with respect to Unencumbered Pool Assets only), the identity of the Tenant thereof (and whether such Tenant is an Investment Grade Tenant) and any guarantor of such Tenant’s obligations under the applicable Lease, other financial information for such Tenant and such guarantor in Borrower’s or a Guarantor’s possession, and scheduled rents, lease expiration dates, renewal options, tenant improvement allowances which are outstanding and payable by the landlord under such Lease and other material terms of the lease(s) applicable to such Real Estate (such as termination options and purchase options), (ii) listing the Indebtedness of REIT and its Subsidiaries (excluding Indebtedness of the type described in §§8.1(a) through 8.1(d) and 8.1(f)), which statement shall include, without limitation, a statement of the original principal amount of such Indebtedness and the current amount outstanding, the holder thereof, the maturity date and any extension options, the interest rate, the collateral provided for such Indebtedness and whether such Indebtedness is Recourse Indebtedness or Non-Recourse Indebtedness, and (iii) listing the Real Estate owned or leased by Borrower, the Guarantors and their Subsidiaries (or in which Borrower, any Guarantor, or any of their Subsidiaries owns an interest) which are Land Assets or Development Properties, and for each Development Property providing a brief summary of the status of such development;

(f)          promptly following the Agent’s request, after they are filed with the Internal Revenue Service or other applicable Governmental Authority, copies of all income tax returns and amendments thereto of the Borrower and REIT;

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(g)          notice of any material audits pending or threatened in writing with respect to any tax returns filed by REIT or any of its Subsidiaries promptly following notice of such audit;

(h)          upon the Agent’s or any Lender’s written request, evidence reasonably satisfactory to the Agent of the timely payment of all real estate taxes for the Unencumbered Pool Assets;

(i)          with respect to each Tenant qualifying as an Investment Grade Tenant pursuant to clause (b) of the definition thereof, on or before the anniversary of the last Investment Grade Tenant Certificate was delivered to Agent for such Tenant, an updated Investment Grade Tenant Certificate and supporting Implied Credit Analysis for such Tenant;

(j)          promptly upon becoming aware thereof, notice of a change in the credit rating of REIT, Borrower or any Investment Grade Tenant given by a Rating Agency or any announcement that any rating of REIT, Borrower or an Investment Grade Tenant is “under review” or that such rating has been placed on a watch list or that any similar action has been taken by a Rating Agency;

(k)          within five (5) Business Days of receipt, copies of any written claim made with respect to any Non-Recourse Exclusion;

(l)          promptly upon the request of Agent, copies of any registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and any annual, quarterly or monthly reports and other statements of REIT which are not publicly available;

(m)          without limiting the terms of §2.11 and §2.12, a completed and executed Beneficial Ownership Certification if requested by the Agent or any Lender at any time the Agent or such Lender determines that it is required by law to obtain such certification; and

(n)          from time to time, such other financial data and information in the possession of REIT or its Subsidiaries (including without limitation auditors’ management letters, status of litigation or investigations against REIT or any of its Subsidiaries and any settlement discussions relating thereto, property inspection and environmental reports for the Unencumbered Pool Assets (to the extent in Borrower’s possession), and information as to zoning and other legal and regulatory changes affecting the Borrower, any Guarantor or any Unencumbered Property Subsidiary) as the Agent may reasonably request;

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The Borrower shall cooperate with the Agent in connection with the publication to the Lenders of certain materials and/or information provided by or on behalf of the Borrower. Documents required to be delivered pursuant to the Loan Documents shall be delivered by or on behalf of the Borrower to the Agent and the Lenders (collectively, “Information Materials”) pursuant to this Section. Any material to be delivered pursuant to this §7.4 may be delivered electronically directly to the Agent and the Lenders, provided that such material is in a format reasonably acceptable to the Agent, and such material shall be deemed to have been delivered to the Agent and the Lenders upon the Agent’s receipt thereof. Upon the request of the Agent, the Borrower shall deliver paper copies thereof to the Agent and the Lenders. The Borrower and the Guarantors authorize Agent and Arrangers to disseminate any such materials, including without limitation the Information Materials, to the other Lenders through the use of Intralinks, SyndTrak or any other electronic information dissemination system (an “Electronic System”). Any such Electronic System is provided “as is” and “as available.” The Agent and the Arrangers do not warrant the adequacy of any Electronic System and expressly disclaim liability for errors or omissions in any notice, demand, communication, information or other material provided by or on behalf of Borrower that is distributed over or by any such Electronic System (“Communications”). No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by Agent or the Arrangers in connection with the Communications or the Electronic System. In no event shall the Agent, the Arrangers or any of their directors, officers, employees, agents or attorneys have any liability to the Borrower or the Guarantors, any Lender or any other Person for damages of any kind, including, without limitation, direct or indirect, special, incidental, consequential or punitive damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Guarantors’, the Agent’s or any Arranger’s transmission of Communications through the Electronic System, and the Borrower and the Guarantors release Agent, the Arrangers and the Lenders from any liability in connection therewith, except as to any of the Agent, the Arrangers or any Lender for any actual damages (but specifically excluding any special, incidental, consequential or punitive damages) to the extent arising from the Agent’s, any such Arranger’s or any such Lender’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods. Borrower acknowledges that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower, its Subsidiaries or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market related activities with respect to such Persons’ securities. All of the Information Materials delivered by Borrower hereunder shall be deemed to be private information and shall not be shared with such Public Lenders, except for any Information Materials that are (a) filed with a Governmental Authority and are available to the public, or (b) clearly and conspicuously identified by the Borrower as “PUBLIC”, which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Information Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agent, the Lenders and the Arrangers to treat such Information Materials as not containing any material non-public information with respect to the Borrower, its Subsidiaries, its Affiliates or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Information Materials constitute confidential information, they shall be treated as provided in §18.7). Borrower agrees that (i) all Information Materials marked “PUBLIC” by Borrower are permitted to be made available through a portion of any electronic dissemination system designated “Public Investor” or a similar designation, and (ii) the Agent and the Arrangers shall be entitled to treat any Information Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of any electronic dissemination system not designated “Public Investor” or a similar designation.

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§7.5         Notices.

(a)          Defaults. The Borrower will promptly upon becoming aware of same notify the Agent in writing of the occurrence of any Default or Event of Default, or of any failure described in §12.1(c) which does not constitute a Default or an Event of Default due to the operation of §12.2(a)(iv), which notice shall describe such occurrence with reasonable specificity and shall state that such notice is a “notice of default” or “notice of failure”, as applicable.

(b)          Environmental Events. The Borrower will give notice to the Agent within twenty (20) Business Days of becoming aware of (i) any potential or known Release, or threat of Release, of any Hazardous Substances in violation of any applicable Environmental Law; (ii) any violation of any Environmental Law that the Borrower, any Guarantor or any of their respective Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any non-U.S., federal, state, local or provincial environmental agency or (iii) any inquiry, proceeding, investigation, or other action, including a notice from any Governmental Authority of potential environmental liability, of any non-U.S., federal, state, local or provincial environmental Governmental Authority, that in any case under this §7.5(b) involves (A) an Unencumbered Pool Asset and could reasonably be expected to result in liability, clean-up, remediation, containment, correction or other costs to Borrower or any Guarantor or any of their respective Subsidiaries of $2,000,000.00 or more, or (B) any other Real Estate and could reasonably be expected to have a Material Adverse Effect.

(c)          Notice of Material Adverse Events. The Borrower will give notice to the Agent within five (5) Business Days of becoming aware of any matter, including (i) breach or non-performance of, or any default under, any provision of any security issued by REIT, Borrower or any of their respective Subsidiaries or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound; (ii) any dispute, litigation, investigation, proceeding or suspension between REIT, Borrower or any of their respective Subsidiaries and any governmental authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting REIT, Borrower or any of their respective Subsidiaries, in each case under this clause (c) that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(d)          Reserved.

(e)          Notice of Litigation and Judgments. The Borrower will give notice to the Agent in writing within ten (10) Business Days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Borrower, any Guarantor or any of their respective Subsidiaries or to which the Borrower, any Guarantor or any of their respective Subsidiaries is or is to become a party involving an uninsured claim against the Borrower, any Guarantor or any of their respective Subsidiaries that could either reasonably be expected to cause a Default or could reasonably be expected to have a Material Adverse Effect and stating the nature and status of such litigation or proceedings. The Borrower will give notice to the Agent, in writing, in form and detail reasonably satisfactory to the Agent and each of the Lenders, within ten (10) days of any judgment not covered by insurance, whether final or otherwise, against the Borrower, Guarantors or any of their respective Subsidiaries in an amount in excess of $5,000,000.00.

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(f)          Ground Lease. The Borrower will promptly notify the Agent in writing of any material default by a Fee Owner in the performance or observance of any of the terms, covenants and conditions on the part of a Fee Owner to be performed or observed under a Ground Lease related to an Unencumbered Pool Asset. The Borrower will promptly deliver to the Agent copies of all material notices, certificates, requests, demands and other instruments received from or given by a Fee Owner to the Borrower or a Subsidiary Guarantor under a Ground Lease related to an Unencumbered Pool Asset.

(g)          ERISA. The Borrower will give notice to the Agent within ten (10) Business Days after Borrower, Guarantors, any Unencumbered Property Subsidiary or any ERISA Affiliate (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Guaranteed Pension Plan, Multiemployer Plan or Employee Benefit Plan, or knows that the plan sponsor or plan administrator of any such plan has given or is required to give notice of any such reportable event; (ii) gives a copy of any notice of complete or partial withdrawal liability under Title IV of ERISA; or (iii) receives a copy of any notice issued by the PBGC under Title IV or ERISA of an intent to terminate or appoint a trustee to administer any such plan.

(h)          Notices of Default Under Leases. The Borrower will give notice to the Agent in writing within ten (10) Business Days after the Borrower or any Guarantor (i) receives written notice from a Tenant under a Lease (or any guarantor of such Lease) of an Unencumbered Pool Asset of a material default by the landlord under such Lease, or (ii) delivers a written notice to any Tenant under a Lease (or any guarantor of such Lease) of an Unencumbered Pool Asset of a payment or other material default by such Tenant under its Lease (or any guarantor of such Lease).

(i)          Governmental Authority Notices. The Borrower will give notice to the Agent within ten (10) Business Days of receiving any documents, correspondence or notice from any Governmental Authority that regulates the operation of any Unencumbered Pool Asset where such document, correspondence or notice relates to threatened or actual change or development that would be materially adverse to any Unencumbered Pool Asset, its Tenant or the Subsidiary Guarantor that owns or leases such Unencumbered Pool Asset, or could reasonably be expected to have a Material Adverse Effect on the Borrower or any other Guarantor.

(j)          Notification of Lenders. Within five (5) Business Days after receiving any notice under this §7.5, the Agent will forward a copy thereof to each of the Lenders, together with copies of any certificates or other written information that accompanied such notice.

§7.6         Existence; Maintenance of Properties.

(a)          Except as permitted under §§8.4 and 8.8, the Borrower and each Guarantor will (i) preserve and keep in full force and effect their legal existence in the jurisdiction of its incorporation or formation, (ii) will cause each of their respective Subsidiaries that are not Guarantors to preserve and keep in full force and effect their legal existence in the jurisdiction of its incorporation or formation except where such failure has not had and could not reasonably be expected to have a Material Adverse Effect, and (iii) in the event the Borrower, any Guarantor or any Unencumbered Property Subsidiary is a limited liability company, shall not, nor shall any of its members or managers, take any action in furtherance of, or consummate, an LLC Division with respect to such Person. Except as permitted under §§8.4 and 8.8, the Borrower and each Guarantor will preserve and keep in full force all of their rights and franchises and those of their respective Subsidiaries, the preservation of which is necessary to the conduct of their business (except with respect to Subsidiaries of the Borrower that are not Guarantors, where such failure has not had and could not reasonably be expected to have a Material Adverse Effect). REIT shall at all times comply with all requirements and Applicable Laws necessary to maintain REIT Status and shall continue to receive REIT Status. The Borrower shall continue to own directly or indirectly one hundred percent (100%) of the Subsidiary Guarantors.

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(b)          The Borrower and each Guarantor (i) will cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order in all material respects (ordinary wear and tear excepted) and supplied with all necessary equipment, and (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof (except to the extent such obligations are required to be complied with by Tenants under the applicable Lease), except with respect to Real Estate (other than the Unencumbered Pool Assets) to the extent that noncompliance with such covenants could not reasonably be expected to have a Material Adverse Effect; provided, that nothing contained in this §7.6(b) shall be construed to limit the terms of §7.20(a)(ii).

§7.7         Insurance. The Borrower, the Guarantors and their respective Subsidiaries (as applicable) will procure and maintain or cause to be procured and maintained insurance covering the Borrower, the Guarantors and their respective Subsidiaries (as applicable) and the Real Estate in such amounts and against such risks and casualties as are customary for properties of similar character and location, due regard being given to the type of improvements thereon, their construction, location, use and occupancy; it being understood and agreed that the foregoing shall not modify any obligation of a Tenant under a Lease with regard to the placement and maintenance of insurance. The Borrower shall pay all premiums on insurance policies.

§7.8         Taxes; Liens. The Borrower and the Guarantors will, and will cause their respective Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become delinquent, all material taxes, assessments and other governmental charges imposed upon them or upon the Unencumbered Pool Assets or the other Real Estate, sales and activities, or any part thereof, or upon the income or profits therefrom as well as all claims for labor, materials or supplies that if unpaid might by law become a lien or charge upon any of its property or other property of the Borrower, the Guarantors or their respective Subsidiaries and all non-governmental assessments, levies, maintenance and other charges, whether resulting from covenants, conditions and restrictions or otherwise, water and sewer rents and charges assessments on any water stock, utility charges and assessments and owner association dues, fees and levies, provided that any such tax, assessment, charge or levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings which shall suspend the collection thereof with respect to such property and the Borrower or applicable Guarantor or Subsidiary shall not be subject to any fine, suspension or loss of privileges or rights by reason of such proceeding, neither such property nor any portion thereof or interest therein would be in any danger of sale, forfeiture, loss or suspension of operation by reason of such proceeding and the Borrower, such Guarantor or any such Subsidiary shall have set aside on its books adequate reserves in accordance with GAAP; and provided, further, that forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor, the Borrower, such Guarantor or any such Subsidiary either (i) will provide a bond issued by a surety reasonably acceptable to the Agent and sufficient to stay all such proceedings or (ii) if no such bond is provided, will pay each such tax, assessment, charge or levy.

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§7.9         Inspection of Properties and Books. The Borrower and the Guarantors will, and will cause their respective Subsidiaries to, permit the Agent and the Lenders, at the Borrower’s expense, upon reasonable prior notice, to visit and inspect any of the properties of the Borrower, each Guarantor or any of their respective Subsidiaries (subject to the rights of Tenants under their Leases and provided that, except after an Event of Default, such visits and inspections shall not include any intrusive or invasive environmental sampling, testing or investigation), to examine the books of account of the Borrower, any Guarantor and their respective Subsidiaries (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of the Borrower, any Guarantor and their respective Subsidiaries with, and to be advised as to the same by, their respective officers, partners or members, all at such reasonable times and intervals as the Agent or any Lender may reasonably request, provided that so long as no Default or Event of Default shall then have occurred and be continuing, the Borrower shall not be required to pay for such visits and inspections. In the event that the Agent or a Lender shall visit and inspect a property of a Subsidiary of the Borrower which is not a Guarantor, such visit and inspection shall be made with a representative of the Borrower (and the Borrower agrees to use reasonable efforts to make such representative available). The Lenders shall use good faith efforts to coordinate such visits and inspections so as to minimize the interference with and disruption to the normal business operations of such Persons.

§7.10       Compliance with Laws, Contracts, Licenses, and Permits. The Borrower and the Guarantors will, and will cause each of their respective Subsidiaries to, and, to the extent permitted by the terms of the applicable Leases, will use reasonable efforts to cause the Tenants of the Unencumbered Pool Assets to, comply in all material respects (provided that the foregoing qualification shall not limit other provisions of this Agreement) with (a) all Applicable Laws now or hereafter in effect wherever its business is conducted (excluding all Environmental Laws which are exclusively addressed in §8.6 below), (b) the provisions of its corporate charter, partnership agreement, limited liability company agreement or declaration of trust, as the case may be, and other formation, governing or charter documents and bylaws, (c) all material agreements and instruments to which it is a party or by which it or any of its properties may be bound, (d) all applicable decrees, orders, and judgments, and (e) all licenses and permits required by Applicable Laws (excluding all Environmental Laws which are exclusively addressed in §8.6 below) for the conduct of its business or the ownership, use or operation of its properties, except where (x) in the case of any of the Borrower, any Guarantor or any Tenant of any Unencumbered Pool Asset, failure to so comply with either clause (a), (c), (d) or (e) would not result in the material non-compliance with the items described in such clauses, and (y) with respect to any other Person, failure to so comply with clause (a), (b), (c), (d) or (e), as the case may be, would not reasonably be expected to have a Material Adverse Effect. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrower, any Guarantor or their respective Subsidiaries may fulfill any of its obligations hereunder, the Borrower, such Guarantor or such Subsidiary will promptly take or cause to be taken all reasonable steps necessary to obtain such authorization, consent, approval, permit or license and furnish the Agent and the Lenders with evidence thereof. The Borrower shall develop and implement such programs, policies and procedures as are necessary to comply with the Patriot Act (in all material respects) and shall promptly advise the Agent in writing in the event that the Borrower shall determine that any investors in the Borrower are in violation of such act.

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§7.11       Further Assurances. The Borrower and each Guarantor will, and will cause each of their respective Subsidiaries to, cooperate with the Agent and the Lenders and execute such further instruments and documents as the Lenders or the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

§7.12       Limiting Agreements

(a)          Neither Borrower, the Guarantors nor any of their respective Subsidiaries shall enter into, any agreement, instrument or transaction which has or may have the effect of prohibiting or limiting Borrower’s, the Guarantors’ or any of their respective Subsidiaries’ ability to pledge to Agent any Unencumbered Pool Assets as security for the Obligations (provided that a requirement to maintain a pool of unencumbered properties to support financial covenants relating to other Unsecured Indebtedness permitted by this Agreement shall not violate the foregoing covenant). Borrower will not take, and will not permit the Guarantors or any of their respective Subsidiaries to take, any action that would impair the right and ability of Borrower, the Guarantors and their respective Subsidiaries to pledge such assets as security for the Obligations without any such pledge after the date hereof causing or permitting the acceleration (after the giving of notice or the passage of time, or otherwise) of any other Indebtedness of Borrower, the Guarantors or any of their respective Subsidiaries.

(b)          Borrower shall, upon demand, provide to the Agent such evidence as the Agent may reasonably require to evidence compliance with this §7.12, which evidence shall include, without limitation, copies of any agreements or instruments which would in any way restrict or limit the Borrower’s, any Guarantor’s or any Subsidiary’s ability to pledge Unencumbered Pool Assets as security for Indebtedness, or which provide for the occurrence of a default (after the giving of notice or the passage of time, or otherwise) if Unencumbered Pool Assets are pledged in the future as security for Indebtedness of the Borrower or any Guarantor.

§7.13       Reserved.

§7.14       Business Operations. REIT and its Subsidiaries shall operate their respective businesses in substantially the same manner and in substantially the same fields and lines of business as such business is now conducted and such other lines of business that are reasonably related or incidental or ancillary thereto and in compliance with the terms and conditions of this Agreement and the Loan Documents. Neither REIT nor the Borrower will, or permit any of their respective Subsidiaries to, directly or indirectly, engage in any line of business other than the acquisition, ownership, operation and development of primarily single-tenant net lease commercial income producing properties for office, retail and industrial uses, and such other lines of business that are reasonably related or incidental or ancillary thereto and in compliance with the terms and conditions of this Agreement and the Loan Documents.

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§7.15       Reserved.

§7.16       Reserved.

§7.17       Ownership of Real Estate. Without the prior written consent of the Agent, all Real Estate and all interests (whether direct or indirect) of REIT or the Borrower in any Real Estate assets now owned or leased or acquired or leased after the date hereof shall be owned or leased directly by the Borrower or a Wholly-Owned Subsidiary of the Borrower; provided, however that the Borrower shall be permitted to own or lease interests in Real Estate through non-Wholly-Owned Subsidiaries and Unconsolidated Affiliates of the Borrower as permitted by §8.3(l).

§7.18       Distributions of Income to the Borrower. Subject to the last sentence of this §7.18, the Borrower shall cause all of its Subsidiaries (subject to the terms of any loan documents under which such Subsidiary is the borrower or a guarantor, including, without limitation, any restrictions on distributions of such Subsidiary set forth in instruments evidencing property-level Secured Indebtedness of such Subsidiary) to promptly distribute to the Borrower (but not less frequently than once each calendar quarter, unless otherwise approved by the Agent), whether in the form of dividends, distributions or otherwise, all profits, proceeds or other income relating to or arising from its Subsidiaries’ use, operation, financing, refinancing, sale or other disposition of their respective assets and properties after (a) the payment by each Subsidiary of its debt service, operating expenses, any non-U.S., U.S. federal, state and local taxes payable by such Subsidiary, capital improvements and leasing commissions for such quarter, and (b) the establishment of reasonable reserves for the payment of (i) operating expenses not paid on at least a quarterly basis, (ii) capital improvements and tenant improvements to be made to such Subsidiary’s assets and properties approved by such Subsidiary in the course of its business consistent with its past practices and (iii) any non-U.S., U.S. federal, state and local taxes payable by such Subsidiary, (c) with respect to any Subsidiary which is a taxable REIT subsidiary, retention of such funds as REIT may reasonably determine to the extent that such distribution could reasonably be expected to affect the REIT’s ability to satisfy the income tests in Section 856(c) of the Code, and (d) with respect to Subsidiaries not organized under the laws of a political subdivision of the United States, retention of such funds as are necessary to comply with applicable legal restrictions, to preserve tax status, or otherwise to address currency exchange or other operating business issues as reasonably determined by the officers of the REIT. Neither the Borrower, the Guarantors or any of their Subsidiaries shall enter into any agreement that limits the ability of any Subsidiary to make a dividend or distribution payment to the Borrower or any Guarantor or to otherwise transfer any property to the Borrower or any Guarantor, provided, however, that this sentence shall not prohibit (x) any negative pledge incurred or provided in favor of any holder of Secured Indebtedness permitted under §8.1(h) and §8.1(i) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness, and (y) any negative pledge or other such restriction on the making of dividend or distribution payments in the definitive documentation of any Unsecured Indebtedness that is not more onerous, when taken as a whole, than the terms of this Agreement, taken as a whole. Notwithstanding anything to the contrary contained in this §7.18, any Subsidiary of Borrower not organized under the laws of a political subdivision of the United States shall not be required to make any distributions to the Borrower pursuant to this §7.18 (and Borrower shall have no obligation under this §7.18 to cause such Subsidiary to make any such distribution to Borrower), except upon the occurrence and during the continuance of a Default or an Event of Default, in which event, after consultation with the Agent, Borrower shall cause each such Subsidiary to promptly make distributions to Borrower in accordance with the first sentence of this §7.18 (with the first of such distributions occurring no later than ten (10) Business Days after Agent directs Borrower to cause such distributions to be made).

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§7.19       Plan Assets. The Borrower, the Guarantors and each of their respective Subsidiaries will do, or cause to be done, all things necessary to ensure that none of its Real Estate will be deemed to be Plan Assets at any time.

§7.20       Unencumbered Pool Assets.

(a)          The Eligible Real Estate included as Unencumbered Pool Assets and in the calculation of the Unencumbered Pool Aggregate Asset Value shall at all times satisfy all of the following conditions (unless otherwise permitted pursuant to §7.20(b)):

(i)          the Eligible Real Estate shall be owned one hundred percent (100%) in fee simple, or leased under a Ground Lease as to which no Ground Lease Default has occurred, by the Borrower or a Subsidiary Guarantor, in each case free and clear of all Liens other than the Liens permitted in §8.2(i), (iv) and (ix), and such Eligible Real Estate shall not have applicable to it any restriction which prohibits or purports to prohibit the sale, pledge, transfer, mortgage or assignment of such Eligible Real Estate, or the creation or assumption of any Lien on such Eligible Real Estate or interest therein as security for the Obligations (including any restrictions contained in any applicable organizational documents or any other instrument or agreement (other than a Loan Document)) (any such restriction, a “Negative Pledge”);

(ii)         none of the Eligible Real Estate shall have any material title, survey, environmental, structural or other defects that would give rise to a materially adverse effect as to the value, use of or ability to sell or refinance such property, and all representations and warranties with respect to such Eligible Real Estate shall be true and correct in all material respects (without giving effect to any knowledge qualifier with respect to any such representation or warranty set forth in §6.19);

(iii)        if such Eligible Real Estate is owned or leased by an Unencumbered Property Subsidiary, (a) the only asset of such Subsidiary shall be the Eligible Real Estate included as an Unencumbered Pool Asset and any furniture, fixtures, equipment and cash related to, or used in the ordinary operation of, such Eligible Real Estate, (b) Borrower shall directly or indirectly own 100% of all Equity Interests (including all economic, beneficial and voting interests) in such Unencumbered Property Subsidiary, any and all intermediate entities shall be Subsidiary Guarantors to the extent required by this Agreement, and no direct or indirect ownership or other interests or rights of Borrower in any such Unencumbered Property Subsidiary shall be subject to any Lien (other than Liens permitted pursuant to §8.2(i)(A)) or any Negative Pledge, and (c) without limiting the ability of such Unencumbered Property Subsidiary to guaranty Unsecured Indebtedness otherwise permitted hereunder, such Unencumbered Property Subsidiary shall not be a borrower, primary obligor or guarantor with respect to any other Indebtedness;

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(iv)        such Eligible Real Estate shall be self-managed by the Borrower or the Subsidiary Guarantor or by a Property Manager pursuant to a Management Agreement;

(v)         no more than fifteen percent (15.0%) of the Unencumbered Pool Aggregate Asset Value shall be attributable to one Unencumbered Pool Asset (or twenty percent (20.0%) if the sole Tenant thereof is an Investment Grade Tenant), provided that any excess Unencumbered Asset Value attributable to such Unencumbered Pool Asset above such limit shall not, by itself, constitute a Default or Event of Default, but such excess shall be excluded from the calculation of Unencumbered Pool Aggregate Asset Value;

(vi)        No more than fifteen percent (15.0%) of the Unencumbered Pool Aggregate Asset Value shall be subject to Ground Leases, provided that any excess Unencumbered Asset Value attributable to such Unencumbered Pool Asset(s) above such limit shall not, by itself, constitute a Default or Event of Default, but such excess shall be excluded from the calculation of Unencumbered Pool Aggregate Asset Value;

(vii)       No more than twenty percent (20.0%) of the Unencumbered Pool Aggregate Asset Value shall be attributable to the same Tenant or its Affiliates (or twenty-five percent (25.0%) if such Tenant is an Investment Grade Tenant), provided that any excess Unencumbered Asset Value attributable to such Unencumbered Pool Asset(s) above such limit shall not, by itself, constitute a Default or Event of Default, but such excess shall be excluded from the calculation of Unencumbered Pool Aggregate Asset Value;

(viii)      no more than twenty-five percent (25.0%) of the Unencumbered Pool Aggregate Asset Value shall be attributable to any single MSA, provided that any excess Unencumbered Asset Value attributable to such Unencumbered Pool Asset(s) above such limit shall not, by itself, constitute a Default or Event of Default, but such excess shall be excluded from the calculation of Unencumbered Pool Aggregate Asset Value;

(ix)         At least forty percent (40.0%) of the Unencumbered Pool Aggregate Asset Value shall be attributable to Investment Grade Tenants, provided that any shortfall to such requirement shall not, by itself, constitute a Default or Event of Default, but Unencumbered Asset Value attributable to Unencumbered Pool Assets not leased to Investment Grade Tenants shall instead be reduced such that, after giving effect to such reduction, forty percent (40.0%) of the Unencumbered Pool Aggregate Asset Value shall be attributable to Investment Grade Tenants;

(x)          the Eligible Real Estate included as Unencumbered Pool Assets shall at all times have in the aggregate a weighted average remaining lease term (calculated by weighting the remaining lease term of each such Eligible Real Estate (without regard to any extension options at the tenant’s discretion) by the Unencumbered Asset Value attributable to such Eligible Real Estate) of not less than five (5) years; provided, however, that the foregoing requirement shall not be applicable at any time REIT has obtained and is maintaining an Investment Grade Rating from at least two (2) Rating Agencies;

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(xi)         No more than five percent (5.0%) of the Unencumbered Pool Aggregate Asset Value shall be attributable to Unencumbered Pool Assets that are “dark” (i.e., not being operated by the applicable Tenant (including any subtenant thereof) and in respect of which the applicable Tenant is paying in full the rent and other amounts due under its Lease for such Unencumbered Pool Asset and is in compliance with its other material obligations under its Lease), provided that any excess Unencumbered Asset Value attributable to such Unencumbered Pool Asset(s) above such limit shall not, by itself, constitute a Default or Event of Default, but such excess shall be excluded from the calculation of Unencumbered Pool Aggregate Asset Value;

(xii)        No more than fifteen percent (15.0%) of the Unencumbered Pool Aggregate Asset Value shall be attributable to Unencumbered Pool Assets located in Approved Foreign Countries, provided that any excess Unencumbered Asset Value attributable to such Unencumbered Pool Asset(s) above such limit shall not, by itself, constitute a Default or Event of Default, but such excess shall be excluded from the calculation of Unencumbered Pool Aggregate Asset Value;

(xiii)       there shall be at all times at least sixty-five (65) Unencumbered Pool Assets included in the calculation of Unencumbered Pool Aggregate Asset Value and the Unencumbered Pool Aggregate Asset Value shall be at least Six Hundred Million Dollars ($600,000,000);

(xiv)      the Borrower shall have delivered to the Agent (A) a written request to include such Eligible Real Estate as an Unencumbered Pool Asset, (B) the Eligible Real Estate Qualification Documents, and such Eligible Real Estate Qualification Documents shall have been approved by the Agent (in its reasonable discretion); provided, with respect to the initial Unencumbered Pool Assets set forth on Schedule 1.2 attached hereto, that the Eligible Real Estate Qualification Documents required to be delivered pursuant to this clause (xiv) shall be deemed to be the “Eligible Real Estate Qualification Documents” delivered pursuant to the Existing Credit Agreement and Agent hereby confirms its approval of the same, (C) a certification by the chief financial officer of REIT that such Real Estate qualifies as Eligible Real Estate and as to the matters covered under §7.20(a)(i)-(xiii) in the form of Exhibit “K” hereto (an “Unencumbered Pool Asset Certificate”), and (D) such other information as the Agent may reasonably require with respect to such Eligible Real Estate, including, but not limited to, any information required by the Agent to determine the Unencumbered Asset Value attributable to such Eligible Real Estate and compliance with this §7.20; and

(xv)       such Eligible Real Estate shall not have been excluded from the calculation of the Unencumbered Pool Aggregate Asset Value pursuant to §7.20(c), §7.20(d) or §7.20(e).

(b)          Notwithstanding the foregoing, in the event any Real Estate does not qualify as an Eligible Real Estate or satisfy the requirements of §7.20(a), such Real Estate shall be included in the calculation of the Unencumbered Pool Aggregate Asset Value so long as the Agent shall have received the prior written consent of each of the Majority Lenders to the inclusion of such Real Estate in the calculation of the Unencumbered Pool Aggregate Asset Value, and no Default or Event of Default shall arise hereunder solely as a result of such Real Estate failing to satisfy the specific requirements of Eligible Real Estate or §7.20(a) which initially disqualified such Real Estate from being included in the calculation of the Unencumbered Pool Aggregate Asset Value pursuant to §7.20(a). It is agreed and understood that any Real Estate included in the calculation of the “Unencumbered Pool Aggregate Asset Value” pursuant to §7.20(b) of the Existing Credit Agreement which is included in such calculation immediately prior to the Closing Date shall continue to be included in the calculation of the Unencumbered Pool Aggregate Asset Value hereunder on the Closing Date so long as such Real Estate continues to satisfy the requirements of Eligible Real Estate and §7.20(a) hereof, except for such requirements which initially disqualified such Real Estate from being included in the calculation of the Unencumbered Pool Aggregate Asset Value under the Existing Credit Agreement.

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(c)          In the event that all or any material portion of any Unencumbered Pool Asset included in the calculation of the Unencumbered Pool Aggregate Asset Value shall be damaged in any material respect or taken by condemnation, then such property shall no longer be included in the calculation of the Unencumbered Pool Aggregate Asset Value unless and until (i) any damage to such real estate is repaired or restored, such real estate becomes fully operational and the Agent shall receive evidence satisfactory to the Agent of the value of such real estate following such repair or restoration (both at such time and prospectively) or (ii) the Agent shall receive evidence reasonably satisfactory to the Agent that the value of such real estate (both at such time and prospectively) shall not be materially adversely affected by such damage or condemnation. In the event that such damage or condemnation only partially affects such Unencumbered Pool Asset included in the calculation of the Unencumbered Pool Aggregate Asset Value, then the Agent may in good faith reduce the Unencumbered Asset Value attributable thereto based on such damage until such time as the Agent receive evidence satisfactory to the Agent that the value of such real estate (both at such time and prospectively) shall no longer be materially adversely affected by such damage or condemnation.

(d)          Upon any asset ceasing to qualify to be included as an Unencumbered Pool Asset, such asset shall no longer be included in the calculation of the Unencumbered Pool Aggregate Asset Value unless otherwise approved in writing by the Majority Lenders. Within five (5) Business Days after becoming aware of any such disqualification, the Borrower shall deliver to the Agent a certificate reflecting such disqualification, together with the identity of the disqualified asset, a statement as to whether any Default or Event of Default arises as a result of such disqualification, and a calculation of the Unencumbered Asset Value attributable to such asset. Simultaneously with the delivery of the items required pursuant above, the Borrower shall deliver to the Agent an updated Unencumbered Pool Certificate demonstrating, after giving effect to such removal or disqualification, compliance with the conditions and covenants contained in §§7.20, 9.3 and 9.4.

(e)          In addition, the Borrower may voluntarily remove any Real Estate from the calculation of the Unencumbered Pool Aggregate Asset Value by delivering to the Agent, no later than five (5) Business Days prior to date on which such removal is to be effected, notice of such removal, together with a statement that no Default or Event of Default then exists or would, upon the occurrence of such event or with passage of time, result from such removal, the identity of the Unencumbered Pool Asset being removed, and a calculation of the Unencumbered Asset Value attributable to such Unencumbered Pool Asset. Simultaneously with the delivery of the items required pursuant above, the Borrower shall deliver to the Agent a pro forma Compliance Certificate and Unencumbered Pool Certificate demonstrating, after giving effect to such removal or disqualification, compliance with the covenants contained in §7.20, §9.3 and §9.4.

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§7.21       Management. The Borrower shall not and shall not permit any Subsidiary Guarantor to enter into any Management Agreement with a manager other than Property Manager after the date hereof for any Unencumbered Pool Asset without the prior written consent of the Agent (which shall not be unreasonably withheld, conditioned or delayed).

§7.22       Beneficial Ownership. Promptly following any change in beneficial ownership of the Borrower that would render any statement in an existing Beneficial Ownership Certification untrue or inaccurate, the Borrower shall furnish to the Agent (for further delivery by the Agent to the Lenders in accordance with its customary practice) an updated Beneficial Ownership Certification for the Borrower.

§7.23       Sanctions Laws and Regulations. The Borrower shall not, directly or indirectly, use the proceeds of the Loans or any Letter of Credit or lend, contribute or otherwise make available such proceeds to any Guarantor, Subsidiary, Unconsolidated Affiliate or other Person (i) to fund any activities or business of or with any Designated Person, or in any country or territory, that at the time of such funding is itself the subject of territorial sanctions under applicable Sanctions Laws and Regulations, (ii) in any manner that would result in a violation of applicable Sanctions Laws and Regulations by any party to this Agreement, or (iii) in any manner that would cause the Borrower, the Guarantors or any of their respective Subsidiaries to violate the United States Foreign Corrupt Practices Act. None of the funds or assets of the Borrower or Guarantors that are used to pay any amount due pursuant to this Agreement shall constitute funds obtained from transactions with or relating to Designated Persons or countries which are themselves the subject of territorial sanctions under applicable Sanctions Laws and Regulations. Borrower shall maintain policies and procedures designed to achieve compliance with Sanctions Laws and Regulations.

§8.          NEGATIVE COVENANTS.

The Borrower covenants and agrees that, so long as any Loan, Note or Letter of Credit is outstanding or any of the Lenders has any obligation to make any Loans or issue any Letter of Credit:

§8.1         Restrictions on Indebtedness. The Borrower will not, and will not permit any Guarantor or their respective Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(a)          Indebtedness to the Lenders arising under any of the Loan Documents;

(b)          Indebtedness to the Lender Hedge Providers in respect of any Hedge Obligations;

(c)          current liabilities of the Borrower, the Guarantors or their respective Subsidiaries incurred in the ordinary course of business but not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

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(d)          Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of §7.8;

(e)          Indebtedness in respect of judgments only to the extent, for the period and for an amount not resulting in an Event of Default;

(f)          endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(g)          subject to the provisions of §9, Indebtedness of the REIT, the Borrower, International Holdco, Global II Holdco, Global II International Holdco or any other Subsidiary of Borrower (other than a Subsidiary of Borrower which is a Guarantor or an Unencumbered Property Subsidiary) in respect of Derivatives Contracts that are entered into in the ordinary course of business and not for speculative purposes; and

(h)          subject to the provisions of §9, (i) Non-Recourse Indebtedness that is secured by Real Estate (other than the Unencumbered Pool Assets or interest therein) and related assets (and guaranties of Non-Recourse Exclusions with respect to such Indebtedness), and (ii) Secured Recourse Indebtedness (and guaranties of such Indebtedness), provided that no such Secured Recourse Indebtedness shall be secured by any Unencumbered Pool Asset or interest therein; and

(i)          subject to the provisions of §9, Unsecured Indebtedness (and guaranties of such Indebtedness) (in each case, other than Indebtedness of the type included in clause (f) above) of REIT and its Subsidiaries.

Notwithstanding anything in this Agreement to the contrary, (i) none of the Indebtedness described in §8.1(h) above shall have any of the Unencumbered Pool Assets or any interest therein or any direct or indirect ownership interest in the Borrower, any Subsidiary Guarantor or the Unencumbered Property Subsidiary owning such asset as collateral, and (ii) none of the Subsidiaries of Borrower which directly or indirectly own or lease an Unencumbered Pool Asset (including, without limitation, any Unencumbered Property Subsidiary) shall create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness (including, without limitation, pursuant to any conditional or limited guaranty or indemnity agreement creating liability with respect to usual and customary exclusions from the non-recourse limitations governing the Non-Recourse Indebtedness of any Person, or otherwise) other than Indebtedness described in §§8.1(a), 8.1(b), 8.1(c), 8.1(d), 8.1(e), 8.1(f) or 8.1(i) and, solely with respect to International Holdco, Global II Holdco and Global II International Holdco, 8.1(h) above (provided that such Indebtedness shall not be secured by an Unencumbered Pool Asset, any asset related thereto or any interest therein, nor any direct or indirect interest of the Borrower, any Guarantor or any of their respective Subsidiaries in any Unencumbered Property Subsidiary), and (iii) REIT shall not create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness (including, without limitation, pursuant to any conditional or limited guaranty or indemnity agreement creating liability with respect to usual and customary exclusions from the non-recourse limitations governing the Non-Recourse Indebtedness of any Person, or otherwise) other than Indebtedness described in §§8.1(a)-(g) and (i) above and, solely with respect to REIT providing unsecured guaranties of such Indebtedness, the Indebtedness described in §8.1(h) above.

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§8.2         Restrictions on Liens, Etc. The Borrower will not, and will not permit any Guarantor or their respective Subsidiaries to create or incur or suffer to be created or incurred or to exist any Lien upon any of their respective property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; provided that notwithstanding anything to the contrary contained herein, the Borrower, any Guarantor or any such Subsidiary may create or incur or suffer to be created or incurred or to exist:

(i)          Liens on properties to secure (A) taxes, assessments and other governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or, (B) claims for labor, material or supplies incurred in the ordinary course of business in respect of obligations not then delinquent or which are being contested as permitted under this Agreement;

(ii)         Liens on assets other than (A) Eligible Real Estate, (B) Unencumbered Pool Assets, or (C) any direct or indirect interest of the Borrower, any Guarantor or any Subsidiary of the Borrower in any Unencumbered Property Subsidiary in respect of judgments permitted by §8.1(e); provided that the foregoing shall not prohibit, in the case of any asset referenced in subclauses (A), (B) or (C) above of this §8.2(ii), a Lien resulting from a judgment otherwise permitted by §8.1(e);

(iii)        deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pensions or other social security obligations;

(iv)        encumbrances on properties consisting of easements, rights of way, zoning restrictions, leases and other occupancy agreements, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens under leases to which the Borrower, an Unencumbered Property Subsidiary or a Subsidiary of any such Person is a party, and other minor non-monetary liens or encumbrances none of which interferes materially with the use of the property affected in the ordinary conduct of the business of the Borrower, the Subsidiary Guarantors or their respective Subsidiaries, which defects do not individually or in the aggregate have a materially adverse effect on the business of the Borrower, any Subsidiary Guarantor or any Unencumbered Property Subsidiary individually, or on the Unencumbered Pool Assets;

(v)         Liens on assets or interests therein (but excluding (A) the Unencumbered Pool Assets, any asset related thereto or any interest therein, (B) Eligible Real Estate, or (C) any direct or indirect interest of the Borrower, Guarantors or any of their respective Subsidiaries in any Unencumbered Property Subsidiary) to secure Secured Indebtedness of Subsidiaries of the Borrower permitted by §8.1(h);

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(vi)        rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business;

(vii)       Liens of Capitalized Leases;

(viii)      Liens securing obligations in the nature of the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business; and

(ix)         Liens arising under any of the Loan Documents securing the Obligations and the Hedge Obligations.

Notwithstanding anything in this Agreement to the contrary, (A)(i) no Subsidiary of Borrower which directly or indirectly owns or leases an Unencumbered Pool Asset (including, without limitation, an Unencumbered Property Subsidiary) shall create or incur or suffer to be created or incurred or to exist any Lien other than Liens contemplated in §§8.2(i), (iv), (vi) and (ix) and, solely with respect to International Holdco, Global II Holdco and Global II International Holdco, §8.2(v) above, and (ii) REIT shall not create or incur, nor suffer to be created or incurred, nor permit to exist any Lien other than Liens contemplated in §§8.2(i), (ii), (iii), (vi), and (ix); and (B) the Borrower shall not create or incur, nor suffer to be created or incurred, nor permit to exist any Lien on any legal, equitable or beneficial interest of the Borrower in any Subsidiary of Borrower which directly or indirectly owns or leases an Unencumbered Pool Asset (including, without limitation, an Unencumbered Property Subsidiary), including, without limitation, any Distributions or rights to Distributions on account thereof.

§8.3         Restrictions on Investments. Neither the Borrower will, nor will it permit any Guarantor or any of its Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments:

(a)          in marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by the Borrower or its Subsidiary;

(b)          in marketable direct obligations of any of the following: Federal Home Loan Mortgage Corporation, Student Loan Marketing Association, Federal Home Loan Banks, Federal National Mortgage Association, Government National Mortgage Association, Bank for Cooperatives, Federal Intermediate Credit Banks, Federal Financing Banks, Export-Import Bank of the United States, Federal Land Banks, or any other agency or instrumentality of the United States of America;

(c)          in demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $100,000,000.00;

(d)          in commercial paper assigned the highest rating by two (2) or more national credit rating agencies and maturing not more than ninety (90) days from the date of creation thereof;

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(e)          in bonds or other obligations having a short term unsecured debt rating of not less than A-1+ by S&P and P-1+ by Moody’s and having a long term debt rating of not less than A by S&P and A1 by Moody’s issued by or by authority of any state of the United States, any territory or possession of the United States, including the Commonwealth of Puerto Rico and agencies thereof, or any political subdivision of any of the foregoing;

(f)          in repurchase agreements having a term not greater than ninety (90) days and fully secured by securities described in the foregoing §8.3(a), 8.3(b) or 8.3(c) with banks described in the foregoing §8.3(c) or with financial institutions or other corporations having total assets in excess of $500,000,000.00;

(g)          in shares of so-called “money market funds” registered with the SEC under the Investment Company Act of 1940 which maintain a level per-share value, invest principally in investments described in the foregoing §§8.3(a) through 8.3(f) and have total assets in excess of $50,000,000.00;

(h)          consisting of the acquisition of fee or leasehold interests by the Borrower or its Subsidiaries in (i) Real Estate which is developed as single-tenant properties for office, retail and industrial uses located in the United States of America or an Approved Foreign Country and businesses and investments incidental thereto, and (ii) subject to the restrictions set forth in this §8.3, the acquisition of Land Assets to be developed for the foregoing purpose;

(i)          by the Borrower and its Wholly-Owned Subsidiaries in Subsidiaries that are directly or indirectly one hundred percent (100%) owned by such Person or jointly with the Borrower or its Wholly-Owned Subsidiaries;

(j)          in Land Assets, provided that the aggregate Investment therein shall not exceed five percent (5%) of Consolidated Total Asset Value;

(k)          in (i) Mortgage Note Receivables secured by properties of the type described in §8.3(h)(i) and (ii) mezzanine notes and other promissory notes secured by properties of the type described in §8.3(h)(i) or Equity Interests of Persons holding such properties, provided that the aggregate Investment under this clause (k) shall not exceed ten percent (10%) of Consolidated Total Asset Value;

(l)          in non-Wholly-Owned Subsidiaries and Unconsolidated Affiliates to purchase properties of the type described in §8.3(h)(i), provided that the aggregate Investment therein shall not exceed fifteen percent (15%) of Consolidated Total Asset Value;

(m)          in Development Properties for properties of the type described in §8.3(h)(i), provided that the aggregate construction and development budget for Development Properties (including land) shall not exceed five percent (5%) of Consolidated Total Asset Value;

(n)          consisting of advances to officers, directors and employees of Borrower and Subsidiaries for travel, entertainment, relocation and analogous ordinary business purposes;

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(o)          in connection with a merger, consolidation or stock acquisition pursuant to §8.4, (i) made in the ordinary course of business and subject to the other investment limits contained in this §8.3, constituting all of the Equity Interests of any Person the assets of which (other than immaterial assets) constitute real property assets and which Investments do not constitute or include the assumption of Indebtedness of such Person or a guarantee of Indebtedness of such Person (in each case other than Non-Recourse Indebtedness) or (ii) all of the Equity Interests in any other Person so long as (A) unless the assets of such Person (other than immaterial assets) constitute real property assets, Borrower shall have given the Agent and the Lenders at least 30 days’ prior written notice of such Investment; (B) immediately prior thereto, and immediately thereafter and after giving effect thereto, no Default or Event of Default has occurred or would result therefrom and (C) prior to consummating such Investment, Borrower shall have delivered to the Agent for distribution to each of the Lenders a Compliance Certificate, calculated on a pro forma basis based on information then available to the Borrower, evidencing the continued compliance by the Borrower and Guarantors with the terms and conditions of this Agreement and the other Loan Documents, including, without limitation, the financial covenants contained in §9, after giving effect to such Investment;

(p)          in readily marketable common shares, preferred shares or senior notes issued by publicly traded companies (which Investments may be made through mutual funds);

(q)          in other Cash Equivalents;

(r)          other short term liquid Investments approved in writing by the Agent; and

(s)          guaranties of Indebtedness of Borrower, Guarantors or any of their respective Subsidiaries permitted under §8.1 .

Notwithstanding the foregoing, in no event shall the aggregate value of the holdings of the Borrower, any Guarantor and their Subsidiaries in the Investments described in §8.3(k), (l) and (p) exceed twenty percent (20%) of Consolidated Total Asset Value at any time.

For the purposes of this §8.3, the Investment of REIT or any of its Subsidiaries in any non-Wholly-Owned Subsidiaries and Unconsolidated Affiliates will equal (without duplication) the sum of (i) such Person’s pro rata share of Development Property of their non-Wholly-Owned Subsidiaries and Unconsolidated Affiliates, plus (ii) such Person’s pro rata share of their non-Wholly-Owned Subsidiaries and Unconsolidated Affiliates’ Investment in Land Assets; plus (iii) such Person’s pro rata share of any other Investments valued at the lower of GAAP book value or market value.

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§8.4         Merger, Consolidation. Other than with respect to or in connection with any disposition permitted under §8.8, the Borrower will not nor will it permit the Guarantors or any of their respective Subsidiaries to dissolve, liquidate, dispose of (including, without limitation, by way of an LLC Division) all or substantially all of its assets or business, merge, reorganize, consolidate or enter into any other business combination to effect any asset acquisition, stock acquisition or other acquisition individually or in a series of transactions which may have a similar effect as any of the foregoing, in each case without the prior written consent of the Agent and the Majority Lenders. Notwithstanding the foregoing, so long as no Default or Event of Default has occurred and is continuing immediately before and after giving effect thereto, the following shall be permitted without the consent of the Agent or any Lender: (i) the merger or consolidation of one or more of the Subsidiaries of the Borrower with and into the Borrower (it being understood and agreed that in any such event the Borrower, as applicable, will be the surviving Person), (ii) the merger or consolidation of two or more Subsidiaries of the Borrower; provided that no such merger or consolidation shall involve any Subsidiary Guarantor, an Unencumbered Property Subsidiary or a Subsidiary that in either case directly or indirectly owns an Unencumbered Pool Asset unless such Subsidiary Guarantor, Unencumbered Property Subsidiary or other Subsidiary that in either case directly or indirectly owns an Unencumbered Pool Asset, as applicable, will be the surviving Person, (iii) the liquidation or dissolution of any Subsidiary of the Borrower that does not own, directly or indirectly, any Unencumbered Pool Assets so long as such Subsidiary is not a Guarantor (or if such Subsidiary is a Guarantor, so long as the Borrower and such Subsidiary comply with the provisions of §5.3), (iv) the merger or consolidation of a Subsidiary Guarantor into (A) REIT or Borrower, provided that REIT or Borrower, as applicable, shall be the continuing or surviving Person, (B) another Subsidiary Guarantor, or (C) any other Person, directly or indirectly or as contemplated in §8.3(o), subject to compliance with the terms of this Agreement and provided that, if it owns an Unencumbered Pool Asset and is not the surviving entity, then Borrower has complied with §7.20(e) to remove such Unencumbered Pool Asset from being included in the calculation of the Unencumbered Pool Aggregate Asset Value; and (v) the merger or consolidation, directly or indirectly or as contemplated in §8.3(o), of REIT or Borrower with any other Person so long as (X) REIT or Borrower, as applicable, shall be the continuing and surviving Person; (Y) Borrower shall have given the Agent and the Lenders at least 30 days’ prior written notice of such consolidation or merger; and (Z) Borrower shall have delivered to the Agent for distribution to each of the Lenders a Compliance Certificate, calculated on a pro forma basis based on information then available to the Borrower, evidencing the continued compliance by the Borrower and Guarantors with the terms and conditions of this Agreement and the other Loan Documents, including, without limitation, the financial covenants contained in §9, after giving effect to such consolidation or merger, together with any documentation and information reasonably requested by the Lenders in connection with “know your customer” laws or policies. Nothing in this §8.4 shall prohibit the dissolution of a Subsidiary which has disposed of its assets in accordance with this Agreement. A Subsidiary of the Borrower may sell all of its assets (and may effectuate such sale by merger or consolidation with another Person, with such other Person being the surviving entity) subject to compliance with the terms of this Agreement (including, without limitation, §§5.3 and 8.8), and after any such permitted sale, may dissolve.

§8.5         Sale and Leaseback. The Borrower and the Guarantors will not, and will not permit their respective Subsidiaries, to enter into any arrangement, directly or indirectly, whereby the Borrower, any Guarantor or any such Subsidiary shall sell or transfer any Real Estate owned by it in order that then or thereafter the Borrower or any such Subsidiary shall lease back such Real Estate without the prior written consent of Agent, such consent not to be unreasonably withheld.

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§8.6         Compliance with Environmental Laws. The Borrower and the Guarantors will, and will cause each of their respective Subsidiaries to, and, to the extent permitted by the terms of the applicable Leases, will use reasonable efforts to cause the Tenants of the Unencumbered Pool Assets to, comply in all material respects (provided that the foregoing qualification shall not limit other provisions of this Agreement) with (a) all Environmental Laws, and (b) all licenses and permits required by applicable Environmental Laws for the conduct of its business or the ownership, use or operation of its properties, except, in each case under this §8.6, (i) with respect to any Real Estate that is not an Unencumbered Pool Asset, where such non-compliance does not have and could not reasonably be expected to have a Material Adverse Effect, and (ii) with respect to any Unencumbered Pool Asset included in the calculation of Unencumbered Pool Aggregate Asset Value where such non-compliance does not have and could not reasonably be expected, when taken with other matters covered by §6.19 or this §8.6, to result in liability, clean-up, remediation, containment, correction or other costs to Borrower or any Guarantor or any of their respective Subsidiaries individually or in the aggregate with other Unencumbered Pool Assets in excess of $10,000,000.00 or materially adversely affect the operation of or ability to use such property or the health and safety of the tenants or other occupants of such property; provided, that Borrower shall diligently use commercially reasonable efforts to pursue corrective, remedial and other actions required to bring such Unencumbered Pool Asset into compliance with applicable Environmental Laws. None of the Borrower nor any Guarantor will, nor will any of them permit any of their respective Subsidiaries or any other Person to, do any of the following: (a) use any of the Real Estate or any portion thereof as a facility for the generation, handling, processing, storage or disposal of Hazardous Substances, except for quantities of Hazardous Substances used in the ordinary course of operating office, retail or industrial properties as permitted under this Agreement and in material compliance with all applicable Environmental Laws, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances except in compliance with applicable Environmental Laws, (c) generate any Hazardous Substances on any of the Real Estate except in compliance with applicable Environmental Laws, (d) conduct any activity at any Real Estate or use any Real Estate in any manner that could reasonably be expected to cause a Release of Hazardous Substances on, upon or into the Real Estate or any surrounding properties or any threatened Release of Hazardous Substances which could reasonably be expected to give rise to liability under CERCLA or any other Environmental Law, or (e) directly or indirectly transport or arrange for the transport of any Hazardous Substances (except in compliance with all applicable Environmental Laws), except, in each case under this §8.6, (i) with respect to any Real Estate that is not an Unencumbered Pool Asset, where any such use, generation, conduct or other activity does not have and could not reasonably be expected to have a Material Adverse Effect, and (ii) with respect to any Unencumbered Pool Asset included in the calculation of Unencumbered Pool Aggregate Asset Value where such use, generation, conduct or other activity does not have and could not reasonably be expected, when taken with other matters covered by §6.19 or this §8.6, to result in liability, clean-up, remediation, containment, correction or other costs to Borrower or any Guarantor or any of their respective Subsidiaries individually or in the aggregate with other Unencumbered Pool Assets in excess of $10,000,000.00 or materially adversely affect the operation of or ability to use such property or the health and safety of the tenants or other occupants of such property; provided, that Borrower shall diligently use commercially reasonable efforts to pursue corrective, remedial and other actions required to bring such Unencumbered Pool Asset into compliance with applicable Environmental Laws.

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The Borrower and the Guarantors shall, and shall cause their respective Subsidiaries to:

(i)          in the event of any change in applicable Environmental Laws governing the assessment, release or removal of Hazardous Substances, take reasonable action (including, without limitation, the conducting of engineering tests at the sole expense of the Borrower) to confirm that no Hazardous Substances which are the subject of such change in applicable Environmental Laws were Released or disposed of on the Unencumbered Pool Assets in violation of applicable Environmental Laws, except with respect to any issues which have been previously remediated in compliance with applicable Environmental Laws; and

(ii)         if any Release or disposal of Hazardous Substances which any Person may be legally obligated to contain, correct or otherwise remediate or which may be reasonably likely otherwise to expose it to liability shall occur or shall have occurred on the Unencumbered Pool Assets (including, without limitation, any such Release or disposal occurring prior to the acquisition or leasing of such Unencumbered Pool Asset by the Borrower or any Guarantor), the Borrower shall, after obtaining knowledge thereof, cause the prompt containment and removal of such Hazardous Substances and remediation of the Unencumbered Pool Assets as required and in full compliance with all applicable Environmental Laws; provided, that each of the Borrower and a Guarantor shall be deemed to be in compliance with Environmental Laws for the purpose of this clause (ii) so long as it or a responsible third party with sufficient financial resources is taking reasonable action to remediate or manage any event of noncompliance to the extent required under applicable Environmental Laws to the reasonable satisfaction of the Agent and no action shall have been commenced or filed by any enforcement agency. The Agent may engage its own Environmental Engineer to review the environmental assessments and the compliance with the covenants contained herein.

(iii)        At any time after an Event of Default shall have occurred hereunder, the Agent may at its election (and will at the request of the Majority Lenders) obtain such environmental assessments of any or all of the Unencumbered Pool Assets prepared by an Environmental Engineer as may be necessary or advisable for the purpose of evaluating or confirming (A) whether any Hazardous Substances are present in the soil or water at or migrating to or from any such Unencumbered Pool Asset in violation of applicable Environmental Laws and (B) whether the use and operation of any such Unencumbered Pool Asset complies with all applicable Environmental Laws to the extent required by the Loan Documents. Additionally, at any time that the Agent or the Majority Lenders shall have reasonable grounds to believe that a Release or threatened Release of Hazardous Substances which any Person may be legally obligated to contain, correct or otherwise remediate or which otherwise may be reasonably likely to expose such Person to liability may have occurred, relating to any Unencumbered Pool Asset, or that any of the Unencumbered Pool Assets is not in compliance with applicable Environmental Laws to the extent required by the Loan Documents, the Borrower shall promptly upon the request of the Agent obtain and deliver to the Agent such environmental assessments of such Unencumbered Pool Asset prepared by an Environmental Engineer as may be necessary or advisable for the purpose of evaluating or confirming (A) whether any Hazardous Substances are present in the soil or water at or migrating to or from such Unencumbered Pool Asset in violation of applicable Environmental Laws and (B) whether the use and operation of such Unencumbered Pool Asset comply with all applicable Environmental Laws to the extent required by the Loan Documents. Environmental assessments may include detailed visual inspections of such Unencumbered Pool Asset including, without limitation, any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, as well as such other investigations or analyses as are reasonably necessary or appropriate for a determination of the compliance of such Unencumbered Pool Asset and the use and operation thereof with all applicable Environmental Laws. All environmental assessments contemplated by this §8.6 shall be at the sole cost and expense of the Borrower.

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§8.7         Distributions.

(a)          The Borrower shall not pay any Distribution (other than any Distribution expressly permitted pursuant to the immediately following sentence) to the partners, members or other owners of the Borrower, and REIT shall not pay any Distribution (other than any Distribution expressly permitted pursuant to the immediately following sentence) to its owners, to the extent that the aggregate amount of such Distributions paid in any fiscal quarter, when added to the aggregate amount of all other Distributions paid in the same fiscal quarter and the preceding three (3) fiscal quarters, exceeds one hundred percent (100%) of such Person’s Adjusted FFO for such period (calculated as of the last day of the most recently ended fiscal quarter for the four quarter period ending on such date of determination); provided, that for one fiscal quarter in each calendar year, such amount may exceed one hundred percent (100%) of Adjusted FFO but shall not exceed one hundred five percent (105%) of Adjusted FFO; and provided, further, that the limitations contained in this §8.7(a) shall not preclude the Borrower or REIT from making Distributions in an amount equal to the minimum distributions required under the Code to maintain the REIT Status of REIT and to avoid the payment of federal or state income or excise tax, in each case, as evidenced by a certification of the principal financial officer or accounting officer of REIT containing calculations in detail reasonably satisfactory in form and substance to the Agent. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing or would result therefrom, including an Event of Default related to any financial covenant set forth in this Agreement, (i) Borrower and REIT may request the Majority Lenders’ consent to a Distribution that is not a Distribution permitted by the immediately preceding sentence, which consent shall be granted or withheld in the sole, but good faith, business judgment of the Majority Lenders, (ii) Borrower and REIT may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue (occurring in under thirty (30) days) of new Equity Interests, (iii) Borrower, REIT and each Subsidiary may make payments in lieu of the issuance of fractional shares representing insignificant interests in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of REIT, Borrower or any Subsidiary, (iv) Borrower, REIT and each Subsidiary may make non-cash Distributions in connection with the implementation of or pursuant to any retirement, health, stock option and other benefit plans, bonus plans, performance-based incentive plans, and other similar forms of compensation for the benefit of the directors, officers and employees of REIT, Borrower and the Subsidiaries, and (v) the REIT or the Borrower may, and the Borrower may make dividends or distributions to the REIT to allow the REIT to make, any (x) redemption or cash settlement payments and (y) any cash interest payments, in each case, in accordance with the terms of any series of convertible Indebtedness of the REIT or the Borrower which is issued by the REIT or the Borrower and otherwise permitted hereunder (provided, for the avoidance of doubt, that all obligations of REIT or Borrower with respect to such convertible Indebtedness shall continue to constitute Indebtedness for purposes of this Agreement until such convertible Indebtedness is converted to Equity Interests, repaid or retired in accordance with the terms thereof). For purposes of this §8.7(a), Distributions shall not include any Dividend Reinvestment Proceeds.

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(b)          Notwithstanding anything to the contrary contained in §8.7(a), at any time REIT has obtained and is maintaining an Investment Grade Rating from at least two (2) of the Rating Agencies, the limitation on Distributions set forth in §8.7(a) shall not be applicable; provided, however, that except as expressly set forth in §8.7(c), the Borrower shall not pay any Distribution to the partners, members or other owners of the Borrower, and REIT shall not pay any Distribution to its owners, if a Default or an Event of Default shall have occurred and be continuing, or if a Default or an Event of Default would occur as a result of making any such Distribution.

(c)          If a Default or Event of Default shall have occurred and be continuing, the Borrower shall make no Distributions to its partners, members or other owners, and REIT shall not pay any Distribution to its owners, other than Distributions in an amount equal to the minimum distributions required under the Code to maintain the REIT Status of REIT, as evidenced by a certification of the principal financial or accounting officer of the Borrower containing calculations in detail reasonably satisfactory in form and substance to the Agent.

§8.8         Asset Sales. The Borrower will not, and will not permit the Guarantors or their respective Subsidiaries to, sell, transfer or otherwise dispose of any material asset other than (a) pursuant to a bona fide arm’s length transaction, (b) sales, transfers or other dispositions of obsolete or worn out property, whether now owned or hereafter acquired, (c) as permitted by §8.4, (d) sales, transfers or other dispositions otherwise permitted by the Loan Documents, (e) sales to the Borrower or any Guarantor, and (f) sales between Subsidiaries of the Borrower that are not Subsidiary Guarantors and do not own, directly or indirectly, any Unencumbered Pool Assets. In addition, neither the Borrower, the Guarantors nor any respective Subsidiary thereof shall sell, transfer, or otherwise dispose of any assets in a single or a series of related transactions with an aggregate value greater than twenty percent (20%) of the Consolidated Total Asset Value without the prior written approval of the Majority Lenders, provided that Borrower, Guarantors or any of their Subsidiaries may sell, transfer or otherwise dispose of such assets in an arm’s length transaction, so long as (i) if such asset is an Unencumbered Pool Asset, then Borrower shall have complied with §7.20(e) and (ii) Borrower and REIT will remain in pro forma compliance with the covenants set forth in §8 and §9 after giving effect to such transaction.

§8.9         Restriction on Prepayment of Indebtedness. The Borrower and the Guarantors will not, and will not permit their respective Subsidiaries to, (a) during the existence of any Default arising from Borrower’s failure to pay any amounts due under the Loan Documents or any Event of Default, optionally prepay, redeem, defease, purchase or otherwise retire the principal amount, in whole or in part, of any Indebtedness other than the Obligations; provided, that the foregoing shall not prohibit (x) the prepayment of Indebtedness which is financed solely from the incurrence of Indebtedness which would otherwise be permitted by the terms of §8.1; and (y) the prepayment, redemption, defeasance or other retirement of the principal of Indebtedness secured by Real Estate which is satisfied solely from the proceeds of a sale of the Real Estate securing such Indebtedness; or (b) modify any document evidencing any Indebtedness (other than the Obligations) to accelerate the maturity date or required payments of principal of such Indebtedness during the existence of an Event of Default.

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§8.10       Reserved.

§8.11       Derivatives Contracts. Neither the Borrower, the Guarantors nor any of their respective Subsidiaries shall contract, create, incur, assume or suffer to exist any Derivatives Contracts except for Hedge Obligations and Derivatives Contracts permitted pursuant to §8.1.

§8.12       Transactions with Affiliates. The Borrower shall not, and shall not permit any Guarantor or Subsidiary of any of them to, permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (but not including the Borrower or any Guarantor), except (i) transactions in connection with Management Agreements or other property management agreements relating to Real Estate other than the Unencumbered Pool Assets, (ii) transactions set forth on Schedule 6.14 attached hereto, (iii) transactions in the ordinary course of business pursuant to the reasonable requirements of the business of such Person (including, for the avoidance of doubt, operating leases entered into between or among the Borrower, any Guarantor and any Wholly-Owned Subsidiary of the Borrower or such Guarantor) and upon fair and reasonable terms which are no less favorable to such Person than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, (iv) reasonable and customary fees paid to, and indemnification arrangements with, members of the board of directors (or similar governing body) of any of REIT, Borrower and their respective Subsidiaries or the issuance of directors’ or nominees’ qualifying shares, (v) compensation and indemnification arrangements for directors (or equivalent), officers and employees of the Advisor, REIT, Borrower and their respective Subsidiaries, including retirement, health, option and other benefit plans, bonuses, performance-based incentive plans, and other similar forms of compensation, the granting of Equity Interests to the Advisor and directors (or equivalent), officers and employees of the Advisor, REIT, Borrower and their respective Subsidiaries in connection with the implementation of any such arrangement, and the funding of any such arrangement, (vi) transactions among Borrower and a Wholly-Owned Subsidiary of the Borrower permitted under §§8.3 and 8.4, and transactions permitted under §8.7 and (vii) transactions pursuant to the Advisory Agreement.

§8.13       Advisory Agreement. During the existence of any Default pursuant to §12.1(b) or any Event of Default, without the prior written consent of the Agent, the Borrower shall not permit or agree to any amendment, modification, restatement or replacement of the Advisory Agreement which increases the amount of advisory fees or other payments payable thereunder or is otherwise adverse to the interests of the Agent or the Lenders.

§8.14       Changes to Organizational Documents. The Borrower shall not amend or modify, or permit the amendment or modification of, the articles, bylaws, limited liability company agreements or other formation or organizational documents of the Borrower, any Guarantor or any Unencumbered Property Subsidiary in a manner that would have a material adverse effect on the rights under the Loan Documents of the Agent, the Lenders, any Issuing Lender and the Swing Loan Lender, taken as a whole, without the prior written consent of the Agent, not to be unreasonably withheld, conditioned or delayed.

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§9.          FINANCIAL COVENANTS.

The Borrower covenants and agrees that, so long as any Loan, Note or Letter of Credit is outstanding or any Lender has any obligation to make any Loans or issue any Letter of Credit:

§9.1         Maximum Leverage Ratio. The Borrower will not at any time permit the ratio of Consolidated Total Indebtedness to Consolidated Total Asset Value (expressed as a percentage) to exceed sixty percent (60%); provided, however, that the Borrower shall have the option, exercisable not more than three (3) times prior to the latest Maturity Date hereunder by providing written notice thereof to the Agent, to increase the foregoing limit to sixty-five percent (65%) for the two (2) consecutive fiscal quarters following a Material Acquisition (with the first such fiscal quarter being the same fiscal quarter in which the assets acquired in such Material Acquisition are included in the calculation of Consolidated Total Asset Value).

§9.2         Minimum Fixed Charge Coverage Ratio. The Borrower will not at any time permit the ratio of Adjusted Consolidated EBITDA for the most recently completed full fiscal quarter, annualized, to Consolidated Fixed Charges for the most recently completed full fiscal quarter, annualized, to be less than 1.60 to 1.00.

§9.3         Maximum Unencumbered Leverage Ratio. The Borrower will not at any time permit the ratio of Consolidated Total Unsecured Indebtedness to Unencumbered Pool Aggregate Asset Value (expressed as a percentage) to exceed sixty percent (60%).

§9.4         Unencumbered Debt Service Coverage Ratio. The Borrower will not at any time permit the ratio of Unencumbered Net Operating Income for the most recently completed full fiscal quarter, annualized, to Unencumbered Implied Debt Service (expressed as a percentage) to be less than 1.55 to 1.0.

§9.5         Maximum Secured Leverage Ratio. The Borrower will not at any time permit the ratio of Consolidated Total Secured Indebtedness to Consolidated Total Asset Value (expressed as a percentage) to exceed forty-five percent (45%).

§9.6         Maximum Secured Recourse Debt Ratio. The Borrower will not at any time permit the ratio of Consolidated Total Secured Recourse Indebtedness to Consolidated Total Asset Value (expressed as a percentage) to exceed fifteen percent (15%).

§9.7         Minimum Consolidated Tangible Net Worth. The Borrower will not at any time permit Consolidated Tangible Net Worth to be less than the sum of (i) $1,582,434,400.00, plus (ii) eighty percent (80%) of the sum of any additional Net Offering Proceeds after the date of this Agreement.

§10.         CLOSING CONDITIONS.

The obligation of the Lenders to make the Loans or issue the Letter(s) of Credit shall be subject to the satisfaction of the following conditions precedent:

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§10.1       Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect. The Agent shall have received a fully executed counterpart of each such document, except that each Revolving Credit Lender shall have received the fully-executed original of its Revolving Credit Note and each Term Loan Lender shall have received the fully-executed original of its Term Loan Note.

§10.2       Certified Copies of Organizational Documents. The Agent shall have received from the Borrower and each Guarantor a copy, certified as of a recent date by the appropriate officer of each State (or equivalent jurisdiction of an Approved Foreign Country) in which such Person is organized and (with respect to any Guarantor that owns an Unencumbered Pool Asset) in which such Unencumbered Pool Asset is located and a duly authorized officer, partner or member of such Person, as applicable, to be true and complete, of the partnership agreement, corporate charter or operating agreement and/or other organizational agreements of the Borrower and each such Guarantor, as applicable, and its qualification to do business, as applicable, as in effect on such date of certification.

§10.3       Resolutions. All action on the part of the Borrower and each Guarantor, as applicable, necessary for the valid execution, delivery and performance by such Person of this Agreement and the other Loan Documents to which such Person is or is to become a party shall have been duly and effectively taken, and evidence thereof reasonably satisfactory to the Agent shall have been provided to the Agent.

§10.4       Incumbency Certificate; Authorized Signers. The Agent shall have received from the Borrower and each Guarantor an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of such Person and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of such Person, each of the Loan Documents to which such Person is or is to become a party. The Agent shall have also received from the Borrower a certificate, dated as of the Closing Date, signed by a duly authorized representative of the Borrower and giving the name and specimen signature of each Authorized Officer who shall be authorized to make Loan Requests, Letter of Credit Requests and Conversion/Continuation Requests and to give notices and to take other action on behalf of the Borrower under the Loan Documents.

§10.5       Opinion of Counsel. The Agent shall have received an opinion addressed to the Lenders and the Agent and dated as of the Closing Date from counsel to the Borrower and each Guarantor in form and substance reasonably satisfactory to the Agent.

§10.6       Payment of Fees. The Borrower shall have paid to the Agent the fees payable pursuant to §4.2.

§10.7       Performance; No Default. The Borrower and each Guarantor shall have performed and complied with all terms and conditions herein required to be performed or complied with by it on or prior to the Closing Date, and on the Closing Date there shall exist no Default or Event of Default.

§10.8       Representations and Warranties. The representations and warranties made by the Borrower and each Guarantor in the Loan Documents or otherwise made by or on behalf of the Borrower, the Guarantors and their respective Subsidiaries in connection therewith shall be true and correct in all material respects on the Closing Date (although any representations and warranties which expressly relate to a given date or period shall be required only to be true and correct in all material respects as of the respective date or for the respective period, as the case may be) (in each case, without duplication of any materiality qualified contained therein).

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§10.9       Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory to the Agent and the Agent’s counsel in form and substance, and the Agent shall have received all information and such counterpart originals or certified copies of such documents and such other certificates, opinions, assurances, consents, approvals or documents as the Agent and the Agent’s counsel may reasonably require.

§10.10     Eligible Real Estate Qualification Documents. The Eligible Real Estate Qualification Documents for each Eligible Real Estate that is an Unencumbered Pool Asset as of the Closing Date shall have been delivered to the Agent at the Borrower’s expense and shall be in form and substance reasonably satisfactory to the Agent (which for the purposes hereof with respect to the initial Unencumbered Pool Assets set forth on Schedule 1.2 attached hereto shall be deemed to be the “Eligible Real Estate Qualification Documents” delivered pursuant to the Existing Credit Agreement and Agent hereby confirms its approval of the same).

§10.11     Borrower Certifications. The Agent shall have received (i) a Compliance Certificate, (ii) an Unencumbered Pool Certificate, and (iii) an Unencumbered Pool Asset Certificate, dated as of the date of the Closing Date demonstrating compliance with each of the covenants calculated therein as of the most recent calendar quarter for which the Borrower has provided financial statements under §6.4. In addition, the Agent shall have received an updated Investment Grade Tenant Certificate, dated as of the Closing Date, with respect to each “Investment Grade Tenant Certificate” delivered to the Agent pursuant to the Existing Credit Agreement which is dated more than one (1) year prior to the Closing Date.

§10.12     Consents. The Agent shall have received evidence reasonably satisfactory to the Agent that all necessary stockholder, partner, member or other consents required in connection with the consummation of the transactions contemplated by this Agreement and the other Loan Documents have been obtained.

§10.13     Contribution Agreement. The Agent shall have received an executed counterpart of the Contribution Agreement.

§10.14     KYC. The Borrower and each Guarantor shall have provided to the Agent and the Lenders the documentation and other information requested by the Agent or any Lender to comply with its “know your customer” requirements and to confirm compliance with all applicable Sanctions Laws and Regulations, the United States Foreign Corrupt Practices Act and other Applicable Law, and if the Borrower qualifies as a “legal entity customer” within the meaning of the Beneficial Ownership Regulation, the Borrower shall have provided to the Agent (for further delivery by the Agent to the Lenders in accordance with its customary practice) a Beneficial Ownership Certification for the Borrower; in each case delivered at least five (5) Business Days prior to the Closing Date.

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§10.15     Organizational Chart. The Agent shall have received a certified organizational chart, in form reasonably acceptable to the Agent, for (i) REIT and its Subsidiaries (provided that such organizational chart will not need to detail investors in REIT unless such investors own, directly or indirectly, more than twenty-five percent (25%) of REIT), and (ii) Advisor and its Subsidiaries.

§10.16     Other. The Agent shall have reviewed such other documents, instruments, certificates, opinions, assurances, consents and approvals as the Agent or the Agent’s Special Counsel may reasonably have requested.

§11.         CONDITIONS TO ALL BORROWINGS.

The obligations of the Lenders to make any Loan or issue any Letter of Credit, whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

§11.1       Reserved.

§11.2       Representations True; No Default. Each of the representations and warranties made by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true and correct in all material respects as of the time of the making of such Loan or the issuance of such Letter of Credit, with the same effect as if made at and as of that time, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date), and no Default or Event of Default shall have occurred and be continuing.

§11.3       Borrowing Documents. The Agent shall have received a fully completed Loan Request for such Loan and the other documents and information as required by §2.7, or a fully completed Letter of Credit Request required by §2.10, as applicable.

§12.         EVENTS OF DEFAULT; ACCELERATION; ETC.

§12.1       Events of Default and Acceleration. If any of the following events (subject to §12.2, “Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

(a)          the Borrower shall fail to pay any principal of the Loans when the same shall become due and payable, whether by mandatory prepayment, at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b)          the Borrower shall fail to pay any interest on the Loans, any reimbursement obligations with respect to the Letters of Credit or any fees or other sums due hereunder or under any of the other Loan Documents when the same shall become due and payable, whether by mandatory prepayment, at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

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(c)          the Borrower shall fail to perform any term, covenant or agreement contained in §9;

(d)          any of the Borrower, the Guarantors or any of their respective Subsidiaries shall fail to perform any other term, covenant or agreement contained herein or in any of the other Loan Documents which they are required to perform (other than those specified in the other subsections or clauses of this §12 or in the other Loan Documents);

(e)          any representation or warranty made by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries in this Agreement or any other Loan Document, or any report, certificate, financial statement, request for a Loan, Letter of Credit Request, or in any other document or instrument delivered pursuant to or in connection with this Agreement, any advance of a Loan, the issuance of any Letter of Credit or any of the other Loan Documents shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

(f)          the Borrower, any Guarantor or any of their Subsidiaries shall fail to pay when due (including, without limitation, at maturity), or within any applicable period of grace, any obligation for borrowed money or credit received or other Indebtedness (including under any Derivatives Contract), or shall fail to observe or perform any term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing any obligation for borrowed money or credit received or other Indebtedness (including under any Derivatives Contract) for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof or require the prepayment, redemption, purchase, termination or other settlement thereof; provided, however, that the events described in this §12.1(f) shall not constitute an Event of Default unless such failure to perform, together with other failures to perform as described in this §12.l(f), involves (i) any Recourse Indebtedness singly or in the aggregate totaling in excess of $25,000,000, or (ii) obligations for Non-Recourse Indebtedness singly or in the aggregate totaling in excess of $100,000,000.00;

(g)          any of the Borrower, the Guarantors, or any of their respective Subsidiaries, (i) shall make an assignment for the benefit of creditors, or admit in writing its general inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator, monitor, receiver, receiver-manager, or similar official for it or any substantial part of its assets, (ii) shall commence any case or other proceeding relating to it under any Insolvency Law of any jurisdiction, now or hereafter in effect, or (iii) shall take any action to authorize or in furtherance of any of the foregoing; provided that the events described in this §12.1(g) as to any Subsidiary of the Borrower that is not a Guarantor shall not constitute an Event of Default unless the value of the assets of any such Subsidiary or Subsidiaries that is not a Guarantor (calculated, to the extent applicable, consistent with the calculation of Consolidated Total Asset Value) subject to an event or events described in §12.1(g), 12.1(h) or 12.1(i) individually exceeds $5,000,000.00 (or, if the Consolidated Tangible Net Worth equals or exceeds $750,000,000.00, $15,000,000.00) or in the aggregate exceeds $10,000,000.00 (or, if the Consolidated Tangible Net Worth equals or exceeds $750,000,000.00, $30,000,000.00);

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(h)          a petition or application shall be filed for the appointment of a trustee or other custodian, liquidator, monitor, receiver, receiver-manager, or similar official of any of the Borrower, the Guarantors, or any of their respective Subsidiaries or any substantial part of the assets of any thereof, or a case or other proceeding shall be commenced against any such Person under any Insolvency Law of any jurisdiction, now or hereafter in effect, and any such Person shall indicate its approval thereof, consent thereto or acquiescence therein or such petition, application, case or proceeding shall not have been dismissed within sixty (60) days following the filing or commencement thereof; provided that the events described in this §12.1(h) as to any Subsidiary of the Borrower that is not a Guarantor shall not constitute an Event of Default unless the value of the assets of any such Subsidiary or Subsidiaries that is not a Guarantor (calculated, to the extent applicable, consistent with the calculation of Consolidated Total Asset Value) subject to an event or events described in §12.1(g), 12.1(h) or 12.1(i) individually exceeds $5,000,000.00 (or if the Consolidated Tangible Net Worth equals or exceeds $750,000,000.00, $15,000,000.00) or in the aggregate exceeds $10,000,000.00 (or, if the Consolidated Tangible Net Worth equals or exceeds $750,000,000.00, $30,000,000.00);

(i)          a decree or order is entered appointing a trustee, custodian, liquidator, receiver, monitor, receiver-manager, or similar official for any of the Borrower, the Guarantors, or any of their respective Subsidiaries or adjudicating any such Person, bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any such Person in an involuntary case under any Insolvency Law; provided that the events described in this §12.1(i) as to any Subsidiary of the Borrower that is not a Guarantor shall not constitute an Event of Default unless the value of the assets of any such Subsidiary or Subsidiaries that is not a Guarantor (calculated, to the extent applicable, consistent with the calculation of Consolidated Total Asset Value) subject to an event or events described in §12.1(g), 12.1(h) or 12.1(i) individually exceeds $5,000,000.00 (or, if the Consolidated Tangible Net Worth equals or exceeds $750,000,000.00, $15,000,000.00) or in the aggregate exceeds $10,000,000.00 (or, if the Consolidated Tangible Net Worth equals or exceeds $750,000,000.00, $30,000,000.00);

(j)          there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) days, whether or not consecutive, one (1) or more uninsured or unbonded final judgments against the Borrower, any Guarantor or any of their respective Subsidiaries that, either individually or in the aggregate, exceed $35,000,000.00 per occurrence or during any twelve (12) month period;

(k)          any of the Loan Documents or the Contribution Agreement shall be disavowed, canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or the express prior written agreement, consent or approval of the Lenders, or any action at law, suit in equity or other legal proceeding to disavow, cancel, revoke or rescind any of the Loan Documents or the Contribution Agreement, or to contest or challenge the validity or enforceability of any of the Loan Documents or the Contribution Agreement shall be commenced by or on behalf of the Borrower or any of the Guarantors, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination, or issue a judgment, order, decree or ruling, to the effect that any one or more of the Loan Documents or the Contribution Agreement is illegal, invalid or unenforceable in accordance with the terms thereof;

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(l)          [reserved];

(m)          with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and the Majority Lenders shall have determined in their reasonable discretion that such event reasonably could be expected to result in liability of the Borrower, the Guarantors or any of their respective Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $35,000,000.00 and (x) such event in the circumstances occurring reasonably could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or (y) a trustee shall have been appointed by the United States District Court to administer such Plan; or (z) the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan;

(n)          [reserved];

(o)          any Guarantor denies that it has any liability or obligation under the Guaranty or any other Loan Document, or shall notify the Agent or any of the Lenders of such Guarantor’s intention to attempt to cancel or terminate the Guaranty or any other Loan Document;

(p)          [reserved];

(q)          [reserved];

(r)          REIT shall fail to comply at any time with all requirements and Applicable Laws necessary to maintain REIT Status and shall continue to receive REIT Status;

(s)          REIT shall fail to comply, in any material respect, with any SEC reporting requirements; or

(t)          any Change of Control shall occur;

then, and in any such event, the Agent may, and, upon the request of the Majority Lenders, shall by notice in writing to the Borrower declare all amounts owing with respect to this Agreement, the Notes, the Letters of Credit and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event any Event of Default specified in §§12.1(g), 12.1(h) or 12.1(i) shall occur with respect to the Borrower, REIT or any Subsidiary Guarantor, all such amounts shall become immediately due and payable automatically and without any requirement of presentment, demand, protest or other notice of any kind from any of the Lenders or the Agent, the Borrower hereby expressly waiving any right to notice of intent to accelerate and notice of acceleration. Upon demand by the Agent or the Required Revolving Credit Lenders in their absolute and sole discretion after the occurrence and during the continuance of an Event of Default, and regardless of whether the conditions precedent in this Agreement for a Revolving Credit Loan have been satisfied, the Revolving Credit Lenders will cause a Revolving Credit Loan to be made in the undrawn amount of all Letters of Credit. The proceeds of any such Revolving Credit Loan will be pledged to and held by the Agent as security for any amounts that become payable under the Letters of Credit and all other Obligations and Hedge Obligations. In the alternative, if demanded by the Agent in its absolute and sole discretion after the occurrence and during the continuance of an Event of Default, the Borrower will deposit into the Collateral Account and pledge to the Agent cash in an amount equal to the amount of all undrawn Letters of Credit. Such amounts will be pledged to and held by the Agent for the benefit of the Revolving Credit Lenders as security for any amounts that become payable under the Letters of Credit and all other Obligations and Hedge Obligations. Upon any draws under Letters of Credit, at the Agent’s sole discretion, the Agent may apply any such amounts to the repayment of amounts drawn thereunder and upon the expiration of the Letters of Credit any remaining amounts will be applied to the payment of all other Obligations and Hedge Obligations or if there are no outstanding Obligations and Hedge Obligations and the Revolving Credit Lenders have no further obligation to make Revolving Credit Loans or issue Letters of Credit or if such excess no longer exists, such proceeds deposited by the Borrower will be released to the Borrower.

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§12.2       Certain Cure Periods; Limitation of Cure Periods.

(a)          Notwithstanding anything contained in §12.1 to the contrary, (i) no Event of Default shall exist hereunder upon the occurrence of any failure described in §12.1(b) in the event that the Borrower cures such Default within five (5) Business Days after the date such payment is due (or, with respect to any payments other than interest on the Loans, any reimbursement obligations with respect to the Letters of Credit or any fees due under the Loan Documents, within five (5) Business Days after written notice thereof shall have been given to the Borrower by the Agent), provided, however, that the Borrower shall not be entitled to receive more than two (2) grace or cure periods in the aggregate pursuant to this clause (i) in any period of 365 days ending on the date of any such occurrence of Default, and provided further, that no such cure period shall apply to any payments due upon the maturity of the Notes, (ii) no Event of Default shall exist hereunder upon the occurrence of any failure described in §12.1(d) in the event that the Borrower cures (or causes to be cured) such Default within thirty (30) days following receipt of written notice of such default, provided that the provisions of this clause (ii) shall not pertain to defaults consisting of a failure to comply with §§7.4(c), 7.12, 7.18, 7.19, 7.20, 8.1, 8.2, 8.4, 8.7, or 8.8 or to any Default excluded from any provision of cure of defaults contained in any other of the Loan Documents, (iii) no Event of Default shall exist hereunder upon the occurrence of any failure described in §12.1(s) in the event that the Borrower cures (or causes to be cured) such failure within thirty (30) days of becoming aware of such failure; and (iv) no Default or Event of Default shall exist hereunder upon the occurrence of any failure described in §12.1(c) in the event that the Borrower cures (or causes to be cured) such failure within five (5) Business Days following receipt of written notice of such failure, provided that (A) the provisions of this clause (iv) shall not pertain to defaults consisting of a failure to comply with §§9.2 or 9.7, and (B) upon the Agent becoming aware of any such failure which Borrower is permitted to cure pursuant to this clause (iv), and during the existence thereof, notwithstanding anything to the contrary contained in this Agreement, Agent and the Lenders shall have no obligation hereunder to make any Loans or issue any Letters of Credit, or to permit or consent to (1) any Commitment Increase pursuant to §2.11, (2) any extension of the Revolving Credit Maturity Date pursuant to §2.12, (3) any release of a Guarantor pursuant to §5.3 or (4) any removal by Borrower of any Real Estate from the calculation of the Unencumbered Pool Aggregate Asset Value pursuant to 7.20(e). In the event that any Unencumbered Pool Asset shall fail to satisfy the requirements set forth in §7.20(a)(i)-(iv) or (x), and such Real Estate asset has not otherwise been included in the calculation of the Unencumbered Pool Aggregate Asset Value pursuant to §7.20(b) notwithstanding such particular non-compliance, such failure shall not constitute a Default or Event of Default if such Unencumbered Pool Asset is removed from the calculation of the Unencumbered Pool Aggregate Asset Value pursuant to §7.20(d).

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(b)          In the event that there shall occur any Default that affects only certain Unencumbered Pool Assets or the owner(s) thereof, then the Borrower may elect to cure such Default (so long as no other Default or Event of Default would arise as a result) by electing to have the Agent remove such Unencumbered Pool Assets from the calculation of the Unencumbered Pool Aggregate Asset Value and, to the extent required hereunder in connection with such removal, by reducing the outstanding Loans and Letters of Credit or other Unsecured Indebtedness of REIT and its Subsidiaries so that no Default exists under this Agreement, in which event such removal and reduction shall be completed within ten (10) Business Days after receipt of notice of such Default from the Agent or the Majority Lenders.

§12.3       Termination of Commitments. If any one or more Events of Default specified in §12.1(g), 12.1(h), or 12.1(i) shall occur, then immediately and without any action on the part of the Agent or any Lender any unused portion of the credit hereunder shall terminate and the Lenders shall be relieved of all obligations to make Loans or issue Letters of Credit to the Borrower. If any other Event of Default shall have occurred, the Agent may, and upon the election of the Required Revolving Credit Lenders, shall, by notice to the Borrower terminate the obligation to make Revolving Credit Loans to and issue Letters of Credit for the Borrower. No termination under this §12.3 shall relieve the Borrower or the Guarantors of their obligations to the Lenders arising under this Agreement or the other Loan Documents.

§12.4       Remedies. In case any one or more Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to §12.1, the Agent, on behalf of the Lenders may, and upon the direction of the Majority Lenders, shall proceed to protect and enforce their rights and remedies under this Agreement, the Notes and/or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, including to the full extent permitted by Applicable Law the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents, the obtaining of the ex parte appointment of a receiver, and, if any amount shall have become due, by declaration or otherwise, the enforcement of the payment thereof. No remedy herein conferred upon the Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law. Notwithstanding the provisions of this Agreement providing that the Loans may be evidenced by multiple Notes in favor of the Lenders, the Lenders acknowledge and agree that only the Agent may exercise any remedies arising by reason of a Default or Event of Default. If the Borrower or any Guarantor fails to perform any agreement or covenant contained in this Agreement or any of the other Loan Documents beyond any applicable period for notice and cure, the Agent may itself perform, or cause to be performed, any agreement or covenant of such Person contained in this Agreement or any of the other Loan Documents which such Person shall fail to perform, and the out-of-pocket costs of such performance, together with any reasonable expenses, including reasonable attorneys’ fees actually incurred (including attorneys’ fees incurred in any appeal) by the Agent in connection therewith, shall be payable by the Borrower upon demand and shall constitute a part of the Obligations and shall if not paid within thirty (30) days after demand bear interest at the Default Rate. In the event that all or any portion of the Obligations is collected by or through an attorney-at-law, the Borrower shall pay all costs of collection including, but not limited to, reasonable attorney’s fees.

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§12.5       Distribution of Proceeds. In the event that, following the occurrence and during the continuance of any Event of Default, any monies are received in connection with the enforcement of any of the Loan Documents, or otherwise with respect to the realization upon any of the assets of the Borrower or the Guarantors, such monies shall be distributed for application as follows:

(a)          First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of, all reasonable out-of-pocket costs, expenses, disbursements and losses which shall have been paid, incurred or sustained by the Agent in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent or the Lenders under this Agreement or any of the other Loan Documents or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent or the Lenders to such monies;

(b)          Second, to all other Obligations and Hedge Obligations (including any interest, expenses or other obligations incurred after the commencement of a bankruptcy or other proceeding under any Insolvency Law) in such order or preference as the Majority Lenders shall determine; provided, that (i) Swing Loans shall be repaid first, (ii) distributions in respect of such other Obligations shall include, on a pari passu basis, any Agent’s fee payable pursuant to §4.2, (iii) in the event that any Lender is a Defaulting Lender, payments to such Lender shall be governed by §2.13, and (iv) except as otherwise provided in clause (iii), Obligations owing to the Lenders with respect to each type of Obligation such as interest, principal, fees and expenses and Hedge Obligations (but excluding the Swing Loans) shall be made among the Lenders and Lender Hedge Providers, pro rata, and as between the Revolving Credit Loans and Term Loans pro rata; and provided, further that the Majority Lenders may in their discretion make proper allowance to take into account any Obligations not then due and payable; and

(c)          Third, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

§12.6       Collateral Account.

(a)          As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities, Swing Loans and the other Obligations and Hedge Obligations, the Borrower hereby pledges and grants to the Agent, for the ratable benefit of the Agent and the Lenders as provided herein, a security interest in all of its right, title and interest in and to the Collateral Account and the balances from time to time in the Collateral Account (including the investments and reinvestments therein provided for below). The balances from time to time in the Collateral Account shall not constitute payment of any Letter of Credit Liabilities or Swing Loans until applied by the Agent as provided herein. Anything in this Agreement to the contrary notwithstanding, funds held in the Collateral Account shall be subject to withdrawal only as provided in this §12.6.

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(b)          Amounts on deposit in the Collateral Account shall be invested and reinvested by the Agent in such Cash Equivalents as the Agent shall determine in its sole discretion. All such investments and reinvestments shall be held in the name of and be under the sole dominion and control of the Agent for the ratable benefit of the Lenders. The Agent shall exercise reasonable care in the custody and preservation of any funds held in the Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Agent accords other funds deposited with the Agent, it being understood that the Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Collateral Account.

(c)          If a drawing pursuant to any Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrower and the Lenders authorize the Agent to use the monies deposited in the Collateral Account to make payment to the beneficiary with respect to such drawing or the payee with respect to such presentment. If a Swing Loan is not refinanced as a Revolving Credit Loan as provided in §2.5 above, then the Agent is authorized to use monies deposited in the Collateral Account to make payment to the Swing Loan Lender with respect to any participation not funded by a Defaulting Lender.

(d)          If an Event of Default exists, the Required Revolving Credit Lenders may, in their discretion, at any time and from time to time, instruct the Agent to liquidate any such investments and reinvestments and apply proceeds thereof to the Obligations and Hedge Obligations in accordance with §12.5.

(e)          So long as no Default or Event of Default exists, and to the extent amounts on deposit in the Collateral Account exceed the aggregate amount of the Letter of Credit Liabilities then due and owing and the pro rata share of any Letter of Credit Liabilities and Swing Loans of any Defaulting Lender after giving effect to §2.13(c), the Agent shall, from time to time, at the request of the Borrower, deliver to the Borrower within 10 Business Days after the Agent’s receipt of such request from the Borrower, against receipt but without any recourse, warranty or representation whatsoever, such of the balances in the Collateral Account as exceed the aggregate amount of the Letter of Credit Liabilities and Swing Loans at such time.

(f)          The Borrower shall pay to the Agent from time to time such fees as the Agent normally charges for similar services in connection with the Agent’s administration of the Collateral Account and investments and reinvestments of funds therein. The Borrower authorizes the Agent to file such financing statements as the Agent may reasonably require in order to perfect the Agent’s security interest in the Collateral Account, and the Borrower shall promptly upon demand execute and deliver to the Agent such other documents as the Agent may reasonably request to evidence its security interest in the Collateral Account.

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§13.        SETOFF.

Regardless of the adequacy of any collateral, during the continuance of any Event of Default under §12.1(a) or §12.1(b), including in connection with any acceleration of the Obligations, any deposits (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch where such deposits are held) or other sums credited by or due from any Lender to the Borrower or the Guarantors and any securities or other property of the Borrower or the Guarantors in the possession of such Lender may, without notice to the Borrower or any Guarantor (any such notice being expressly waived by the Borrower and each Guarantor) but with the prior written approval of the Agent, be applied to or set off against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower or the Guarantors to such Lender. Each of the Lenders agrees with each other Lender that if such Lender shall receive from the Borrower or a Guarantor, whether by voluntary payment, exercise of the right of setoff, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Lender (but excluding the Swing Loan Note) any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest. In the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (b) such Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

§14.        the Agent.

§14.1       Authorization. The Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent. The obligations of the Agent hereunder are primarily administrative in nature, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Agent as a trustee for any Lender or to create an agency or fiduciary relationship. The Agent shall act as the contractual representative of the Lenders hereunder, and notwithstanding the use of the term “Agent”, it is understood and agreed that the Agent shall not have any fiduciary duties or responsibilities to any Lender by reason of this Agreement or any other Loan Document and is acting as an independent contractor, the duties and responsibilities of which are limited to those expressly set forth in this Agreement and the other Loan Documents. The Borrower and any other Person shall be entitled to conclusively rely on a statement from the Agent that it has the authority to act for and bind the Lenders pursuant to this Agreement and the other Loan Documents.

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§14.2       Employees and Agents. The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent may reasonably determine, and all reasonable and documented fees and out-of-pocket expenses of any such Persons shall be paid by the Borrower.

§14.3       No Liability. Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent, or employee thereof, shall be liable for (a) any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, shall be liable for losses due to its willful misconduct or gross negligence as determined by a final non-appealable judgment of a court of competent jurisdiction or (b) any action taken or not taken by the Agent with the consent or at the request of the Majority Lenders, the Required Term Loan Lenders or the Required Revolving Credit Lenders, as applicable. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Agent has received notice from a Lender or the Borrower referring to the Loan Documents and describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default”.

§14.4       No Representations. The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein, or any agreement, instrument or certificate delivered in connection therewith or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any of the other Loan Documents. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower, the Guarantors or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the creditworthiness or financial condition of the Borrower, the Guarantors or any of their respective Subsidiaries, or the value of any collateral or any other assets of the Borrower, any Guarantor or any of their respective Subsidiaries. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender, based upon such information and documents as it deems appropriate at the time, continue to make its own credit analysis and decisions in taking or not taking action under this Agreement and the other Loan Documents. The Agent’s Special Counsel has only represented the Agent and KeyBank in connection with the Loan Documents and the only attorney client relationship or duty of care is between the Agent’s Special Counsel and the Agent or KeyBank. Each Lender has been independently represented by separate counsel on all matters regarding the Loan Documents.

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§14.5       Payments.

(a)          A payment by the Borrower or any Guarantor to the Agent hereunder or under any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender. The Agent agrees to distribute to each Lender not later than one (1) Business Day after the Agent’s receipt of good funds, determined in accordance with the Agent’s customary practices, such Lender’s pro rata share of payments received by the Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, each payment by the Borrower hereunder shall be applied in accordance with §2.13(d).

(b)          If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making such distribution until its right to make such distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court. In the event that the Agent shall refrain from making any distribution of any amount received by it as provided in this §14.5(b), the Agent shall endeavor to hold such amounts in an interest bearing account and at such time as such amounts may be distributed to the Lenders, the Agent shall distribute to each Lender, based on their respective Commitment Percentages, its pro rata share of the interest or other earnings from such deposited amount.

§14.6       Holders of Notes. Subject to the terms of §18, the Agent may deem and treat the payee of any Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

§14.7       Indemnity. The Lenders ratably agree hereby to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by the Borrower and the Guarantors as required by §15), and liabilities of every nature and character arising out of or related to this Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence as determined by a final non-appealable judgment of a court of competent jurisdiction. The agreements in this §14.7 shall survive the payment of all amounts payable under the Loan Documents.

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§14.8       The Agent as Lender. In its individual capacity, KeyBank shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes as it would have were it not also the Agent.

§14.9       Resignation. The Agent may resign at any time by giving thirty (30) calendar days’ prior written notice thereof to the Lenders and the Borrower. Any such resignation may at the Agent’s option also constitute the Agent’s resignation as the Issuing Lender and the Swing Loan Lender. Upon any such resignation, the Majority Lenders, subject to the terms of §18.1, shall have the right to appoint as a successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, any Lender or any bank whose senior debt obligations are rated not less than “A” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000.00. Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, shall be reasonably acceptable to the Borrower. If no successor Agent shall have been appointed and shall have accepted such appointment within ten (10) days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be any Lender or any bank whose senior debt obligations are rated not less than “A2” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000.00. Upon the acceptance of any appointment as the Agent and, if applicable, the Issuing Lender and the Swing Loan Lender, hereunder by a successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, such successor Agent and, if applicable, Issuing Lender and Swing Loan Lender, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and, if applicable, Issuing Lender and Swing Loan Lender, and the retiring Agent and, if applicable, Issuing Lender and Swing Loan Lender, shall be discharged from its duties and obligations hereunder as the Agent and, if applicable, the Issuing Lender and the Swing Loan Lender. After any retiring Agent’s resignation, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent, the Issuing Lender and the Swing Loan Lender. If the resigning Agent shall also resign as the Issuing Lender, such successor Agent shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or shall make other arrangements satisfactory to the current Issuing Lender, in either case, to assume effectively the obligations of the current Agent with respect to such Letters of Credit. Upon any change in the Agent under this Agreement, the resigning Agent shall execute such assignments of and amendments to the Loan Documents as may be necessary to substitute the successor Agent for the resigning Agent.

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§14.10     Duties in the Case of Enforcement. In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent may and, if (a) so requested by the Majority Lenders and (b) the Lenders have provided to the Agent such additional indemnities and assurances in accordance with their respective Commitment Percentages against expenses and liabilities as the Agent may reasonably request, shall proceed to exercise all or any legal and equitable and other rights or remedies as it may have; provided, however, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem to be in the best interests of the Lenders. Without limiting the generality of the foregoing, if the Agent reasonably determines payment is in the best interest of all the Lenders, the Agent may without the approval of the Lenders pay taxes and insurance premiums and spend money for maintenance, repairs or other expenses which may be necessary to be incurred, and the Agent shall promptly thereafter notify the Lenders of such action. Each Lender shall, within thirty (30) days of request therefor, pay to the Agent its Commitment Percentage of the reasonable costs incurred by the Agent in taking any such actions hereunder to the extent that such costs shall not be promptly reimbursed to the Agent by the Borrower or the Guarantors within such period. The Majority Lenders may direct the Agent in writing as to the method and the extent of any such exercise, the Lenders hereby agreeing to indemnify and hold the Agent harmless in accordance with their respective Commitment Percentages from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful in any applicable jurisdiction or commercially unreasonable under the UCC as enacted in any applicable jurisdiction.

§14.11     Bankruptcy. In the event a bankruptcy or other proceeding under any Insolvency Law is commenced by or against the Borrower or any Guarantor with respect to the Obligations, the Agent shall have the sole and exclusive right to file and pursue a joint proof claim on behalf of all Lenders. Any votes with respect to such claims or otherwise with respect to such proceedings shall be subject to the vote of the Majority Lenders or all of the Lenders as required by this Agreement. Each Lender irrevocably waives its right to file or pursue a separate proof of claim in any such proceedings unless the Agent fails to file such claim within thirty (30) days after receipt of written notice from the Lenders requesting that the Agent file such proof of claim.

§14.12     Reliance by the Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by an Authorized Officer. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan or issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent (or Issuing Lender, as applicable) may presume that such condition is satisfactory to such Lender unless the Agent (or Issuing Lender, as applicable) shall have received notice to the contrary from such Lender prior to the making of such Loan or issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for the Borrower and/or the Guarantors), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

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§14.13     Approvals. If consent is required for some action under this Agreement, or except as otherwise provided herein an approval of the Lenders, the Majority Lenders, the Required Term Loan Lenders or the Required Revolving Credit Lenders is required or permitted under this Agreement, each Lender agrees to give the Agent, within ten (10) Business Days of receipt of the request for action from the Agent together with all reasonably requested information related thereto (or such lesser period of time required by the terms of the Loan Documents), notice in writing of approval or disapproval (collectively, “Directions”) in respect of any action requested or proposed in writing pursuant to the terms hereof. To the extent that any Lender does not approve any recommendation of the Agent, such Lender shall in such notice to the Agent describe the actions that would be acceptable to such Lender. If consent is required for the requested action, any Lender’s failure to respond to a request for Directions within the required time period shall be deemed to constitute a Direction to take such requested action. In the event that any recommendation is not approved by the requisite number of Lenders and a subsequent approval on the same subject matter is requested by the Agent, then for the purposes of this paragraph each Lender shall be required to respond to a request for Directions within five (5) Business Days of receipt of such request. The Agent and each Lender shall be entitled to assume that any officer of the other Lenders delivering any notice, consent, certificate or other writing is authorized to give such notice, consent, certificate or other writing unless the Agent and such other Lenders have otherwise been notified in writing.

§14.14     The Borrower Not Beneficiary. Except for the provisions of §14.9 relating to the appointment of a successor Agent, the provisions of this §14 are solely for the benefit of the Agent and the Lenders, may not be enforced by the Borrower or any Guarantor, and except for the provisions of §14.9, may be modified or waived without the approval or consent of the Borrower.

§14.15     Reliance on Hedge Provider. For purposes of applying payments received in accordance with §§12.1, 12.5, 12.6 or any other provision of the Loan Documents, the Agent shall be entitled to rely upon the trustee, paying agent or other similar representative (each, a “Representative”) or, in the absence of such a Representative, upon the holder of the Hedge Obligations for a determination (which each holder of the Hedge Obligations agrees (or shall agree) to provide upon request of the Agent) of the outstanding Hedge Obligations owed to the holder thereof. Unless it has actual knowledge (including by way of written notice from such holder) to the contrary, the Agent, in acting hereunder, shall be entitled to assume that no Hedge Obligations are outstanding.

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§15.        EXPENSES.

The Borrower agrees to pay (a) the reasonable costs of producing and reproducing this Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any Indemnified Taxes, (c) the reasonable fees, expenses and disbursements of a single counsel to the Agent and Arrangers and a single local counsel per jurisdiction to the Agent incurred in connection with the preparation, administration, or interpretation of the Loan Documents and other instruments mentioned herein, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (d) the reasonable and documented out-of-pocket fees, costs, expenses and disbursements of the Agent and the Arrangers incurred in connection with the syndication and/or participation (by KeyBank) of the Loans, (e) all other reasonable and documented out of pocket fees, expenses and disbursements of the Agent incurred by the Agent in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, and amendments, modifications, approvals, consents or waivers hereto or hereunder, the addition or substitution of additional Unencumbered Pool Assets, the release of Guarantors, the making of each advance hereunder, the issuance of Letters of Credit, and the syndication of the Commitments pursuant to §18 (without duplication of those items addressed in clause (d) above), (f) all out-of-pocket expenses (including reasonable attorneys’ fees and costs, and fees and costs of appraisers, engineers, investment bankers or other experts retained by the Agent) incurred by any Lender or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or the Guarantors or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute arising under the Loan Documents, provided, that, in connection with the attorney’s fees and costs payable by Borrower under this clause (f), Borrower shall only be obligated to pay for the reasonable attorney’s fees and costs of a counsel to the Agent (which at the Agent’s discretion may include any local counsel or any other counsel to the Agent which the Agent may retain) and a single law firm for the Lenders taken as a whole (provided that in the event of a conflict of interest with respect to counsel for the Lenders, Borrower shall also pay the reasonable fees and costs of an additional single law firm for such Lenders), (g) all reasonable out-of-pocket fees, expenses and disbursements (including reasonable attorneys’ fees and costs) which may be incurred by KeyBank in connection with the execution and delivery of this Agreement and the other Loan Documents (without duplication of any of the items listed above), and (h) all expenses relating to the use of Intralinks, SyndTrak or any other similar system for the dissemination and sharing of documents and information in connection with the Loans. The covenants of this §15 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder.

§16.        INDEMNIFICATION.

The Borrower agrees to indemnify and hold harmless the Agent, the Lenders and each Arranger and each director, officer, employee, agent, attorney and Affiliate thereof and Person who controls the Agent, or any Lender or any Arranger against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of, resulting from or relating to this Agreement or any of the other Loan Documents or the transactions contemplated hereby and thereby including, without limitation, (a) any and all claims for brokerage, leasing, finders or similar fees which may be made relating to the Unencumbered Pool Assets, any other Real Estate or the Loans, (b) any condition of the Unencumbered Pool Assets or other Real Estate, (c) any actual or proposed use by the Borrower of the proceeds of any of the Loans or Letters of Credit, (d) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of the Borrower, any Guarantor or any of their respective Subsidiaries, (e) the Borrower and Guarantors entering into or performing this Agreement or any of the other Loan Documents, as applicable, (f) any actual or alleged violation of any law, ordinance, code, order, rule, regulation, approval, consent, permit or license relating to the Unencumbered Pool Assets or any other Real Estate, (g) with respect to the Borrower, the Guarantors and their respective Subsidiaries and their respective properties and assets, the violation of any applicable Environmental Law, the Release or threatened Release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury, nuisance or damage to property), and (h) any use of Intralinks, SyndTrak or any other system for the dissemination and sharing of documents and information, in each case including, without limitation, but subject to the succeeding sentence, the reasonable and documented out-of-pocket fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, that the Borrower shall not be obligated under this §16 to indemnify any Person for liabilities arising from such Person’s own gross negligence or willful misconduct as determined in a final non-appealable judgment by a court of competent jurisdiction. In litigation, or the preparation therefor, the Lenders and the Agent shall be entitled to select a single law firm as their own counsel and an additional single local counsel in each applicable jurisdiction outside of the United States for all such parties (and, to the extent reasonably necessary in the case of an actual or perceived conflict of interest, one additional counsel) and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable and documented out-of-pocket fees and expenses of such counsel. No person indemnified hereunder shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby. If, and to the extent that the obligations of the Borrower under this §16 are unenforceable for any reason, the Borrower hereby agree to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under Applicable Law. The provisions of this §16 shall survive the repayment of the Loans, the return of the Letters of Credit and the termination of the obligations of the Lenders hereunder.

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This §16 shall not apply with respect to Taxes other than any Taxes that represent claims, losses, damages, etc. arising from any non-Tax claim.

§17.        SURVIVAL OF COVENANTS, ETC.

All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower, the Guarantors or any of their respective Subsidiaries pursuant hereto or thereto shall be deemed to have been relied upon by the Lenders and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Loans and issuance of any Letters of Credit, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement or the Notes or any of the other Loan Documents (other than any indemnification obligations which survive the termination of this Agreement and/or the full repayment of the Loans and any other amounts due under this Agreement or the other Loan Documents) remains outstanding or any Letters of Credit remain outstanding or any Lender has any obligation to make any Loans or issue any Letters of Credit. The indemnification obligations of the Borrower provided herein and in the other Loan Documents and the Borrower’s obligations under §§4.8, 4.9 and 4.10 shall survive the full repayment of amounts due and the termination of the obligations of the Lenders hereunder and thereunder to the extent provided herein and therein. All statements contained in any certificate delivered to any Lender or the Agent at any time by or on behalf of the Borrower, any Guarantor or any of their respective Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Person hereunder.

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§18.        ASSIGNMENT AND PARTICIPATION.

§18.1       Conditions to Assignment by Lenders. Except as provided herein, each Lender may assign to one or more banks or other entities (but not to any natural person) all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it and the Notes held by it); provided that (a) the Agent, the Issuing Lender and, so long as no Default or Event of Default exists hereunder, the Borrower shall have each given its prior written consent to such assignment, which consent shall not be unreasonably withheld or delayed, and if the Borrower does not respond to any such request for consent within ten (10) Business Days, the Borrower shall be deemed to have consented (provided that no consent shall be required under this clause (a) for any assignment to another Lender, to a Related Fund, to a lender or an Affiliate of a Lender which controls, is controlled by or is under common control with the assigning Lender or to a wholly-owned Subsidiary of such Lender), (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement with respect to the Revolving Credit Commitment in the event an interest in the Revolving Credit Loans is assigned, or of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loans and the Term Loan Commitment, if any, in the event an interest in the Term Loans is assigned, (c) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined) an assignment and acceptance agreement in the form of Exhibit J attached hereto (an “Assignment and Acceptance Agreement”), together with any Notes subject to such assignment, (d) in no event shall any assignment be to any natural person or any Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by the Borrower or any Guarantor or be to a Defaulting Lender or an Affiliate of a Defaulting Lender, (e) such assignee of a portion of the Revolving Credit Loans shall have a net worth or unfunded commitment as of the date of such assignment of not less than $100,000,000.00 (unless otherwise approved by the Agent and, so long as no Default or Event of Default exists hereunder, the Borrower), (f) such assignee shall acquire an interest in the Loans of not less than $5,000,000.00 and integral multiples of $1,000,000.00 in excess thereof (or if less, the remaining Loans of the assignor), unless waived by the Agent, and so long as no Default or Event of Default exists hereunder, the Borrower and (g) if such assignment is less than the assigning Lender’s entire Commitment, the assigning Lender shall retain an interest in the Loans of not less than $5,000,000.00 (unless otherwise approved by the Agent and, so long as no Default or Event of Default exists hereunder, the Borrower). Upon execution, delivery, acceptance and recording of such Assignment and Acceptance Agreement, (i) the assignee thereunder shall be a party hereto and all other Loan Documents executed by the Lenders and, to the extent provided in such Assignment and Acceptance Agreement, have the rights and obligations of a Lender hereunder (including the obligations in §4.3(g)), (ii) the assigning Lender shall, upon payment to the Agent of the registration fee referred to in §18.2, be released from its obligations under this Agreement arising after the effective date of such assignment with respect to the assigned portion of its interests, rights and obligations under this Agreement, and (iii) the Agent may unilaterally amend Schedule 1.1 to reflect such assignment. In connection with each assignment, the assignee shall represent and warrant to the Agent, the assignor and each other Lender as to whether such assignee is controlling, controlled by, under common control with or is not otherwise free from influence or control by, the Borrower and/or any Guarantor and whether such assignee is a Defaulting Lender or an Affiliate of a Defaulting Lender. In connection with any assignment of rights and obligations of any Defaulting Lender, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Loans in accordance with its Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs. Notwithstanding the foregoing, if a Default exists hereunder, no assignment pursuant to this §18.1 shall be to another real estate investment trust which owns or operates real estate for occupancy by a single tenant for office, retail or industrial uses and could reasonably be considered a competitor of REIT or any Affiliate of such competitor of REIT (but, with respect to any such Affiliate, solely to the extent such Person is recognizable as an Affiliate of such competitor of REIT due to the appearance of the name of such competitor of REIT in the name of such Affiliate) (a “Competitor REIT”); provided, however, that the foregoing restriction shall cease to be effective (i) immediately upon the occurrence and during the continuance of an Event of Default pursuant to §12.1(g), (h) or (i), and (ii) at any time which is at least sixty (60) days after any Event of Default has occurred and is continuing.

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§18.2       Register. The Agent, acting for this purpose as a non-fiduciary agent for Borrower, shall maintain on behalf of the Borrower a copy of each assignment delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment Percentages of and principal amount of the Loans owing to the Lenders from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Guarantors, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and the Lenders at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Lender agrees to pay to the Agent a registration fee in the sum of $5,000.00.

§18.3       New Notes. Upon its receipt of an Assignment and Acceptance Agreement executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall record the information contained therein in the Register. Within five (5) Business Days after receipt of notice of such assignment from the Agent, the Borrower, at the applicable assignee’s own expense, shall execute and deliver to the Agent, in exchange for each surrendered original Note (or an indemnity agreement, as provided in §31), a new Note to the order of such assignee in an amount equal to the amount assigned to such assignee pursuant to such Assignment and Acceptance Agreement and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance Agreement and shall otherwise be in substantially the form of the assigned Notes. The surrendered original Notes shall be canceled and returned to the Borrower (or the Borrower shall receive an indemnity agreement, as provided in §31).

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§18.4       Participations. Each Lender may, without the consent of Agent or Borrower, sell participations to one or more Lenders or other entities (but not to any natural person) in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents; provided that (a) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder, (b) such participation shall not entitle such participant to any rights or privileges under this Agreement or any Loan Documents, including without limitation, rights granted to the Lenders under §§4.3, 4.8, 4.9, 4.10 and 13, (c) such participation shall not entitle the participant to the right to approve waivers, amendments or modifications, (d) such participant shall have no direct rights against the Borrower, (e) such sale is effected in accordance with all Applicable Laws, and (f) such participant shall not be a Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by the Borrower and/or any Guarantor and shall not be a Defaulting Lender or an Affiliate of a Defaulting Lender and, unless (X) an Event of Default has occurred pursuant to §12.1(g), (h) or (i) and is continuing at the time such participation is made, or (Y) any other Event of Default has occurred and has continued for a period of sixty (60) days or more at the time such participation is made, shall not be a Competitor REIT; provided, however, such Lender may agree with the participant that it will not, without the consent of the participant, agree to (i) increase, or extend the term or extend the time or waive any requirement for the reduction or termination of, such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loans or portions thereof owing to such Lender (other than pursuant to an extension of the Revolving Credit Maturity Date pursuant to §2.12), (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon or (v) release any Guarantor (except as otherwise permitted under this Agreement). Any Lender which sells a participation shall promptly notify the Agent of such sale and the identity of the purchaser of such interest. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

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§18.5       Pledge by Lender. Any Lender may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Note) to any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. §341, any other central bank having jurisdiction over such Lender, or to such other Person as the Agent may approve to secure obligations of such Lender. No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents.

§18.6       No Assignment by the Borrower. The Borrower shall not assign or transfer any of its rights or obligations under this Agreement or the Loan Documents without the prior written consent of each of the Lenders.

§18.7       Disclosure. The Borrower and the Guarantors each agree to promptly cooperate with any Lender in connection with any proposed assignment or participation of all or any portion of its Commitment. The Borrower and the Guarantors each agree that any Lender may disclose information obtained by such Lender pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder in accordance with standard banking practices (provided such Persons are advised of the provisions of this §18.7). The Agent and each Lender agrees for itself that it shall use reasonable efforts in accordance with its customary procedures to hold confidential all non-public information obtained from the Borrower or any Guarantor that has been identified in writing as confidential by any of them, and shall use reasonable efforts in accordance with its customary procedures to not disclose such information to any other Person, it being understood and agreed that, notwithstanding the foregoing, the Agent and/or a Lender may make (a) disclosures to its participants (provided such Persons are advised of the provisions of this §18.7), (b) disclosures to its directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors of the Agent or such Lender (provided that such Persons who are not employees of the Agent or such Lender are advised of the provision of this §18.7), (c) disclosures customarily provided or reasonably required by any potential or actual bona fide assignee, transferee or participant or their respective directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors in connection with a potential or actual assignment or transfer by such Lender of any Loans or any participations therein (provided such Persons are advised of the provisions of this §18.7), (d) disclosures to bank regulatory authorities or self-regulatory bodies with jurisdiction over such Lender, or (e) disclosures required or requested by any other Governmental Authority or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by Applicable Law or court order, the Agent or the applicable Lender, as the case may be, shall notify the Borrower of any request by any Governmental Authority or representative thereof prior to disclosure by the Agent or such Lender (other than any such request in connection with any examination or oversight of such Lender by such Governmental Authority or other requests by regulators that are not part of an examination) for disclosure of any such non-public information prior to disclosure of such information. In addition, each Lender may make disclosure of such information to any contractual counterparty in swap agreements or such contractual counterparty’s professional advisors (so long as such contractual counterparty or professional advisors agree to be bound by the provisions of this §18.7). Notwithstanding the foregoing, neither the Agent nor any Lender shall disclose such non-public information to a Competitor REIT in connection with any such proposed assignment or participation unless (X) an Event of Default has occurred pursuant to §12.1(g), (h) or (i) and is continuing at the time such disclosure is made, or (Y) any other Event of Default has occurred and has continued for a period of sixty (60) days or more at the time such disclosure is made, or the Borrower has consented to such disclosure (or is deemed to have consented pursuant to §18.1), and shall not disclose such non-public information to a Competitor REIT for any other reason. In addition, the Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. Non-public information shall not include any information which is or subsequently becomes publicly available other than as a result of a disclosure of such information by a Lender or the Agent, or prior to the delivery to the Agent or such Lender, as the case may be, is within the possession of the Agent or such Lender if such information is not known by the Agent or such Lender to be subject to another confidentiality agreement with or other obligations of secrecy to the Borrower or the Guarantors, is or becomes available to Agent, any Lender or any of their Affiliates on a non-confidential basis, or is disclosed with the prior approval of the Borrower or the Guarantors. Nothing herein shall prohibit the disclosure of non-public information to the extent necessary to enforce the Loan Documents.

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§18.8       Mandatory Assignment. In the event the Borrower requests that certain amendments, modifications or waivers be made to this Agreement or any of the other Loan Documents which request requires approval of all of the Lenders or all of the Lenders directly affected thereby or another group of requisite Lenders and is approved by the Majority Lenders, but is either (x) expressly disapproved by one or more of the Lenders, or (y) any such Lender fails to respond to such request within thirty (30) days after Agent provides notice to such Lender (which notice shall be delivered by Agent promptly upon request by Borrower thereof) that such Lender shall be subject to the Non-Consenting Lender provisions of this §18.9 if it fails to respond to such request within such thirty (30) day period (any such non-consenting Lender shall hereafter be referred to as the “Non-Consenting Lender”), then, within thirty (30) Business Days after the Borrower’s receipt of notice of such disapproval, or such failure to respond within the thirty (30) day period prescribed in clause (y) above, by such Non-Consenting Lender, the Borrower shall have the right as to such Non-Consenting Lender, to be exercised by delivery of written notice delivered to the Agent and the Non-Consenting Lender within thirty (30) Business Days of receipt of such notice, to elect to cause the Non-Consenting Lender to transfer its Loans and Commitment. The Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Loans and Commitment, pro rata based upon their relevant Commitment Percentages, of the Non-Consenting Lender (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Agent). In the event that the Lenders do not elect to acquire all of the Non-Consenting Lender’s Loans and Commitment, then the Agent shall endeavor to find a new Lender or Lenders to acquire such remaining Loans and Commitment. Upon any such purchase of the Loans and Commitment of the Non-Consenting Lender, the Non-Consenting Lender’s interests in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Non-Consenting Lender shall promptly execute and deliver any and all documents reasonably requested by the Agent to surrender and transfer such interest, including, without limitation, an Assignment and Acceptance Agreement and such Non-Consenting Lender’s original Note. If such Non-Consenting Lender does not execute and deliver to the Agent a duly completed Assignment and Acceptance Agreement and/or such other documentation reasonably requested by the Agent to surrender and transfer such interest to the purchaser or assignee thereof within a period of time deemed reasonable by the Agent after the later of (i) the date on which such purchaser or assignee executes and delivers such Assignment and Acceptance Agreement and/or such other documentation and (ii) the date on which the Non-Consenting Lender receives all payments required to be paid to it by this §18.8, then such Non-Consenting Lender shall, to the extent permissible by Applicable Law, be deemed to have executed and delivered such Assignment and Acceptance Agreement and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance Agreement and/or such other documentation on behalf of such Non-Consenting Lender. Notwithstanding anything in this §18.8 to the contrary, any Lender or other Lender assignee acquiring some or all of the assigned Loans and Commitment of the Non-Consenting Lender must consent to the proposed amendment, modification or waiver. The purchase price for the Non-Consenting Lender’s Loans and Commitment shall equal any and all amounts outstanding and owed by the Borrower to the Non-Consenting Lender, including principal and all accrued and unpaid interest or fees, plus any applicable amounts payable pursuant to §4.7 which would be owed to such Non-Consenting Lender if the Loans were to be repaid in full on the date of such purchase of the Non-Consenting Lender’s Loans and Commitment (provided that the Borrower may pay to such Non-Consenting Lender any interest, fees or other amounts (other than principal) owing to such Non-Consenting Lender).

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§18.9       Amendments to Loan Documents. Upon any such assignment, the Borrower and the Guarantors shall, upon the request of the Agent, enter into such documents as may be reasonably required by the Agent to modify the Loan Documents to reflect such assignment.

§18.10     Titled Agents. The Titled Agents shall not have any additional rights or obligations under the Loan Documents, except for those rights, if any, as a Lender.

§19.        NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATIONS.

(a)          Each notice, demand, election or request provided for or permitted to be given pursuant to this Agreement (hereinafter in this §19 referred to as “Notice”) must be in writing and shall be deemed to have been properly given or served by personal delivery or by sending same by overnight courier or by depositing same in the United States Mail, postpaid and registered or certified, return receipt requested, or as expressly permitted herein, by telecopy, and addressed as follows:

If to the Agent or KeyBank:

KeyBank National Association
4910 Tiedeman Road, 3rd Floor
Brooklyn, Ohio 44144
Attn: Rosemarie Borelli

Telecopy No.: (216) 357-6383

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With a copy to:

KeyBank National Association

127 Public Square, 8th Floor

Cleveland, Ohio 44114

Attn: Sara Jo Smith

Telecopy No.: (216) 689-5970

and

Dentons US LLP
Suite 5300
303 Peachtree Street, N.E.
Atlanta, Georgia 30308
Attn: William F. Timmons, Esq.
Telecopy No.: (404) 527-4198

If to the Borrower:

Global Net Lease Operating Partnership, L.P.

405 Park Avenue

Third Floor

New York, New York 10022
Attn: General Counsel
Telecopy No.: (212) 421-5799

With a copy to:

Global Net Lease Operating Partnership, L.P.

405 Park Avenue

Third Floor

New York, New York 10022
Attn: Chief Financial Officer
Telecopy No.: (212) 421-5799

and

Proskauer Rose LLP

Eleven Times Square

New York, New York 10036
Attn: Andrew Bettwy, Esq.
Telecopy No.: (212) 969-3180;

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if to any other Lender which is a party hereto, at the address for such Lender set forth on Schedule 1.1 attached hereto, and to any Lender which may hereafter become a party to this Agreement, at such address as may be designated by such Lender. Each Notice shall be effective upon being personally delivered or upon being sent by overnight courier or upon being deposited in the United States Mail as aforesaid, or if transmitted by telecopy (if permitted hereunder), upon being sent and confirmation of receipt. The time period in which a response to such Notice must be given or any action taken with respect thereto (if any), however, shall commence to run from the date of receipt if personally delivered or sent by overnight courier, or if so deposited in the United States Mail, the earlier of three (3) Business Days following such deposit or the date of receipt as disclosed on the return receipt. Rejection or other refusal to accept or the inability to deliver because of changed address for which no notice was given shall be deemed to be receipt of the Notice sent. By giving at least fifteen (15) days prior Notice thereof, the Borrower, a Lender or the Agent shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America.

(b)           Loan Documents and notices under the Loan Documents may, with Agent’s approval, be transmitted and/or signed by facsimile and by signatures delivered in “PDF” format by electronic mail. The effectiveness of any such documents and signatures shall, subject to Applicable Law, have the same force and effect as an original copy with manual signatures and shall be binding on the Borrower, the Guarantors, Agent and Lenders. Agent may also require that any such documents and signature delivered by facsimile or “PDF” format by electronic mail be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver any such manually-signed original shall not affect the effectiveness of any facsimile or “PDF” document or signature.

(c)          Notices and other communications to the Agent, the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent (it being understood and agreed that Agent has approved communications of the information described in §§7.4(a) and (b) being provided at http://globalnetlease.com/), provided that the foregoing shall not apply to notices to any Lender or Issuing Lender pursuant to §2 if such Lender or Issuing Lender, as applicable, has notified the Agent that it is incapable of receiving notices under such Section by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

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§20.        RELATIONSHIP.

Neither the Agent nor any Lender has any fiduciary relationship with or fiduciary duty to the Borrower, any Guarantor or their respective Subsidiaries arising out of or in connection with this Agreement or the other Loan Documents or the transactions contemplated hereunder and thereunder, and the relationship between each Lender and the Agent, and the Borrower is solely that of a lender and borrower, and nothing contained herein or in any of the other Loan Documents shall in any manner be construed as making the parties hereto partners, joint venturers or any other relationship other than lender and borrower.

§21.        GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE.

THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED HEREIN OR THEREIN, SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5- 1401, BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN ANY COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK SITTING IN THE COUNTY OF NEW YORK (INCLUDING ANY FEDERAL COURT SITTING THEREIN). THE BORROWER FURTHER ACCEPTS, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS AND ANY RELATED APPELLATE COURT AND IRREVOCABLY (a) AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY WITH RESPECT TO THIS AGREEMENT AND ANY OF THE OTHER LOAN DOCUMENTS AND (b) WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH A COURT IS AN INCONVENIENT FORUM. THE BORROWER FURTHER AGREES THAT SERVICE OF PROCESS IN ANY SUCH SUIT MAY BE MADE UPON THE BORROWER IN THE MANNER PROVIDED FOR NOTICES IN §19. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER, ANY GUARANTOR OR ANY OF THEIR PROPERTIES IN THE COURTS OF ANY JURISDICTION. THE BORROWER CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER IN THE MANNER PROVIDED FOR NOTICES IN §19.

§22.        HEADINGS.

The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

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§23.        COUNTERPARTS.

This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

§24.        ENTIRE AGREEMENT, ETC.

This Agreement and the Loan Documents is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement and the Loan Documents. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by this Agreement and the Loan Documents, and no party is relying on any promise, agreement or understanding not set forth in this Agreement and the Loan Documents. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §4.16, §18.9 and §27.

§25.        WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS.

EACH OF THE BORROWER, THE AGENT AND THE LENDERS HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. THE BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, PUNITIVE OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. THE BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY LENDER OR THE AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH LENDER OR THE AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT THE AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS §25. THE BORROWER ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO REVIEW THIS §25 WITH LEGAL COUNSEL AND THAT THE BORROWER AGREES TO THE FOREGOING AS ITS FREE, KNOWING AND VOLUNTARY ACT.

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§26.        DEALINGS WITH THE BORROWER AND THE GUARANTORS.

The Agent, the Lenders and their affiliates may accept deposits from, extend credit to, invest in, act as trustee under indentures of, serve as financial advisor of, and generally engage in any kind of banking, trust or other business with the Borrower, the Guarantors and their respective Subsidiaries or any of their Affiliates regardless of the capacity of the Agent or the Lender hereunder. The Lenders acknowledge that, pursuant to such activities, KeyBank or its Affiliates may receive information regarding such Persons (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them. Borrower acknowledges, on behalf of itself and its Affiliates, that the Agent and each of the Lenders and their respective Affiliates may be providing debt financing, equity capital or other services (including financial advisory services) in which Borrower and its Affiliates may have conflicting interests regarding the transactions described herein and otherwise. Neither the Agent nor any Lender will use confidential information described in §18.7 obtained from Borrower by virtue of the transactions contemplated hereby or its other relationships with Borrower and its Affiliates in connection with the performance by the Agent or such Lender or their respective Affiliates of services for other companies, and neither the Agent nor any Lender nor their Affiliates will furnish any such information to other companies. Borrower, on behalf of itself and its Affiliates, also acknowledges that neither the Agent nor any Lender has any obligation to use in connection with the transactions contemplated hereby, or to furnish to Borrower, confidential information obtained from other companies. Borrower, on behalf of itself and its Affiliates, further acknowledges that one or more of the Agent and Lenders and their respective Affiliates may be a full service securities firm and may from time to time effect transactions, for its own or its Affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of Borrower and its Affiliates.

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§27.        CONSENTS, AMENDMENTS, WAIVERS, ETC.

Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement may be given, and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower or the Guarantors of any terms of this Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Majority Lenders; provided, however, that the Agreement Regarding Fees may be amended or otherwise modified, or rights or privileges thereunder waived, in a writing executed by the parties thereto only. Notwithstanding the foregoing, none of the following may occur without the written consent of each Lender directly affected thereby: (a) a reduction in the rate of interest on the Notes; provided, however, that (A) only the consent of the Majority Lenders shall be necessary to amend the definition of “Default Rate”, to waive any obligation of the Borrower to pay interest at the Default Rate or to retract the imposition of interest at the Default Rate, (B) only the consent of the Majority Lenders shall be necessary to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or Letter of Credit or to reduce any fee payable based on such financial covenant; and (C) in circumstances other than as described in the preceding clauses (A) and (B), (1) only the consent of the Term Loan Lenders shall be necessary to reduce the rate of interest, including the Applicable Margin, on the Term Loans and the Term Loan Notes and (2) only the consent of the Revolving Credit Lenders shall be necessary to reduce the rate of interest, including the Applicable Margin, on the Revolving Credit Loans and the Revolving Credit Notes; (b) an increase in the amount of the Commitments of the Lenders (except as provided in §2.11 and §18.1); (c) a forgiveness, reduction or waiver of the principal of any unpaid Loan or any interest thereon (other than a reduction or waiver of default interest) or fee payable under the Loan Documents; provided that only the consent of the Term Loan Lenders or the Revolving Credit Lenders, as the case may be, shall be necessary for any such amendment or waiver that on its face only applies to the Term Loans or the Revolving Credit Loans and Revolving Credit Commitments, respectively; (d) a change in the amount of any fee payable to a Lender hereunder; provided that only the consent of the Revolving Credit Lenders shall be necessary for any such amendment or waiver of the fees described in §2.3; (e) the postponement of any date fixed for any payment of principal of or interest on the Loan; provided that only the consent of the Term Loan Lenders or the Revolving Credit Lenders, as the case may be, shall be necessary for any such postponement that on its face only applies to the Term Loans or the Revolving Credit Loans and Revolving Credit Commitments, respectively; (f) an extension of the Term Loan Maturity Date or Revolving Credit Maturity Date (except as provided in §2.12); (g) a change in the manner of distribution of any payments to the Lenders or the Agent; (h) the release of the Borrower or any Guarantor except as otherwise provided in this Agreement; (i) an amendment of the definition of Majority Lenders, Required Revolving Credit Lenders, Required Term Loan Lenders or of any requirement for consent by all of the Lenders; (j) any modification to require a Revolving Credit Lender to fund a pro rata share of a request for an advance of the Revolving Credit Loan made by the Borrower other than based on its Revolving Credit Commitment Percentage; (k) an amendment to this §27; or (l) an amendment of any provision of this Agreement or the Loan Documents which requires the approval of all of the Lenders, the Majority Lenders, Required Revolving Credit Lenders or the Required Term Loan Lenders to require a lesser number of Lenders to approve such action. The provisions of §14 may not be amended without the written consent of the Agent. Any provision of this Agreement or the Loan Documents which requires the approval of all of the Revolving Credit Lenders or the Required Revolving Credit Lenders may not be amended or waived to require a lesser number of Revolving Credit Lenders to approve such action without the written consent of all of the Revolving Credit Lenders. Any provision of this Agreement or the Loan Documents which requires the approval of all of the Term Loan Lenders or the Required Term Loan Lenders may not be amended or waived to require a lesser number of Term Loan Lenders to approve such action without the written consent of all of the Term Loan Lenders. There shall be no amendment, modification or waiver of any provision in the Loan Documents with respect to Swing Loans without the consent of the Swing Loan Lender, nor any amendment, modification or waiver of any provision in the Loan Documents with respect to Letters of Credit without the consent of the Issuing Lender. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) the Commitment of any Defaulting Lender may not be increased without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender. There shall be no amendment, modification or waiver of any provision in the Loan Documents which results in a modification of the conditions to funding with respect to the Revolving Credit Commitment or the Term Loan Commitment without the written consent of the Required Revolving Credit Lenders or the Required Term Loan Lenders, respectively, nor any amendment, modification or waiver that disproportionately affects the Revolving Credit Lenders or the Term Loan Lenders without the approval of the Required Revolving Credit Lenders or the Required Term Loan Lenders, respectively. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon any of the Borrower or the Guarantors shall entitle the Borrower or any Guarantor to other or further notice or demand in similar or other circumstances.

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§28.        SEVERABILITY.

The provisions of this Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

§29.        TIME OF THE ESSENCE.

Time is of the essence with respect to each and every covenant, agreement and obligation of the Borrower and the Guarantors under this Agreement and the other Loan Documents.

§30.        NO UNWRITTEN AGREEMENTS.

THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. ANY ADDITIONAL TERMS OF THE AGREEMENT BETWEEN THE PARTIES ARE SET FORTH BELOW.

§31.        REPLACEMENT NOTES.

Upon receipt of evidence reasonably satisfactory to the Borrower of the loss, theft, destruction or mutilation of any Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to the Borrower and the Borrower’s counsel or, in the case of any such mutilation, upon surrender and cancellation of the applicable Note, the Borrower will execute and deliver, in lieu thereof, a replacement Note, identical in form and substance to the applicable Note and dated as of the date of the applicable Note and upon such execution and delivery all references in the Loan Documents to such Note shall be deemed to refer to such replacement Note. All reasonable costs and expenses incurred by the Borrower in connection with the foregoing, including reasonable attorneys’ fees, shall be paid by the Lender that requested the replacement Note.

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§32.        NO THIRD PARTIES BENEFITED.

This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of the Borrower, the Guarantors, the Lenders, the Agent, the Arrangers and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. All conditions to the performance of the obligations of the Agent and the Lenders under this Agreement, including the obligation to make Loans and issue Letters of Credit, are imposed solely and exclusively for the benefit of the Agent and the Lenders and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that the Agent and the Lenders will refuse to make Loans or issue Letters of Credit in the absence of strict compliance with any or all thereof and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by the Agent and the Lenders at any time if in their sole discretion they deem it desirable to do so. In particular, the Agent and the Lenders make no representations and assume no obligations as to third parties concerning the quality of any the construction by the Borrower, the Guarantors or any of their respective Subsidiaries of any development or the absence therefrom of defects.

§33.        PATRIOT ACT.

Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and the Guarantors that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes names and addresses and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower and the Guarantors in accordance with the Patriot Act.

§34.        ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN OF EEA FINANCIAL INSTITUTIONS.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

a)       the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

b)       the effects of any Bail-In Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

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(iii)        the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

§35.        AUTOMATIC ALTERNATIVE CURRENCY CONVERSION.

If an Automatic Alternative Currency Conversion Trigger shall occur, the amount of all Outstanding Revolving Credit Loans, Term Loans and Letter of Credit Liabilities denominated in an Alternative Currency shall, automatically and with no further action required, be converted into the Dollar Equivalent of such amounts, determined by the Agent on the basis of the Spot Rate determined on the Automatic Alternative Currency Conversion Date, and on and after such date all amounts accruing and owed to the Lenders in respect of such Outstanding Revolving Credit Loans, Term Loans and Letter of Credit Liabilities denominated in an Alternative Currency shall accrue and be payable in Dollars at the rate otherwise applicable hereunder.

§36.        JUDGMENT CURRENCY.

For the purposes of obtaining judgment in any court if it is necessary to convert a sum due from the Borrower hereunder or under any other Loan Document in one Currency expressed to be payable herein (the “Specified Currency”) into another Currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the Specified Currency with such other currency at the Agent’s main Cleveland, Ohio office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of the Borrower in respect of any sum due hereunder shall, notwithstanding any judgment in a Currency other than the Specified Currency, be discharged only to the extent that on the Business Day following receipt by any Lender (including the Agent), as the case may be, of any sum adjudged to be so due in such other Currency such Lender (including the Agent), as the case may be, may in accordance with normal, reasonable banking procedures purchase the Specified Currency with such other Currency. If the amount of the Specified Currency so purchased is less than the sum originally due to such Lender (including the Agent), as the case may be, in the Specified Currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender (including the Agent), as the case may be, against such loss, and to pay such additional amounts upon demand from Agent. All of the Borrower's obligations under this §36 shall survive termination of this Agreement and repayment of all other Obligations hereunder.

§37.        WAIVER OF CLAIMS.

Borrower for itself and the Guarantors acknowledges, represents and agrees that Borrower and Guarantors as of the date hereof have no defenses, setoffs, claims, counterclaims or causes of action of any kind or nature whatsoever with respect to the “Loan Documents” (as defined in the Existing Credit Agreement and this Agreement), the administration or funding of the “Loans” or the “Letters of Credit” (as such terms are defined in the Existing Credit Agreement and this Agreement), or with respect to any acts or omissions of Agent or any Lender, or any past or present officers, agents or employees of Agent or any Lender (whether under the Existing Credit Agreement, this Agreement or any of such “Loan Documents”), and each of Borrower and Guarantors does hereby expressly waive, release and relinquish any and all such defenses, setoffs, claims, counterclaims and causes of action arising on or before the date hereof, if any.

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§38.        CONSENT TO AMENDMENT AND RESTATEMENT; EFFECT OF AMENDMENT AND RESTATEMENT.

Pursuant to §27 of the Existing Credit Agreement, KeyBank as the Agent under the Existing Credit Agreement and each Lender hereby consents to the amendment and restatement of the Existing Credit Agreement pursuant to the terms of this Agreement and the amendment or amendment and restatement of the other “Loan Documents” (as defined in the Existing Credit Agreement), and by execution hereof the Lenders authorize the Agent to enter into such agreements. On the Closing Date, the Existing Credit Agreement shall be amended and restated in its entirety by this Agreement, and the Existing Credit Agreement, except as specifically set forth herein, shall thereafter be of no further force and effect and shall be deemed replaced and superseded in all respects by this Agreement. The parties hereto acknowledge and agree that this Agreement does not constitute a novation or termination of the “Obligations” under the Existing Credit Agreement, which remain outstanding as of the Closing Date. All interest and fees accrued and unpaid under the Existing Credit Agreement as of the date of this Agreement shall be due and payable in the amount determined pursuant to the Existing Credit Agreement for periods prior to the Closing Date on the next payment date for such interest or fee set forth in this Agreement.

§39.        ACKNOWLEDGEMENT REGARDING ANY SUPPORTED QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for a Derivatives Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

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IN WITNESS WHEREOF, each of the undersigned have caused this Agreement to be executed by its duly authorized representatives as of the date first set forth above.

BORROWER:

GLOBAL NET LEASE OPERATING PARTNERSHIP, L.P., a Delaware limited partnership

By:	GLOBAL NET LEASE, INC., a Maryland corporation, its general partner
	By:	/s/ Christopher Masterson
	Name:	Christopher Masterson
	Title:	CFO, Treasurer, and Secretary

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AGENT AND LENDERS:

KEYBANK NATIONAL ASSOCIATION, individually as a Lender and as the Agent

By:	/s/ Jonathan Bond
Name:	Jonathan Bond
Title:	Assistant Vice President

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CAPITAL ONE, NATIONAL ASSOCIATION, individually as a Lender and as a Co-Syndication Agent

By:	/s/ Peter Ilovic
Name:	Peter Ilovic
Title:	Vice President

[Signatures Continued on Next Page]

First Amended and Restated Credit Agreement

CITIZENS BANK, N.A., individually as a Lender and as a Co-Syndication Agent

By:	/s/ Michelle M. Dawson
Name	: Michelle M. Dawson
Title:	Vice President

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BMO HARRIS BANK, N.A., individually as a Lender and as a Co-Syndication Agent

By:	/s/ Lloyd Baron
Name:	Lloyd Baron
Title:	Director

[Signatures Continued on Next Page]

MIZUHO BANK, LTD., individually as a Lender and as a Co-Syndication Agent

By:	/s/ Donna DeMagistris
Name:	Donna DeMagistris
Title:	Authorized Signatory

[Signatures Continued on Next Page]

First Amended and Restated Credit Agreement

SUMITOMO MITSUI BANKING CORPORATION, individually as a Lender, as a Co-Syndication Agent and as the Documentation Agent

By:	/s/ Keith J. Connolly
Name:	Keith J. Connolly
Title:	General Manager

[Signatures Continued on Next Page]

BBVA USA, an Alabama banking corporation, individually as a Lender and as a Co-Syndication Agent

By:	/s/ Scott Childs
Name:	Scott Childs
Title:	Senior Vice President

[Signatures Continued on Next Page]

SOCIÉTÉ GÉNÉRALE

By:	/s/ John Hogan
Name:	John Hogan
Title:	Director

[Signatures Continued on Next Page]

COMERICA BANK

By:	/s/ Charles Weddell
Name:	Charles Weddell
Title:	Vice President

[Signatures Continued on Next Page]

First Amended and Restated Credit Agreement

SYNOVUS BANK

By:	/s/ David Bowman
Name:	David Bowman
Title:	Director - Corporate Banking

[Signatures Continued on Next Page]

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Virginia Cosenza
Name:	Virginia Cosenza
Title:	Vice President

By:	/s/ Ming K Chu
Name:	Ming K Chu
Title:	Director

[Signatures Continued on Next Page]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Doreen Barr
Name:	Doreen Barr
Title:	Authorized Signatory

By:	/s/ Komal Shah
Name:	Komal Shah
Title:	Authorized Signatory

First Amended and Restated Credit Agreement

EXHIBITS AND SCHEDULES

Exhibit A	FORM OF JOINDER AGREEMENT

Exhibit B	FORM OF TERM LOAN NOTE

Exhibit C	FORM OF REVOLVING CREDIT NOTE

Exhibit D	FORM OF SWING LOAN NOTE

Exhibit E	FORM OF REQUEST FOR REVOLVING CREDIT LOAN

Exhibit F	FORM OF LETTER OF CREDIT REQUEST

Exhibit G	FORM OF LETTER OF CREDIT APPLICATION

Exhibit H	FORM OF UNENCUMBERED POOL CERTIFICATE

Exhibit I	FORM OF COMPLIANCE CERTIFICATE

Exhibit J	FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

Exhibit K	FORM OF UNENCUMBERED POOL ASSET CERTIFICATE

Exhibit L	FORM OF U.S. TAX COMPLIANCE CERTIFICATE

Schedule 1.1	LENDERS AND COMMITMENTS

Schedule 1.2	UNENCUMBERED POOL ASSETS

Schedule 1.3	ELIGIBLE REAL ESTATE QUALIFICATION DOCUMENTS

Schedule 4.3	ACCOUNTS

Schedule 6.3	TITLE TO PROPERTIES

Schedule 6.5	NO MATERIAL CHANGES

Schedule 6.7	PENDING LITIGATION

Schedule 6.10	TAX STATUS AND TAXPAYER IDENTIFICATION NUMBER

Schedule 6.14	CERTAIN TRANSACTIONS

Schedule 6.20(a)	SUBSIDIARIES OF REIT

Schedule 6.20(b)	UNCONSOLIDATED AFFILIATES OF REIT AND ITS SUBSIDIARIES

Schedule 6.24	OTHER DEBT

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